Exhibit 10.2

SERIES A PREFERRED UNIT

PURCHASE AGREEMENT

among

KIMBELL ROYALTY PARTNERS, LP,

and

THE SEVERAL PURCHASERS PARTY HERETO

August 2, 2023

TABLE OF CONTENTS

ii

SCHEDULE 1.01 – Firm Purchased Units
SCHEDULE 3.03 – Partnership Subsidiaries
SCHEDULE 5.09 – Exclusivity

EXHIBIT A – Form of Opinion	A-1
EXHIBIT B – Form of Partnership Agreement Amendment	B-1
EXHIBIT C – Form of Registration Rights Agreement	C-1
EXHIBIT D – LongPoint Purchase Agreement	D-1
EXHIBIT E – Form of VCOC Letter	E-1
EXHIBIT F – Form of Board Rights Agreement	F-1

iii

SERIES A PREFERRED UNIT PURCHASE AGREEMENT

This Series A Preferred Unit Purchase Agreement, dated as of August 2, 2023 (this “Agreement”), is entered into by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), Apollo Accord+ Aggregator A, L.P., Apollo Accord V Aggregator A, L.P., Apollo Defined Return Aggregator A, L.P., Apollo Calliope Fund, L.P., Apollo Excelsior, L.P., Apollo Credit Strategies Master Fund Ltd., Apollo Atlas Master Fund, LLC, Apollo Union Street SPV, L.P., Host Plus PTY Limited - Accord, Apollo Delphi Fund, L.P., Apollo Royalties Partners I, L.P., AHVF (AIV), L.P., AHVF Intermediate Holdings, L.P., AHVF TE/892/QFPF (AIV), L.P. and ACMP Holdings, LLC (such entities listed after the Partnership, each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Partnership desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, the Purchased Units (as defined below), in accordance with the provisions of this Agreement; and

WHEREAS, the Partnership has agreed to provide the Purchasers with certain registration rights with respect to the Conversion Units (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.01          Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Partnership Entities, on the one hand, and the Purchasers, on the other, shall not be considered Affiliates of one another and (b) any fund or account managed, advised or subadvised, directly or indirectly, by any Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“ACMP Holdings” means ACMP Holdings, LLC.

“AGS” means Apollo Global Securities, LLC.

“Arrangement Fee” has the meaning ascribed to such term in the Arrangement Fee Letter.

“Arrangement Fee Letter” means that certain letter agreement between the Partnership and AGS dated July 27, 2023.

“Board Rights Agreement” means the Board Rights Agreement, to be entered into at the Closing, among the Partnership, the General Partner, Kimbell GP Holdings and the Purchasers, substantially in the form attached hereto as Exhibit F.

“Bridge Commitment Fee” means the amount (in no event less than zero) equal to (i) 1.0% multiplied by (ii) the Bridge Purchase Price, if any.

“Bridge Commitment” means, with respect to ACMP Holdings, an amount equal to (a) the Bridge Purchase Price minus (b) ACMP Holdings’ pro rata percentage of the applicable expenses incurred prior to the Closing referred to in Section 8.01 and minus (c) the Bridge Commitment Fee.

“Bridge Funding Request” has the meaning set forth in Section 2.01(b).

“Bridge Option Fee” means an amount (in no event less than $750,000) equal to the sum of (a) $750,000 plus (b) the First Extension Fee, if any, plus (c) the Second Extension Fee, if any.

“Bridge Termination Date” means August 9, 2023, unless such date is extended to August 16, 2023 by the timely delivery to the Purchaser Representative of a First Extension Notice in accordance with the definition of the term “First Extension Amount,” which extended date may be further extended to September 19, 2023 by the timely delivery to the Purchaser Representative of a Second Extension Notice in accordance with the definition of the “Second Extension Amount.”

“Bridge Purchase Price” means an amount equal to (a) the number of Bridge Purchased Units multiplied by (b) the Series A Issue Price.

“Bridge Purchased Units” has the meaning set forth in Section 2.01(b).

“Bridge Units” has the meaning set forth in Section 2.01(b).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Stock” means, with respect to any Person, (a) shares of stock, partnership interests, membership interests, or other equity (whether voting or non-voting) or voting interest in, such Person, (b) any securities convertible into or exchangeable for shares of any such interest described in clause (a) above in, such Person, (c) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any such interest described in clause (a) above in, or any securities convertible into or exchangeable for shares of any such interest described in clause (a) above in, such Person, and (d) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any such interest described in clause (a) above (including any voting debt) in, such Person.

“Class B Units” means Class B units representing limited partner interests in the Partnership.

“Closing” has the meaning specified in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means common units representing limited partner interests in the Partnership.

“Confidentiality Agreement” means the confidentiality agreement entered into by the Partnership and Apollo Capital Management, L.P., dated as of July 24, 2023, as may be amended from time to time.

“Consent” has the meaning specified in Section 3.14.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Conversion Units” means any and all Common Units issuable upon conversion of the Purchased Units (including any Common Units issuable as a result of any accretion resulting from any accrued and unpaid distributions to the holders of the Purchased Units) as set forth in Section 8 of the Supplemental Terms Annex.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 13, 2023, by and among Kimbell Royalty Partners, LP, each of the guarantors party thereto, the several lenders from time to time parties thereto and Citibank, N.A., as administrative agent, and when and after amended, as amended by that certain Credit Agreement Amendment.

“Credit Agreement Amendment” means that certain Amendment No. 1 to Credit Agreement, dated July 24, 2023, by and among Kimbell Royalty Partners, LP, as the borrower, the several lenders party thereto from time to time, and Citibank, N.A., as administrative agent.

“Customary Credit Facility” means a reserve-based revolving credit facility (including the Credit Agreement, as in effect on the date hereof) (a) with a conforming borrowing base based on the normal and customary standards and practices of, and provided solely by an administrative agent and lenders that are, commercial banks that are regulated by the U.S. Office of the Comptroller of the Currency and are in the business of valuing and re-determining the value of oil and gas properties in connection with conforming, reserve-based oil and gas loan transactions in the United States based upon, inter alia, the review by such lenders of the hydrocarbon reserves, royalty interests and assets and liabilities of the borrower and guarantors thereunder, with such valuation being determined at least semi-annually during each year and on such other occasions as may be required or provided for by the terms of the documentation therefor, (b) with respect to which all Indebtedness (as such term is defined in the Supplemental Terms Index) and other obligations under such credit facility are pari passu in right of payment, pricing, security and liquidation thereof, and (c) that does not carry any call protection (including, without limitation, any make-whole protection, prepayment premium, yield protection or similar protection or premium).

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Drop-Dead Date” means October 13, 2023.

“Environmental Laws” has the meaning specified in Section 3.24.

“ERISA” means Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Partnership Entities, any member of any group or organization described in Section 414(b), (c), (m) or (o) of the Code of which the Partnership Entities is a member.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Extension Notices” means the First Extension Notice and the Second Extension Notice.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Firm Funding Obligation” means, with respect to each Purchaser of Firm Purchased Units, an amount equal to (a) the Purchaser Commitment Percentage multiplied by the Firm Purchase Price minus (b) such Purchaser’s pro rata percentage of the applicable expenses incurred prior to the Closing referred to in Section 8.01 and minus (c) the Purchaser Commitment Percentage multiplied by the Upfront Fee.

“Firm Purchase Price” means $325,000,000.

“Firm Purchased Units” has the meaning set forth in Section 2.01(a).

“First Extension Amount” means an amount equal to $75,000,000 or a lesser amount, in each case specified by the Partnership in a written notice (the “First Extension Notice”) delivered to the Purchaser Representative prior to August 9, 2023, provided that (a) if the Closing does not occur prior to August 9, 2023 and no First Extension Notice is timely delivered, the First Extension Amount shall equal $0, and (b) if the Closing occurs prior to August 9, 2023, the First Extension Amount shall equal the Bridge Purchase Price, if any.

“First Extension Fee” means an amount (in no event less than zero) equal to: (a) 1.0% multiplied by (b) the First Extension Amount.

“First Extension Notice” has the meaning set forth in the definition of First Extension Amount.

“Funding Obligation” means, with respect to each Purchaser, an amount equal to the sum of such Purchaser’s (a) Firm Funding Obligation and (b) Bridge Commitment.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date hereof; provided that for the financial statements of the Partnership prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.

“General Partner” means Kimbell Royalty GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Partnership mean a Governmental Authority having jurisdiction over any of the Partnership Entities or any of their respective Properties.

“GP Interests” has the meaning specified in Section 3.02(b).

“Indemnified Party” has the meaning specified in Section 6.03(b).

“Indemnifying Party” has the meaning specified in Section 6.03(b).

“Intellectual Property” has the meaning specified in Section 3.39.

“Intermediate Holdings” has the meaning specified in Section 3.03(b).

“Kimbell GP Holdings” means Kimbell GP Holdings, LLC, a Delaware limited liability company.

“Kimbell Operating” has the meaning specified in Section 3.03(a).

“Knowledge” means, with respect to the Partnership, the actual knowledge of Robert D. Ravnaas, R. Davis Ravnaas or Matthew S. Daly.

“KRP SEC Documents” means the Partnership’s forms, registration statements, reports, schedules and statements filed by it since January 1, 2022 under the Exchange Act or the Securities Act, as applicable.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, security interest, security agreement, conditional sale, trust receipt, charge or claim or a lease, consignment or bailment, preference or priority, assessment, deed of trust, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“LongPoint Purchase Agreement” mean the Securities Purchase Agreement between LongPoint Minerals II, LLC, the Partnership and the Operating Company, dated the date hereof and in substantially the form attached hereto as Exhibit D.

“Losses” has the meaning specified in Section 6.01.

“Material Adverse Effect” means any change, event or effect that, individually or together with any other changes, events or effects, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, prospects, Properties, assets or results of operations of the Partnership Entities, taken as a whole, or (b) the ability of any of the Partnership Entities, as applicable, to perform its obligations under the Transaction Documents; provided, however, that a Material Adverse Effect shall not include any adverse effect on the foregoing to the extent such adverse effect results from, arises out of or relates to (i) a general deterioration in the economy or changes in the general state of the markets or industries in which any of the Partnership Entities operates (including, for the avoidance of doubt, adverse changes (A) in commodity prices, (B)  in capital spending by energy sector participants or their customers and (C) in production profiles in oil and gas producing basins in North America), (ii) any deterioration in the condition of the capital markets or any inability on the part of the Partnership Entities to access the capital markets, (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency, acts of war (whether or not declared) or the occurrence of any other calamity or crisis, including acts of terrorism, hurricane, flood, tornado, earthquake or other natural disaster, (iv) any change in accounting requirements or principles imposed upon the Partnership Entities or their respective businesses or any change in applicable Law, or the interpretation thereof, (v) any change in the credit rating and/or outlook of any of the Partnership Entities or any of their securities (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (vi) changes in the market price or trading volume of the Common Units (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred) or (vii) any failure of the Partnership to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Material Adverse Effect has occurred), except, with respect to clauses (i), (ii), (iii) and (iv), to the extent that such Partnership Entities, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants.

“Mineral Interests” has the meaning specified in Section 3.29.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in Section 3.34.

“Operating Company” means Kimbell Royalty Operating, LLC, a Delaware limited liability company.

“OpCo Amendment” has the meaning specified in Section 5.03.

“OpCo Units” means units representing limited liability company interests in the Operating Company.

“Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 18, 2022, as amended and supplemented from time to time in accordance with the terms thereof (including, as the context requires, by the Partnership Agreement Amendment and the Supplemental Terms Annex).

“Partnership Agreement Amendment” has the meaning specified in Section 2.06(a)(ii).

“Partnership Entities” means, collectively, the Partnership, the General Partner and their respective Subsidiaries.

“Partnership Related Parties” has the meaning specified in Section 6.02.

“Permit” has the meaning specified in Section 3.27.

“Permitted LongPoint Modifications” means any amendment, modification or waiver of any of the terms or conditions of the LongPoint Purchase Agreement (x) for which the Purchaser Representative provides written consent or (y) that is not materially adverse to the Purchasers taken as a whole or any other holder of Series A Preferred Units, in each case, in its capacity as a holder of Series A Preferred Units, it being understood that, each of the following amendments, modifications or waivers shall be considered materially adverse to the Purchasers or any other holder of Series A Preferred Units, in each case, in its capacity as a holder of Series A Preferred Units: (a) any substantive modification, amendment, or waiver to the definition of Buyer Material Adverse Effect (as defined in the LongPoint Purchase Agreement); (b) any increase in the purchase price payable by the Partnership for the transactions contemplated under the LongPoint Purchase Agreement, except pursuant to the purchase price adjustment provisions contained therein, as such provisions are in effect on the date of this Agreement; (c) any assumption of any material liability by the Partnership or any of its Affiliates that is not contemplated by the terms of the LongPoint Purchase Agreement as in effect on the date of this Agreement and (d) any material modification, amendment or waiver to any condition of the Partnership to closing under the LongPoint Purchase Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Purchase Price” means an amount equal to the sum of (a) the Firm Purchase Price plus (b) the Bridge Purchase Price, if any.

“Purchased Units” has the meaning specified in Section 2.01.

“Purchaser” and “Purchasers” each have the meaning specified in the introductory paragraph of this Agreement.

“Purchaser Commitment Percentage” means, with respect to each Purchaser of Firm Purchased Units, (a) the number of Firm Purchased Units set forth opposite such Purchaser's name on Schedule 1.01 divided by (b) 325,000.

“Purchaser Related Parties” has the meaning specified in Section 6.01.

“Purchaser Representative” has the meaning specified in Section 8.08(a)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, between the Partnership, the Purchasers and the other parties thereto, substantially in the form attached hereto as Exhibit C.

“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

“Rights-of-Way” has the meaning specified in Section 3.30.

“Ryder Scott” has the meaning specified in Section 3.36.

“Sanctioned Person” has the meaning specified in Section 3.34.

“Second Extension Amount” means (a) if a First Extension Notice was not timely delivered (or specified a First Extension Amount of $0), $0, or (b) if a First Extension Notice was timely delivered and specified a First Extension Amount greater than $0, an amount equal to the First Extension Amount or a lesser amount, in each case specified by the Partnership in a written notice (the “Second Extension Notice”) delivered to the Purchaser Representative prior to August 16, 2023, provided that (i) if the Closing does not occur before August 16, 2023 and no Second Extension Notice is timely delivered, the Second Extension Amount shall equal $0, and (ii) if the Closing occurs prior to August 16, 2023, the Second Extension Amount shall equal the Bridge Purchase Price, if any.

“Second Extension Fee” means an amount (in no event less than zero) equal to: (a) 1.0% multiplied by (b) the Second Extension Amount.

“Second Extension Notice” has the meaning specified in the definition of Second Extension Amount.

“Second A&R OpCo Agreement” has the meaning specified in Section 5.03.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Issue Price” means $1,000.00.

“Series A Preferred Units” means the Partnership’s Series A Cumulative Convertible Preferred Units representing limited partner interests in the Partnership having the designations, preferences, rights, powers and duties set forth in the Partnership Agreement Amendment (including the Supplemental Terms Annex).

“Series A Required Voting Percentage” has the meaning specified in the Supplemental Terms Annex.

“Solvent” means, when used with respect to any Person, as of any date of determination, that on such date: (a) the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole, exceeds the sum of their debts (including contingent liabilities); (b) the present fair salable value of the property of such Person and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities (including contingent liabilities), as such debts and other liabilities become absolute and matured; (c) such Person and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct their business as contemplated on such date. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Supplemental Terms Annex” has the meaning specified in Section 2.06(a)(ii).

“Tax Return” means any return, report or similar filing (including the attached schedules, statements and exhibits) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, Capital Stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem, value added, production or severance taxes, escheat or unclaimed property obligations, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or any similar provisions of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any Contract.

“Third-Party Claim” has the meaning specified in Section 6.03(b).

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Partnership Agreement Amendment (including the Supplemental Terms Annex), the Board Rights Agreement, the Arrangement Fee Letter and any and all other agreements or instruments executed and delivered to the Purchasers by the Partnership or the General Partner hereunder or thereunder, as applicable.

“Upfront Fee” means an amount equal to: (a) 1.0% multiplied by (b) the Firm Purchase Price.

“VCOC Letter” means a management rights letter executed by the Partnership, substantially in the form attached hereto as Exhibit E.

Section 1.02          Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of the Partnership and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

Article II
AGREEMENT TO SELL AND PURCHASE

Section 2.01          Sale and Purchase.

(a)            Subject to the terms and conditions hereof, at the Closing, the Purchasers hereby agree to purchase from the Partnership, and the Partnership hereby agrees to issue and sell to each Purchaser, the number of Series A Preferred Units set forth opposite such Purchaser’s name on Schedule 1.01 attached hereto, collectively, totaling 325,000 Series A Preferred Units to be purchased by all of the Purchasers (the “Firm Purchased Units”).

(b)            Subject to the terms and conditions hereof, in exchange for the Bridge Option Fee, the Partnership may elect, during the period commencing on the date of this Agreement and ending on the Bridge Termination Date, to issue and sell to ACMP Holdings up to 75,000 Series A Preferred Units, as such number may be reduced after the date hereof in connection with the delivery or non-delivery of Extension Notices in accordance with the terms of this Section 2.01(b), at the Closing, to be purchased by ACMP Holdings (the “Bridge Units”). The number of Bridge Units with respect to which the Partnership is exercising the option (the “Bridge Purchased Units” and, together with the Firm Purchased Units, the “Purchased Units”) shall be specified in a written notice delivered by the Partnership to the Purchaser Representative no less than two Business Days prior to the Closing Date (the “Bridge Funding Request”). The Bridge Funding Request shall not exceed: (a) if the Closing occurs prior to August 9, 2023, 75,000 Series A Preferred Units; (b) if the Closing occurs after August 9, 2023, but prior to August 16, 2023, the number of Series A Preferred Units (rounded up to the nearest whole unit) determined by dividing the First Extension Amount, if any, specified in a timely delivered First Extension Notice (which must, for the avoidance of doubt, be delivered prior to August 9, 2023) by the Series A Issue Price; and (c) if the Closing occurs after August 16, 2023 but on or prior to September 19, 2023, the number of Series A Preferred Units (rounded up to the nearest whole unit) determined by dividing the Second Extension Amount, if any, specified in a timely delivered Second Extension Notice (which must, for the avoidance of doubt, be delivered prior to August 16, 2023) by the Series A Issue Price. For the avoidance of doubt, (A) the Partnership shall not have the right to issue and sell any Bridge Units to the Purchasers after the Closing and (B) whether or not the Closing has occurred by the Bridge Termination Date, Partnership shall not have the right to issue and sell any Bridge Units to the Purchasers after the Bridge Termination Date.

(c)            The Purchased Units shall be purchased for the consideration contemplated to be delivered to the Partnership by each Purchaser at the Closing pursuant to Section 2.06(b)(iv) of this Agreement, and upon the Closing, each Purchaser, in its capacity as the holder of such Series A Preferred Units, shall be bound by the terms and provisions of the Partnership Agreement Amendment and the Supplemental Terms Annex in respect of the Purchased Units purchased by such Purchaser.

Section 2.02          Closing. The consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place (a) on the day on which the conditions set forth in Section 2.03, Section 2.04 and Section 2.05 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or due waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or (b) at such other time and place as the Partnership and the Purchaser Representative may agree in writing. The Closing shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 (or such other location as agreed to by the Partnership and the Purchaser Representative).

Section 2.03          Mutual Conditions. The respective obligations of each party to consummate the purchase and sale of the Purchased Units at the Closing shall be subject to the satisfaction or due waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a)            no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

(b)            there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

(c)            the closing of the transactions contemplated by the LongPoint Purchase Agreement shall have occurred, or shall occur concurrently, with the Closing.

Section 2.04          Conditions to the Purchasers’ Obligations. The obligation of each of the Purchasers to consummate its purchase of Purchased Units at the Closing shall be subject to the satisfaction, or due waiver by the Purchasers, on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Purchasers in writing, in whole or in part, to the extent permitted by applicable Law):

(a)            the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects (other than (i) those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.13 or Section 3.17 (which shall be true and correct other than de minimis inaccuracies) and (ii) representations and warranties in other Sections that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made, and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

(b)            the Partnership shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;

(c)            the NYSE shall have authorized, upon official notice of issuance, the listing of the Conversion Units;

(d)            no notice of delisting from the NYSE shall have been received by the Partnership with respect to the Common Units;

(e)            there shall not have occurred a Material Adverse Effect;

(f)            the LongPoint Purchase Agreement shall not have been amended or otherwise modified in any respect, and the terms of the LongPoint Purchase Agreement shall not have been waived by the Partnership in any respect (whether any such waiver is effected by way of amendment to the LongPoint Purchase Agreement or otherwise), in each such case, other than amendments, modifications and waivers that constitute Permitted LongPoint Modifications;

(g)            the Credit Agreement Amendment shall remain effective and all terms thereof (including all terms of the Credit Agreement as so amended by the Credit Agreement Amendment) shall remain in full force and effect and shall not have been modified; and

(h)            the Partnership shall have delivered, or caused to be delivered, to the Purchasers and the other Persons specified in Section 2.06(a) the Partnership’s closing deliveries described in Section 2.06(a), as applicable.

Section 2.05          Conditions to the Partnership’s Obligations. The obligation of the Partnership to consummate the sale and issuance of the Purchased Units to the Purchasers at the Closing shall be subject to the satisfaction, or due waiver by the Partnership, on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

(a)            the representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

(b)            the Purchasers shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by them on or prior to the Closing Date; and

(c)            the Purchasers shall have delivered, or caused to be delivered, to the Partnership the Purchasers’ closing deliveries described in Section 2.06(b), as applicable.

Section 2.06          Deliveries at the Closing.

(a)            Deliveries of the Partnership. At the Closing, the Partnership shall deliver, or cause to be delivered, to the Purchasers and the other Persons specified in this Section 2.06(a):

(i)              an opinion from White & Case LLP, counsel for the Partnership, in the form attached hereto as Exhibit A, which shall be addressed to the Purchaser Representative and dated the Closing Date;

(ii)             a fully executed copy of Amendment No. 1 to the Partnership Agreement adopting the Supplemental Terms Annex A to the Partnership Agreement, substantially in the form attached hereto as Exhibit B (the “Partnership Agreement Amendment” and such annex, the “Supplemental Terms Annex”);

(iii)            an executed counterpart of the Registration Rights Agreement;

(iv)            a fully executed “Supplemental Listing Application” approving the Conversion Units for listing by the NYSE;

(v)            evidence, in form and substance reasonably acceptable to the Purchasers, of issuance of the Purchased Units to the applicable Purchaser credited to book-entry accounts maintained by the transfer agent of the Partnership, bearing a restrictive notation meeting the requirements of the Partnership Agreement, free and clear of any Liens, other than transfer restrictions under this Agreement, the Partnership Agreement or the Delaware LP Act and applicable federal and state securities Laws and those Liens created by the Purchasers;

(vi)            a certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of the Partnership, dated the Closing Date, in form and substance reasonably acceptable to the Purchasers, certifying as to and attaching (A) the certificate of limited partnership of the Partnership, (B) the Partnership Agreement, (C) board resolutions authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units and the Conversion Units, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Partnership or the General Partner, as applicable, setting forth the name and title and bearing the signatures of such officers;

(vii)           a certificate of the Secretary of State of each applicable state in which any Partnership Entity was formed or incorporated, dated within five Business Days prior to the Closing Date, to the effect that each of the Partnership Entities is in good standing in its jurisdiction of formation or incorporation;

(viii)          a certificate of the Chief Executive Officer and the Chief Financial Officer of the General Partner, on behalf of the Partnership, dated the Closing Date, in form and substance reasonably acceptable to the Purchasers, certifying, in their applicable capacities, to the effect that the conditions set forth in Section 2.03(c), Section 2.04(a) and Section 2.04(b) have been satisfied;

(ix)             a cross-receipt, in form and substance reasonably acceptable to the Purchasers, executed by the Partnership and delivered to the Purchasers certifying as to the Partnership’s receipt of the Funding Obligation from each Purchaser, and upon receipt of the Funding Obligation from each Purchaser, the Upfront Fee, the Bridge Commitment Fee and all applicable expenses referred to in Section 8.01 that are included in the calculation of each Purchaser’s Funding Obligation shall be deemed to have been paid by the Partnership;

(x)              a counterpart of a VCOC Letter for each Purchaser who informs the Partnership that it requires the rights contemplated by such VCOC Letter, each of which shall have been duly executed by the Partnership;

(xi)             a counterpart to the Board Rights Agreement, which shall have been duly executed by the Partnership, the General Partner and Kimbell GP Holdings;

(xii)            payment of the Arrangement Fee to AGS in accordance with the Arrangement Fee Letter;

(xiii)           payment of the Bridge Option Fee to ACMP Holdings by wire transfer of immediately available funds to an account designated by ACMP Holdings;

(xiv)          a copy of the OpCo Amendment, duly executed by the Partnership, in its capacity as the managing member of the Operating Company, and each other member of the Operating Company who is required to adopt the OpCo Amendment under the terms of the Second A&R OpCo Agreement; and

(xv)           such other documents relating to the transactions contemplated by this Agreement or the other Transaction Documents as the Purchasers may reasonably request.

(b)            Deliveries of the Purchasers. At the Closing, the Purchasers shall deliver or cause to be delivered to the Partnership:

(i)              a counterpart of the Registration Rights Agreement, which shall have been duly executed by each Purchaser;

(ii)             a cross-receipt from each Purchaser, in form and substance reasonably acceptable to the Partnership, executed by such Purchaser and delivered to the Partnership certifying that such Purchaser has received from the Partnership the number of Purchased Units (the Firm Purchased Units as set forth opposite such Purchaser’s name on Schedule 1.01) to be received by such Purchaser in connection with the Closing;

(iii)            a certificate from each Purchaser of an authorized officer of such Purchaser, dated the Closing Date, in his or her applicable capacity, in form and substance reasonably acceptable to the Partnership, to the effect that the conditions set forth in Section 2.05(a) and Section 2.05(b) have been satisfied;

(iv)            payment of the Funding Obligation by each Purchaser to the Partnership, payable by wire transfer of immediately available funds to an account designated in advance of the Closing Date by the Partnership;

(v)             a duly executed Internal Revenue Service Form W-9 or applicable Internal Revenue Service form W-8 from each Purchaser and AGS;

(vi)            a joinder to the Confidentiality Agreement, in form and substance reasonably satisfactory to the Partnership, duly executed by each Purchaser;

(vii)           a counterpart of each VCOC Letter, in each case, which shall have been duly executed by the relevant Purchaser that requires the rights contemplated by such VCOC Letter;

(viii)          a counterpart to the Board Rights Agreement, which shall have been duly executed by each Purchaser; and

(ix)            such other documents relating to the transactions contemplated by this Agreement as the Partnership may reasonably request.

Section 2.07          Further Assurances. From time to time after the date hereof, without further consideration, the Partnership and the Purchasers shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES AND
COVENANTS RELATED TO THE PARTNERSHIP

The Partnership represents and warrants to and covenants with the Purchasers as follows:

Section 3.01          Organization and Power.

(a)            Each of the Partnership Entities has been duly organized and is validly existing as a limited liability company or limited partnership, as applicable, in good standing under the Laws of the jurisdiction of its formation or organization with requisite limited liability company or limited partnership power, as applicable, and authority to own, lease and operate its Properties and to conduct its business as described in the KRP SEC Documents and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of Property requires such qualification, except where the failure to so register or qualify has not had or will not have a Material Adverse Effect.

(b)            Each of the Partnership Entities has full limited partnership or limited liability company power and authority (i) to execute and deliver this Agreement and the other Transaction Documents, in each case, to which such Partnership Entity is a party and consummate the transactions contemplated hereby and thereby, (ii) in the case of the Partnership, to issue, sell and deliver the Purchased Units and (iii) in the case of the General Partner, to act as the general partner of the Partnership.

(c)            The Organizational Documents of each of the Partnership Entities have been, and in the case of the Partnership Agreement Amendment and the Supplemental Terms Annex, at the Closing will be, duly authorized, executed and delivered by any Partnership Entity party thereto and are, and in the case of the Partnership Agreement Amendment and the Supplemental Terms Annex, at the Closing will be, valid and legally binding agreements of the applicable Partnership Entity, enforceable against such Partnership Entity thereto in accordance with their respective terms; provided, that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 3.02          Capitalization and Valid Issuance of Units.

(a)            As of the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 65,507,635 Common Units and 20,853,618 Class B Units. As of the date hereof, there are 3,167,982 Common Units remaining available for issuance under the Partnership’s long-term incentive plan. All outstanding Common Units, Class B Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). As of the date hereof, there are no, and as of the Closing Date, there will be no, limited partner interests of the Partnership that are senior to or pari passu with, in right of distribution, the Series A Preferred Units.

(b)            The General Partner is the sole general partner of the Partnership, with a non-economic general partner interest in the Partnership (the “GP Interests”). The GP Interests have been duly authorized and validly issued in accordance with the Partnership Agreement, and the General Partner owns such GP Interests free and clear of all Liens, except for restrictions on transferability contained in the Partnership Agreement, the Delaware LP Act or as disclosed in the KRP SEC Documents.

(c)            As of the date hereof, the Partnership is the owner of 65,507,635 OpCo Units. The Partnership is, and at the Closing Date, will be, the managing member of the Operating Company. The OpCo Units have been duly authorized and validly issued in accordance with the Organizational Documents of the Operating Company and are fully paid (to the extent required under such Organizational Documents) and nonassessable (except as such nonassessability may be affect by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act); and the Partnership owns such equity interests free and clear of all Liens, other than as disclosed in the KRP SEC Documents, Liens arising under the Credit Agreement and restrictions on transfer under such Organizational Documents or applicable state or federal securities laws or the Delaware LLC Act.

(d)            Upon issuance in accordance with this Agreement and the Partnership Agreement, the Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) such Liens as are created by the Purchasers and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.

(e)            The Purchased Units and the limited partner interests represented thereby will be duly authorized by the Partnership pursuant to the Partnership Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) such Liens as are created by the Purchasers and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.

(f)            Except (i) as contained in the Partnership Agreement, (ii) for the Purchased Units to be issued pursuant to this Agreement, (iii) for awards issued pursuant to the Partnership’s long-term incentive plans or (v) as disclosed in the KRP SEC Documents, there are no profits interests, options, warrants, preemptive rights, rights of first refusal or other rights to subscribe for, purchase or exchange or convert into, nor any restriction upon the voting or transfer of, any Capital Stock of any of the Partnership Entities, in each case, pursuant to the Organizational Documents or any other Contract to which any such Partnership Entity is a party or by which any such Partnership Entity may be bound or otherwise.

Section 3.03          Ownership of the Subsidiaries.

(a)            The General Partner is the sole member of Kimbell Operating Company, LLC, a Delaware limited liability company (“Kimbell Operating”), and owns 100% of the limited liability company interests in Kimbell Operating. Such equity interests have been duly authorized and validly issued in accordance with the Organizational Documents of Kimbell Operating and are fully paid (to the extent required under such Organizational Documents) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act); and the General Partner owns such membership interests free and clear of all Liens, other than as disclosed in the KRP SEC Documents, restrictions on transfer under such Organizational Documents or applicable state or federal securities laws or the Delaware LLC Act.

(b)            The Operating Company is the sole member of Kimbell Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate Holdings”) and owns 100% of the limited liability company interests Intermediate Holdings. Such equity interests have been duly authorized and validly issued in accordance with the Organizational Documents of Intermediate Holdings, respectively, and are fully paid (to the extent required under such applicable Organizational Documents) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act); and the Partnership owns such equity interests free and clear of all Liens, other than as disclosed in the KRP SEC Documents, Liens arising under the Credit Agreement and restrictions on transfer under such Organizational Documents or applicable state or federal securities laws or the Delaware LLC Act.

(c)            Intermediate Holdings owns 100% of the limited liability company interests in Haymaker Holding Company, LLC, Haymaker Properties GP, LLC, Kimbell Royalty Holdings, LLC, Phillips Energy Partners II, LLC and Phillips Energy Partners III, LLC. Such equity interests have been duly authorized and validly issued in accordance with the Organizational Documents applicable thereto and have been fully paid (to the extent required under such Organizational Documents) and are nonassessable (except as such nonassessability may be affected by Sections 18.607 and 18-804 of the Delaware LLC Act); and Intermediate Holdings owns such equity interests free and clear of all Liens, other than as disclosed in the KRP SEC Documents, Liens arising under the Credit Agreement and restrictions on transfer under such Organizational Documents or applicable state or federal securities laws or the Delaware LLC Act.

(d)            Intermediate Holdings owns 100.0% of the limited partner interests in Haymaker Properties, LP. Such equity interests have been duly authorized and validly issued in accordance with the Organizational Documents applicable thereto and have been fully paid (to the extent required under such Organizational Documents) and are nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and Intermediate Holdings owns such equity interests free and clear of all Liens, other than as disclosed in the KRP SEC Documents, Liens arising under the Credit Agreement and restrictions on transfer under such Organizational Documents or applicable state or federal securities laws or the Delaware LP Act.

(e)            Other than its direct or indirect ownership of the other Partnership Entities, the General Partner does not own, directly or indirectly, any Capital Stock or long-term debt securities or other securities of any other Person. Other than the Partnership’s direct or indirect ownership of the Capital Stock set forth opposite the name of each Person under the headings “Partnership Subsidiaries” on Schedule 3.03 attached hereto, the Partnership does not own, directly or indirectly, any Capital Stock or long-term debt securities or other securities of any Person.

Section 3.04          KRP SEC Documents. Since January 1, 2022, the Partnership’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act have been filed with the Commission on a timely basis. The KRP SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness), except to the extent corrected by a subsequent KRP SEC Document: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made in the case of any such documents other than a registration statement, not misleading; and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

Section 3.05          Financial Statements.

(a)            The historical financial statements (including the related notes) contained or incorporated by reference in the KRP SEC Documents, (i) present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods and (ii) have been prepared in accordance with GAAP consistently applied throughout the periods involved, in each case except to the extent disclosed therein. The other financial information of the Partnership Entities, including non-GAAP financial measures, if any, contained or incorporated by reference in the KRP SEC Documents has been derived from the accounting records of the Partnership Entities, and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of the Partnership that has caused it to believe that the statistical and market-related data included in the KRP SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable KRP SEC Documents were filed.

(b)            Since the date of the most recent balance sheet of the Partnership audited by the Partnership’s auditor, (i) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the KRP SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects, and (ii) based on an annual evaluation of disclosure controls and procedures, the Partnership is not aware of (A) any significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the ability of the Partnership to record, process, summarize and report financial information, or any material weaknesses in internal controls over financial reporting of the Partnership or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Partnership.

Section 3.06          Independent Registered Public Accounting Firm. Grant Thornton LLP, the certified public accountants who have audited and certified the audited financial statements contained or incorporated by reference in the KRP SEC Documents, is an independent registered public accounting firm with respect to the Partnership and the General Partner within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). Grant Thornton LLP has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership or any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.07          No Material Adverse Effect. Since December 31, 2022, except as described in the KRP SEC Documents: (a) none of the Partnership Entities have (i) incurred any material liabilities, or obligations, indirect, direct or contingent, or entered into any transaction that is not in the ordinary course of business, (ii) sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity, whether or not covered by insurance or (iii) paid or declared any dividends or other distributions with respect to its equity interests other than ordinary, quarterly distributions on the Common Units and Class B Units and the Partnership Entities are not in default under the terms of any outstanding obligations, (b) there has not been any change in the outstanding Capital Stock of the Partnership Entities, or any material change in the indebtedness of the Partnership Entities (in each case, other than in the ordinary course of business) and (c) there has not been any Material Adverse Effect.

Section 3.08          No Registration Required. Assuming the accuracy of the representations and warranties of the Purchasers contained in Article IV, the issuance and sale of the Purchased Units to the Purchasers pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Partnership nor, to the Partnership’s Knowledge, any Person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.

Section 3.09          No Restrictions or Registration Rights. Except as described in the Partnership Agreement or as contemplated by this Agreement, there are no restrictions upon the voting or transfer of, any equity securities of the Partnership. Except for such rights that have been waived or as expressly set forth in the Registration Rights Agreement, neither the offering nor sale of the Purchased Units as contemplated by this Agreement or the Partnership’s entry into the Registration Rights Agreement gives rise to or conflicts with any rights for or relating to the registration of any Purchased Units or other securities of the Partnership.

Section 3.10          Litigation. Except as described in the KRP SEC Documents, there are no actions, suits, claims, investigations, orders, injunctions or proceedings pending or, to the Knowledge of the Partnership, threatened or contemplated, to which any Partnership Entity or any of their respective directors or officers is or would be a party or to which any of their respective Properties is or would be subject at law or in equity, before or by any Governmental Authority, or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), which would, individually or in the aggregate, if resolved adversely to any Partnership Entity, materially impair such Partnership Entity individually, or the Partnership Entities in the aggregate, or which challenge the validity of any of the Transaction Documents or the right of either of the Partnership or the General Partner to enter into any of the Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Section 3.11          No Defaults. No Partnership Entity is in breach or violation of or in default under (nor has any event occurred which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (a) any of its Organizational Documents, (b) any Contract to which it is a party or by which it or any of its Properties may be bound or affected, (c) any Law, (d) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the NYSE), or (e) any decree, judgment or order applicable to it or any of its Properties, except in the case of clauses (b) through (e) for any such breaches, violations or defaults that would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.12          No Conflicts. The issuance and sale by the Partnership of the Purchased Units, the application of the proceeds thereof, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not conflict with, result in any breach or violation of, constitute a default under (or constitute any event which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under), or result in the creation or imposition of a Lien (other than Liens arising under or in connection with the Credit Agreement) on any Property or assets of any Partnership Entity pursuant to (a) the Organizational Documents of any of the Partnership Entities, (b) any Contract to which any of the Partnership Entities is a party or by which any of the Partnership Entities or any of their respective Properties may be bound or affected, (c) any Law, (d) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the NYSE), or (e) any decree, judgment or order applicable to any of the Partnership Entities or any of their respective Properties, except in the case of clauses (b) through (e) for any such breaches, violations or defaults that would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.13          Authority; Enforceability. The Partnership has all requisite limited partnership power and authority under the Partnership Agreement and the Delaware LP Act to issue, sell and deliver the Purchased Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All limited partnership and limited liability company action, as the case may be, required to be taken by the Partnership Entities or any of their partners or members for the authorization, issuance, sale and delivery of the Purchased Units, the execution and delivery of the Transaction Documents and the LongPoint Purchase Agreement and the consummation of the transactions contemplated thereby shall have been validly taken. No approval from the holders of outstanding Common Units and Class B Units is required under the Partnership Agreement or the rules of the NYSE in connection with the Partnership’s issuance and sale of the Purchased Units to the Purchasers or the Partnership’s issuance of the Conversion Units upon conversion of the Purchased Units. Each of the Transaction Documents and the LongPoint Purchase Agreement has been duly and validly authorized and has been or, with respect to the Transaction Documents to be delivered at the Closing, will be, validly executed and delivered by the applicable Partnership Entity and, to the Knowledge of the Partnership Parties, the other parties thereto. Each of the Transaction Documents and the LongPoint Purchase Agreement constitutes, or will constitute, the legal, valid and binding obligations of the applicable Partnership Entity and, to the Knowledge of the Partnership Parties, each of the other parties thereto, in each case enforceable in accordance with its terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law). The Partnership has delivered to the Purchasers a true, correct and complete copy of the LongPoint Purchase Agreement, as in effect on the date of this Agreement.

Section 3.14          Approvals. No approval, authorization, consent, waiver, registration, qualification, written exemption from, or order of or filing with any Governmental Authority, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), or approval of the security holders of any of the Partnership Entities (each, a “Consent”), is required in connection with the issuance and sale of the Purchased Units by the Partnership, the execution, delivery and performance of this Agreement or the other Transaction Documents by the Partnership Entities party hereto or thereto, and the consummation by the Partnership Entities of the transactions contemplated hereby or thereby other than Consents (a) required by the Commission in connection with the Partnership’s obligations under the Registration Rights Agreement, (b) required under the state securities or “Blue Sky” Laws, (c) that have been, or prior to the Closing Date will be, obtained and (d) Consents, the absence or omission of which would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.15          Distribution Restrictions. No Partnership Entity is prohibited, or as a result of the transactions contemplated by this Agreement, will be prohibited, directly or indirectly, from making distributions with respect to its Capital Stock, from repaying to any other Partnership Entity any loans or advances or from transferring any Property to the Partnership or any other Partnership Entity, except (a) pursuant to the Credit Agreement, (b) such prohibitions mandated by the Laws of each such Partnership Entity’s state of formation and the terms of any such Partnership Entity’s Organizational Documents or (c) where such prohibition would not constitute a Material Adverse Effect.

Section 3.16          Investment Company Status. None of the Partnership Entities is, and immediately after the sale of the Purchased Units hereunder and the application of the net proceeds from such sale none of the Partnership Entities will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.17          Certain Fees. None of the Partnership Entities is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Partnership Entities or the Purchasers for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Purchased Units.

Section 3.18          Labor and Employment Matters. No labor disturbance by or with the employees of any of the Partnership Entities exists, or, to the Knowledge of the Partnership, is contemplated or threatened that could reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

Section 3.19          Insurance. The Partnership Entities are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; and none of the Partnership Entities has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a comparable cost.

Section 3.20          Internal Controls. Except as described in the KRP SEC Documents, the Partnership Entities, taken as a whole, maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Partnership Entities’ internal controls over financial reporting are effective in all material respects to perform the functions for which they were established and none of the Partnership Entities is aware of any significant deficiency or material weakness in the accounting controls of the Partnership Entities.

Section 3.21          Disclosure Controls and Procedures. The Partnership has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Partnership, including its consolidated subsidiaries, is made known to the General Partner’s Chief Executive Officer and its Chief Financial Officer by others within those entities, to allow timely decisions regarding required disclosure, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rules 13a-15 and 15d-15 of the Exchange Act.

Section 3.22          Sarbanes-Oxley. The Partnership, and to the Partnership’s Knowledge, the General Partner’s directors or officers, in their capacities as such, are in compliance in all material respects with Section 402 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Section 3.23          Listing and Maintenance Requirements. The Common Units are listed on the NYSE, and the Partnership has not received any notice of delisting. The issuance and sale of the Purchased Units and the issuance of Conversion Units upon conversion of the Purchased Units do not contravene NYSE rules and regulations.

Section 3.24          Environmental Compliance. The Partnership Entities are (i) in compliance with any and all applicable federal, state, local and foreign Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all Permits or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such Permit or approval, except where such noncompliance with Environmental Laws, failure to receive required Permits or other approvals or failure to comply with the terms and conditions of such Permits or other approvals would not, individually or in the aggregate, have a Material Adverse Effect.  None of the Partnership Entities has been named as a “potentially responsible party” under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.  None of the Partnership Entities owns, leases or occupies any Property that appears on any list of hazardous sites compiled by any state or local Governmental Authority.  There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any Permit or other approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.25          ERISA Compliance. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the Partnership Entities and any “employee benefit plan” (as defined under ERISA) established or maintained by the Partnership Entities or their ERISA Affiliates are in compliance in all material respects with ERISA and all other applicable state and federal Laws; (ii) no “reportable event” (as defined in ERISA) has occurred or is reasonably expected to occur with respect to any “pension plan” (as defined in ERISA) established or maintained by the Partnership Entities or any of their ERISA Affiliates, excluding any reportable event for which a waiver applies, (iii) neither the Partnership Entities nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (B) Sections 412, 4971 or 4975 or 4980B of the Code, and (iv) each “employee benefit plan” established or maintained by the Partnership Entities or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which could reasonably be expected to cause the loss of such qualification.

Section 3.26          Tax Returns; Taxes. Except as could not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect:

(a)            The Partnership Entities have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed, which returns are complete and correct in all material respects, and each of the Partnership Entities has duly and timely paid all Taxes that are due and payable (whether or not reflected on any Tax Return).

(b)            Each of the Partnership Entities has duly and timely withheld and paid over to the appropriate Governmental Authority all Taxes that are required to be withheld.

(c)            All deficiencies asserted as a result of any Tax audits or assessments have been paid or finally settled, and no issue has been raised in any such audit or assessment that reasonably could be expected to result in a proposed deficiency for any other period not so audited.

(d)            There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Taxes or Tax Returns for any period. There are no audits, examinations, investigations, actions, suits, claims or other proceedings pending or threatened in writing with respect to the Partnership Entities.

(e)            No claim has ever been made against any Partnership Entity by a Governmental Authority in a jurisdiction where such Partnership Entity does not file Tax Returns that such Partnership Entity is or may be subject to Taxes assessed by such jurisdiction.

(f)            No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to any Partnership Entity.

(g)            None of the Partnership Entities has participated in any “listed transaction” as defined under Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(h)            On the Closing Date, any transfer Tax or other Tax required to be paid in connection with the sale of the Purchased Units by the Partnership to the Purchasers will have been fully paid by the Partnership, and all Laws imposing such Taxes will have been complied with.

(i)            The Partnership is properly classified as an association taxable as a corporation for U.S. federal (and applicable state and local) income Tax purposes, and has been so classified since September 24, 2018.

Section 3.27          Permits. Subject to any qualifications that may be set forth in the KRP SEC Documents, and excluding Permits addressed under Section 3.24, each of the Partnership Entities: (a) has all permits, licenses, franchises, approvals, consents and authorizations of Governmental Authorities (each, a “Permit”) as are necessary to own its Properties and to conduct its business as such business is currently conducted, except for any failure to comply with such Permits that would not, individually or in the aggregate, constitute a Material Adverse Effect; and (b) has operated and is operating its business in compliance with and not in violation of all of its obligations with respect to each such Permit and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of any such Permit or result in any other impairment of the rights of any such Permit, except for any failure to comply with such Permits that would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.28          Required Disclosures and Descriptions. There are no legal or governmental proceedings pending or, to the Knowledge of the Partnership, threatened, against any of the Partnership Entities, or to which any of the Partnership Entities is a party, or to which any of their respective Properties is subject, that are required to be described in the KRP SEC Documents but are not described as required, and there are no Contracts that are required to be described in the KRP SEC Documents or to be filed as an exhibit to the KRP SEC Documents that are not described or filed as required by the Securities Act or the Exchange Act.

Section 3.29          Title to Property. Except as disclosed in the KRP SEC Documents, each of the Partnership Entities has (a) good and defensible title to the interests in the oil and natural gas properties underlying the estimates of proved reserves contained in KRP SEC Documents (the “Mineral Interests”) and (b) good and marketable title to all other Property reflected in the KRP SEC Documents as assets owned by it, in each case of (a) and (b) above, free and clear of all Liens and defects except such as (i) are described in the KRP SEC Documents, (ii) arise under or in connection with the Credit Agreement or (iii) do not materially affect the value of the Properties of the Partnership Entities, taken as a whole, and do not interfere in any material respect with the use made or proposed to be made of such Properties by the Partnership Entities, taken as a whole. All Property held under lease by the Partnership Entities are held by them under valid, subsisting and enforceable leases with only such exceptions as in the aggregate are not materially burdensome to the use of the Property or the conduct of the business of the Partnership Entities.

Section 3.30          Rights-of-Way. Each Partnership Entity, directly or indirectly, has such consents, easements, rights-of-way or licenses from any Person (“Rights-of-Way”) as are necessary to enable it to conduct its business in the manner described in the KRP SEC Documents, subject to such qualifications as may be set forth in the KRP SEC Documents, except where failure to have such Rights-of-Way would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.31          Form S-3 Eligibility. The Partnership is eligible to register the Conversion Units for resale by the Purchasers under Form S-3 promulgated under the Securities Act.

Section 3.32          No Unlawful Payments.  No Partnership Entity, nor to the Knowledge of the Partnership, any director, officer, agent, employee or other person associated with or acting on behalf of any Partnership Entity, (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) has made any direct or indirect unlawful payment from corporate funds to any foreign or domestic government official or employee, (iii) has violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or (iv) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.33          Compliance with Laws.  The operations of the Partnership Entities are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the “United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” or the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

Section 3.34          OFAC. No Partnership Entity nor, to the Knowledge of the Partnership, any director, officer, agent, employee, other Affiliate of the Partnership Entities or any other Person acting on behalf of the Partnership Entities is, or is transacting business directly or knowingly indirectly with a Person who is, currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC,” and any such Person a “Sanctioned Person”); and the Partnership Entities will not directly or indirectly use the proceeds of the transactions contemplated hereby, or lend, contribute or otherwise make available such proceeds to any other Person, to finance the activities of any Sanctioned Person.

Section 3.35          Related Party Transactions. Except as described in the KRP SEC Documents, no Partnership Entity has, directly or indirectly (a) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the General Partner or its Affiliates, or to or for any family member or Affiliate of any director or executive officer of the General Partner or its Affiliates or (b) made any material modification to the term of any personal loan to any director or executive officer of the General Partner or its Affiliates, or any family member or Affiliate of any director or executive officer of the General Partner or its Affiliates.

Section 3.36          Reserve Engineer Independence. Ryder Scott Company (“Ryder Scott”), a reserve engineer that prepared a reserve report on estimated net proved oil and natural gas reserves with respect to the Mineral Interests as of December 31, 2022 was, as of the date of preparation of such reserve report, and is, as of the date hereof, an independent petroleum engineer with respect to the Partnership.

Section 3.37          Reserve Report Information. The information contained or incorporated by reference in the KRP SEC Documents regarding estimated proved reserves is based upon the reserve report prepared by Ryder Scott as of December 31, 2022. The historical information underlying the estimates of the proved reserves of the Partnership Entities provided to Ryder Scott by the Partnership Entities for purposes of preparing such reserve report, including, without limitation, information as to production, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects in accordance with customary industry practice on the date that such report was prepared.

Section 3.38          Reserve Reports. The reserve report prepared by Ryder Scott setting forth the estimated proved reserves with respect to the Mineral Interests accurately reflects in all material respects the ownership interests of the Partnership Entities in the Properties therein as of December 31, 2022. Other than normal production of reserves, intervening market commodity price fluctuations, fluctuations in demand for such products, adverse weather conditions, unavailability or increased costs of rigs, equipment, supplies or personnel, the timing of third party operations and other facts, in each case in the ordinary course of business, and except as disclosed in the KRP SEC Documents, the Partnership does not have Knowledge of any facts or circumstances that would result in a material adverse change in the aggregate estimated net proved reserves as described in the KRP SEC Documents; and estimates of such reserves as described in the KRP SEC Documents comply in all material respects with the applicable requirements of Regulation S-X and Subpart 1200 of Regulation S-K under the Securities Act.

Section 3.39          Intellectual Property. Each of the Partnership Entities owns or has full right, title and interest in and to valid licenses to use each material trade name, trademark, service mark, patent, copyright, approval, trade secret and other similar rights (collectively, “Intellectual Property”) under which the Partnership Entities conduct all or any material part of its business, except as has not and will not have a Material Adverse Effect; there is no claim pending against the Partnership Entities with respect to any Intellectual Property and the Partnership Entities have not received notice or otherwise become aware that any Intellectual Property that it uses or has used in the conduct of its business infringes upon or conflicts with the rights of any third party. None of the Partnership Entities has become aware that any material Intellectual Property that it uses or has used in the conduct of its business infringes upon or conflicts with the rights of any third party.

Section 3.40          No Integration. Neither the Partnership nor any of its Affiliates (including the Partnership Entities) have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Purchased Units in a manner that would require registration under the Securities Act.

Section 3.41          Solvency. After giving effect to the transactions contemplated by the Transaction Documents and the LongPoint Purchase Agreement, the Partnership Entities will be Solvent.

Section 3.42          LongPoint Purchase Agreement. All of the representations and warranties made by the Partnership in the LongPoint Purchase Agreement are true and correct. To the Knowledge of the Partnership, all of the representations and warranties made by the sellers or any other parties other than the Partnership in the LongPoint Purchase Agreement are true and correct.

Section 3.43          No Side Agreements. There are no material binding agreements by, among or between the Partnership or any of its Affiliates, on the one hand, and LongPoint Minerals II, LLC or any of its Affiliates, on the other hand, other than the LongPoint Purchase Agreement and the agreements contemplated to be delivered thereunder.

Article IV
REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE PURCHASERS

Each Purchaser represents and warrants and covenants to the Partnership as follows:

Section 4.01          Existence. Such Purchaser has been duly organized and is validly existing as a limited partnership or limited liability company, as applicable, in good standing under the Laws of the jurisdiction of its formation, with requisite limited partnership power or limited liability company power, as applicable, and authority to own, lease and operate its Properties and to conduct its business as presently conducted.

Section 4.02          Authorization; Enforceability. Such Purchaser has full limited partnership power or limited liability company power, as applicable, and authority to execute and deliver this Agreement and perform its obligations under the other Transaction Documents to which it is a party and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of such Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly and validly authorized and has been or, with respect to the Transaction Documents to be delivered at the Closing, will be, validly executed and delivered by such Purchaser and no further consent or authorization by any other Person is required for the execution, delivery and performance of such Transaction Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby. Each of the Transaction Documents to which such Purchaser is a party has been, or will be at Closing, duly executed and delivered by such Purchaser, where applicable, and constitutes, or will constitute at Closing, a legal, valid and binding obligation of such Purchaser; provided, however, that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 4.03          No Breach. The execution, delivery and performance of the Transaction Documents to which such Purchaser is a party by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in any violation of the provisions of the Organizational Documents of such Purchaser, (b) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser or any of its material Property may be bound or affected, (c) violate any Law, or (d) violate any rule or regulation of any Governmental Authority or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c) for such conflicts, breaches, violations or defaults as would not reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations under the Transaction Documents or consummate the transactions contemplated thereby.

Section 4.04          Certain Fees. No fees or commissions are or will be payable by any Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by any of the Transaction Documents except for fees or commissions for which no Partnership Entity shall be responsible. Such Purchaser agrees that it will indemnify and hold harmless the Partnership Entities from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by or on behalf of such Purchaser or alleged to have been incurred by or on behalf of such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.05          Unregistered Securities.

(a)            Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Purchased Units and the Conversion Units, as applicable. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and the Conversion Units, as applicable.

(b)            Institutional Account. Such Purchaser is an Institutional Account as defined in FINRA Rule 4512(c) and a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including the transactions contemplated hereby.

(c)            Information. Each Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of the Partnership that have been requested and materials relating to the offer and sale of, and investment in, the Purchased Units and Conversion Units, as applicable, that have been requested by such Purchaser. Each Purchaser and its Representatives have been afforded the opportunity to ask questions of the Partnership and its Representatives. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchaser and its Representatives shall modify, amend or affect such Purchaser’s right (i) to rely on the Partnership’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Such Purchaser understands that the purchase of Purchased Units involves a high degree of risk. Such Purchaser has sought such accounting, legal and Tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units set forth opposite its name on Schedule 1.01 hereto.

(d)            Residency. Such Purchaser shall cooperate with the Partnership to provide any information reasonably necessary for any applicable securities filings.

(e)            Legends. Such Purchaser understands that, until such time as the Purchased Units and the Conversion Units, as applicable, have been sold pursuant to an effective registration statement under the Securities Act, or the Purchased Units and the Conversion Units, as applicable, are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units and the Conversion Units, as applicable, will bear a restrictive legend as provided in the Partnership Agreement.

(f)            Purchaser Representation. Such Purchaser is purchasing the Purchased Units to be acquired by such Purchaser for its own account and not with a view to distribution in violation of any securities Laws. Such Purchaser has been advised and understands that none of the Purchased Units nor the Conversion Units have been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that the Partnership, in issuing the Purchased Units, is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(g)            Rule 144. Such Purchaser understands that there is no public trading market for the Series A Preferred Units, that none is expected to develop, that the Purchased Units are characterized as restricted securities under the federal securities Laws and that the Purchased Units and the Conversion Units must be held indefinitely unless and until the Purchased Units or the Conversion Units, as applicable, are registered under the Securities Act or an exemption from registration is available. Such Purchaser has been advised of and is knowledgeable with respect to the provisions of Rule 144 promulgated under the Securities Act.

(h)            Reliance by the Partnership. Such Purchaser understands that the Purchased Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Units and the Conversion Units issuable upon conversion thereof.

Section 4.06          Sufficient Funds. Each Purchaser will have available to it at the Closing sufficient funds to enable such Purchaser to pay in full at the Closing the entire amount of its Funding Obligation in immediately available cash funds.

Section 4.07          No Prohibited Trading. During the 15 day period prior to the date hereof, no Purchaser has (a) offered, sold, contracted to sell, sold any option or contract to purchase, purchased any option or contract to sell, granted any option, right or warrant to purchase, lent, or otherwise transferred or disposed of, directly or indirectly, any of the Purchased Units or (b) directly or indirectly engaged in any short sales or other derivative or hedging transactions with respect to the Purchased Units, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of any Purchased Units, regardless of whether any transaction described in this Section 4.07 is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise.

Article V
COVENANTS

Section 5.01          Conduct of Business. During the period commencing on the date of this Agreement and ending on the Closing Date, each of the Partnership Entities will use commercially reasonable efforts to conduct its business in the ordinary course of business (other than as contemplated by the LongPoint Purchase Agreement, or the schedules thereto), preserve intact its existence and business organization, Permits, goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with the Partnership Entities (or any of them), to the extent the Partnership believes in its reasonable discretion that such relationships are and continue to be beneficial to the Partnership Entities and their businesses; provided, however, that during such period, the Partnership shall provide reasonably prompt written notice to the Purchasers regarding any material adverse developments in respect of the foregoing. Prior to the Closing, without the written consent of the Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed), the Partnership shall not (a) modify, amend or waive in any material respect any provision of the Partnership Agreement, (b) modify the LongPoint Purchase Agreement in any way that would prevent the condition set forth in Section 2.04(f) from being met or (c) take any action, if, immediately after giving effect to the Closing (including the amendment of the Partnership Agreement pursuant to the Partnership Agreement Amendment), such action would require the consent of the Series A Required Voting Percentage under the Partnership Agreement.

Section 5.02          Listing of Units. The Partnership will use its commercially reasonable efforts to obtain approval for listing, subject to notice of issuance, of the Conversion Units on the NYSE.

Section 5.03          Cooperation; Further Assurances. Without limiting the covenants set forth in Section 2.07, each of the Partnership and the Purchasers shall use their respective commercially reasonable efforts to obtain all approvals and consents required by or necessary to consummate the transactions contemplated by this Agreement, the other Transaction Documents. Each of the Partnership and the Purchasers agree to execute and deliver all such documents or instruments, to take all commercially reasonable action and to do all other commercially reasonable things it determines to be necessary, proper or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement. At or prior to the Closing, the Partnership shall cause the Operating Company to duly adopt an amendment to or an amendment and restatement of (the “OpCo Amendment”) the Second Amended and Restated Limited Liability Company Agreement of the Operating Company, dated May 18, 2022 (the “Second A&R OpCo Agreement”) incorporating terms that result in the Partnership owning a series of preferred equity interests in the Operating Company with generally the same terms and economic entitlements as the Series A Preferred Units and such other customary amendments as are reasonably necessary to reflect the issuance of Series A Preferred Units contemplated under this Agreement in an “Up-C” structure. The terms of the OpCo Amendment shall be substantially consistent with the terms of that certain First Amended and Restated Limited Liability Company Agreement of the Operating Company, dated September 23, 2018, relating to the “Series A Preferred Units” described therein and the transactions that resulted in the issuance of the associated “KRP Series A Preferred Units” described therein, with such modifications as are reasonably necessary to reflect differences between the terms of such “KRP Series A Preferred Units” and the terms of the Series A Preferred Units contemplated to be issued under this Agreement. The Partnership will provide the Purchasers with a reasonable opportunity to review and comment on drafts of the OpCo Amendment and shall incorporate all comments reasonably proposed by the Purchasers that are consistent with implementing the structure described above.

Section 5.04          Lock-Up Agreement. For a period commencing on the date hereof and ending on the date that is 30 days after the Closing Date, the Partnership will not, without the prior written consent of the Purchaser Representative, directly or indirectly, (a) offer for sale, sell, pledge, grant any option to purchase or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Common Units or securities convertible into or exercisable or exchangeable for Common Units (other than (i) as specifically provided in the Transaction Documents, (ii) Common Units issued pursuant to employee benefit plans, qualified option plans or other employee compensation plans existing on the date hereof (including, without limitation, Common Units issued pursuant to the long-term incentive plan of the Partnership), (iii) the Common Units issued upon conversion of the Series A Preferred Units pursuant to the terms of the Series A Preferred Units as set forth in the Partnership Agreement, or (iv)  sell or grant options, rights or warrants with respect to any Common Units or securities convertible into or exchangeable for Common Units (other than the grant of such options, rights or warrants pursuant to employee benefit plans, qualified option plans or other employee compensation plans existing on the date hereof (including, without limitation, Common Units issued pursuant to the long-term incentive plan of the Partnership))), (b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Common Units, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Units or other securities, in cash or otherwise, be a party to any solicitations, negotiations or discussions with regard to the foregoing or (c) publicly disclose the intention to do any of the foregoing (other than the filing of a registration statement on Form S-8 or any amendment or supplement thereto).

Section 5.05          Tax Estimates. The Partnership shall provide any information reasonably requested by the Purchasers to enable the Purchasers to comply with their Tax reporting obligations with respect to the Series A Preferred Units, including, but not limited to, an estimate or determination of the amount of the Partnership’s current and accumulated earnings and profits for U.S. federal income tax purposes in any taxable year. Notwithstanding anything to the contrary in this Agreement or the Partnership Agreement, the Partnership shall not deduct or withhold any amounts under Section 1445 of the Code upon any distribution on, or redemption of, the Series A Preferred Units owned by any holder to the extent that such holder provides a certification that the Series A Preferred Units owned by such holder are not a “United States real property interest” within the meaning of Section 897 of the Code.

Section 5.06          Use of Proceeds. The Partnership shall use the proceeds of the offering of the Purchased Units (a) to fund a portion of the consideration payable in connection with the transactions contemplated by the LongPoint Purchase Agreement, (b) for working capital needs of the Partnership and (c) for the payment of fees and expenses associated with the transactions set forth in the Transaction Documents and LongPoint Purchase Agreement.

Section 5.07          CUSIP Cooperation. Following the Closing, upon the written request of the Purchasers, (a) the Partnership shall use its commercially reasonable efforts to cause the Preferred Units held by the Purchasers to be (i) rendered eligible for book-entry delivery through The Depositary Trust Company in connection with such transfer, and (ii) assigned a valid CUSIP number in accordance with the applicable rules and procedures of the CUSIP Service Bureau, in each case, as soon as reasonably practicable, but in any event, within 15 days following the receipt by the Partnership of written request therefor in accordance with this Section 5.07.

Section 5.08          Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Purchased Units without registration, for so long as any Purchased Units remain outstanding, the Partnership agrees to use its commercially reasonable efforts to: (a) make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 of the Securities Act (or any similar provision then in effect); (b) file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act; and (c) so long as any Purchaser or any of its Affiliates owns any Purchased Units, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to the Partnership or such other requesting Person forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such requesting Person may reasonably request in availing itself of any rule or regulation of the Commission allowing such Person to sell Purchased Units without registration.

Section 5.09          Exclusivity. Other than as set forth on Schedule 5.09, from the date hereof until the earlier of the Closing and the termination of this Agreement, the Partnership shall, and shall cause its Affiliates and each of its and their Representatives, not to directly or indirectly: (a) encourage, facilitate, solicit offers for, respond to any unsolicited offers for, enter into or conduct any discussions or negotiations with any other Person in respect of, or consummate or enter into any agreement, arrangement or understanding in respect of, any financing transaction or other transaction similar to the transactions contemplated by the Transaction Documents; (b) disclose any non-public information relating to the business operations or affairs of the Partnership to any other Person or afford any such other Person access to the books, records, information or assets of the Partnership in connection with any financing transaction or other transaction similar to the transactions contemplated by the Transaction Documents; or (c) otherwise cooperate in any way with, assist or participate in or knowingly encourage, knowingly facilitate or induce any effort or attempt to do or seek to do any of the foregoing prohibited actions described in clauses (a) and (b) above. The Partnership agrees to (and agrees to cause each of its Affiliates and its and their Representatives to) immediately cease and terminate any existing activities, discussions and negotiations with any parties other than AGS or the Purchasers with respect to any financing proposal (other than as set forth on Schedule 5.09) or other transaction similar to the transactions contemplated by the Transaction Documents.

Article VI
INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01          Indemnification by the Partnership. The Partnership agrees to indemnify the Purchasers and AGS, their respective Affiliates and each of their respective Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (“Losses”), and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for any and all Losses (including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by the Partnership contained herein to be true and correct in all material respects (other than (i) those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.13 or Section 3.17 and (ii) representations and warranties in other Sections that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be required to be true and correct as of such date only) when made and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be required to be true and correct as of such date only) or (b) the breach of any covenants of the Partnership contained herein; provided that: (i) in the case of the immediately preceding clause (a), such claim for indemnification is made prior to the expiration of the survival period of such representation or warranty; (ii) for purposes of determining when an indemnification claim has been made, the date upon which the Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Partnership shall constitute the date upon which such claim has been made; and (iii) the aggregate liability of the Partnership to the Purchaser Related Parties pursuant to this Section 6.01 shall not exceed the Funding Obligation. No Purchaser Related Party shall be entitled to recover (i) special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 6.01; provided, however, that such limitation shall not prevent any Purchaser Related Party from recovering under this Section 6.01 for any such damages to the extent that such damages are payable to a third party in connection with any Third-Party Claims, or (ii) twice with respect to the same Loss.

Section 6.02          Indemnification by the Purchaser. The Purchasers agree to indemnify the Partnership, its Affiliates and each of their respective Representatives (collectively, “Partnership Related Parties”) from Losses and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for any and all Losses (including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by any Purchaser contained herein to be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date or (b) the breach of any of the covenants of the Purchasers contained herein; provided, however, that: (i) in the case of the immediately preceding clause (a), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of the representation or warranty; (ii) for purposes of determining when an indemnification claim has been made, the date upon which a Partnership Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Purchaser Representative shall constitute the date upon which such claim has been made; and (iii) the aggregate liability of each Purchaser to the Partnership Related Parties pursuant to this Section 6.02 shall not exceed its Funding Obligation. No Partnership Related Party shall be entitled to recover (i) special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 6.02; provided, however, that such limitation shall not prevent any Partnership Related Party from recovering under this Section 6.02 for any such damages to the extent that such damages are payable to a third party in connection with any Third-Party Claims, or (ii) twice with respect to the same Loss.

Section 6.03          Indemnification Procedure.

(a)            A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VI, except as otherwise provided in Section 6.01 and Section 6.02.

(b)            Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, which shall state the nature and basis of such Third-Party Claim to the extent then known; provided, however, that failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than 10 days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within 10 Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified Third-Party Claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, any Indemnified Party.

Section 6.04          Tax Matters. All indemnification payments under this Article VI shall be deemed adjustments to the Funding Obligation except as otherwise required by applicable Law. For U.S. federal (and applicable state and local) income Tax purposes, the Upfront Fee and the Bridge Commitment Fee deemed paid pursuant to Section 2.06(a)(ix) shall be treated by the parties as a reduction in the amount paid by the Purchasers (in the case of the Upfront Fee) and ACMP Holdings (in the case of the Bridge Commitment Fee) to the Partnership in exchange for the Series A Preferred Units, and the Bridge Option Fee paid pursuant to Section 2.06(a)(xiii) shall be treated by the parties as put-option premium with respect to the Partnership’s right to issue certain Series A Preferred Units to ACMP Holdings. The parties shall file all Tax Returns in a manner consistent with the treatment described in this Section 6.04 and shall not take any position for income Tax purposes inconsistent with such treatment, unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

Article VII
TERMINATION

Section 7.01          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of the Partnership and the Purchasers;

(b)            by written notice from either the Partnership or the Purchasers if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c)            by written notice from either the Partnership or the Purchasers if the LongPoint Purchase Agreement is terminated for any reason; or

(d)            by written notice from the Partnership or the Purchasers if the Closing does not occur by 11:59 p.m. on the Drop-Dead Date; provided, however, that no party may terminate this Agreement pursuant to this Section 7.01(d) if such party is, at the time of providing such written notice, in breach of any of its obligations under this Agreement.

Section 7.02          Certain Effects of Termination. In the event that this Agreement is terminated pursuant to Section 7.01:

(a)            except as set forth in Section 7.02(b), this Agreement shall become null and void and have no further force or effect (including any requirement for the Partnership to pay any of the Arrangement Fee, Upfront Fee or Bridge Commitment Fee, which, for the avoidance of doubt, shall not be payable if Closing does not occur), but the parties shall not be released from any liability arising from or in connection with any breach hereof occurring prior to such termination;

(b)            the parties agree that a willful breach of the LongPoint Purchase Agreement by the Partnership that results in the termination of the LongPoint Purchase Agreement shall be deemed to be a willful breach of this Agreement by the Partnership that results in the failure to satisfy the condition set forth in Section 2.03(c);

(c)            regardless of any purported termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, this Section 7.02 and the provisions of Article VIII shall remain operative and in full force and effect as between the Partnership and the Purchasers, unless the Partnership and the Purchasers execute a writing that expressly (with specific references to the applicable Articles, Sections or subsections of this Agreement) terminates such rights and obligations as between the Partnership and the Purchasers; and

(d)            the Confidentiality Agreement shall remain in effect in accordance with Section 8.07(a).

Article VIII
MISCELLANEOUS

Section 8.01          Expenses. Except as set forth below, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses; provided, that promptly following receipt from the Purchasers of an invoice containing reasonable supporting detail, the Partnership shall reimburse the Purchasers for all reasonable out-of-pocket fees and expenses (including reasonable (i) costs associated with any travel, (ii) costs associated with background checks, (iii) time charges and all other reasonable costs and expenses of attorneys, land, title and environmental firms, financial advisors, accountants, and other consultants, (iv) search fees, (v) filing and recording fees and (vi) financial and accounting examination and collateral appraisal fees) incurred by the Purchasers and their respective Affiliates in connection with the preparation, negotiation, execution consummation, syndication, distribution and enforcement of the Transaction Documents and the transactions contemplated thereby, including, in each case, all such fees and expenses relating to review of the LongPoint Purchase Agreement and its ancillary documents and the transactions contemplated thereby. Notwithstanding the foregoing, in no event shall the Partnership be obligated to reimburse the Purchasers for any out-of-pocket fees and disbursements of counsel that are incurred after the Closing.

Section 8.02          Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by the Purchasers, such action shall be in the Purchasers’ sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 8.03          Survival of Provisions. The representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.16, Section 3.17, Section 4.01, Section 4.02, Section 4.04, Section 4.05(a), Section 4.05(c) and Section 4.05(f) hereunder shall survive the execution and delivery of this Agreement indefinitely, the representations and warranties set forth in Section 3.26 shall survive until 60 days after the applicable statute of limitations (taking into account any extensions thereof) and the other representations and warranties set forth herein shall survive for a period of 18 months following the Closing Date, regardless of any investigation made by or on behalf of the Partnership or the Purchasers. The covenants made in this Agreement or any other Transaction Document shall survive the Closing and remain operative and in full force and effect in accordance with their respective terms until fully performed. Regardless of any purported general termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, and this Article VIII shall remain operative and in full force and effect as between the Partnership and the Purchasers, unless the Partnership and the Purchasers execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between the Partnership and the Purchasers.

Section 8.04          No Waiver: Modifications in Writing.

(a)            Delay. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)            Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Transaction Document (except in the case of the Partnership Agreement for amendments adopted pursuant to Article XIII thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document and any consent to any departure by the Partnership from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 8.05          Binding Effect. This Agreement shall be binding upon the Partnership and the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 8.06          Assignment of Rights. None of the parties to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, that any Purchaser may assign all or any portion of its rights and obligations under this Agreement to (i) any Affiliate of such Purchaser, or (ii) with respect to its rights under Section 5.05 or Article VI, any person to whom one or more Purchasers collectively transfer at least $10 million in Purchased Units (based on the Series A Issue Price), in each case without the consent of the Partnership by delivery of an agreement to be bound by the provisions of this Agreement, but no such assignment shall relieve such Purchaser of its obligations to purchase the Purchased Units to be purchased by it without giving effect to such assignment in the event the assignee fails to purchase all or any portion of such Purchased Units; provided that in any claim by any Purchaser or any of its permitted transferees under Article VI, such claim shall be made by the Purchaser Representative for all purposes of Article VI. With respect to any assignment permitted by this Section 8.06, the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.

Section 8.07          Non-Disclosure.

(a)            This Agreement shall not impact the terms and provisions of the Confidentiality Agreement, except as set forth in Section 2.06(b)(vi). The Confidentiality Agreement shall continue to be in full force and effect, pursuant to the terms and conditions thereof.

(b)            Other than filings made by the Partnership with the Commission, the Partnership and any of its Representatives may disclose the identity of, or any other information concerning, any Purchaser or any of its Affiliates only after providing such Purchaser a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 8.07 shall delay any required filing or other disclosure with the NYSE or any Governmental Authority or otherwise hinder the Partnership Entities’ or their Representatives’ ability to timely comply with all Laws or rules and regulations of the NYSE or other Governmental Authority.

(c)            Notwithstanding anything to the contrary in this Section 8.07 or the Confidentiality Agreement, the Partnership agrees that each Purchaser may (i) publicize its ownership in the Partnership, as well as the identity of the Partnership, the size of the investment and its pricing terms with respect to the Series A Preferred Units on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Partnership’s corporate logo in conjunction with any such reference.

Section 8.08          Communications.

(a)            All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, facsimile, electronic mail, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(i)            If to the Purchasers, the “Purchaser Representative” which shall be:

Apollo Capital Management, L.P.
9 West 57th Street, 37th Floor
New York, New York 10019
Attention: Daniel Vogel
Email:    [***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street, 47th Floor
Houston, TX 77002
Attention:          Adam Larson

                            Julian Seiguer

Email:	[***]
[***]

(ii)         If to the Partnership, to:

Kimbell Royalty Partners, LP
777 Taylor St., Suite 810
Fort Worth, Texas 76102
Attention: Davis Ravnaas
Email:   [***]

with a copy to (which shall not constitute notice):

White & Case LLP
609 Main Street
Houston, Texas 77002

Attention:	Jason Rocha
Laura Katherine Mann
Email:	[***]
[***]

or to such other address as the Partnership or the Purchaser Representative may designate in writing from time to time, upon providing such additional address to the Partnership or the Purchaser, as applicable. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested; upon actual receipt of the facsimile, if sent via facsimile; when sent, if sent by electronic mail prior to 5:00 P.M. Houston, Texas time on a Business Day, or on the next succeeding Business Day, if not; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

(b)            For purposes of making claims under Article VI, any claim by any Purchaser or any of its permitted transferees under Article VI shall be made by the Purchaser Representative. Each Purchaser, by the execution of this Agreement, expressly acknowledges and agrees that the Partnership shall be entitled to solely interact with, and rely on any and all actions taken by, Purchaser Representative acting pursuant to its authority granted under this Section 8.08(b) without any liability to, or obligation to inquire of, such appointing Purchaser.

Section 8.09          Removal of Legend. In connection with a sale of Purchased Units or Conversion Units by a Purchaser in reliance on Rule 144 promulgated under the Securities Act, such Purchaser shall deliver to the Partnership a representation letter providing to the Partnership any information the Partnership deems necessary to determine that the sale of such Purchased Units or Conversion Units is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that such Purchaser is not an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership and a certification as to the length of time such units have been held. Upon receipt of such representation letter, the Partnership shall promptly direct its transfer agent to remove the notation of a restrictive legend in such Purchaser’s book-entry account maintained by the Partnership’s transfer agent, including the legend referred to in Section 4.05, and the Partnership shall bear all costs associated with the removal of such legend in the Partnership’s books. At such time as the Purchased Units or Conversion Units have been sold pursuant to an effective registration statement under the Securities Act or have been held by such Purchaser for more than one year where such Purchaser is not, and has not been in the preceding three months, an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, if the book-entry account of such Purchaser still bears the notation of the restrictive legend referred to in Section 4.05, the Partnership agrees, upon request of such Purchaser or its permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.05, and the Partnership shall bear all costs associated with the removal of such legend, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assignee provides to the Partnership any information the Partnership deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state Laws, including (if there is no such registration statement) a certification that the holder is not an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership and a covenant to inform the Partnership if it should thereafter become an affiliate (as defined in Rule 144 promulgated under the Securities Act) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such units have been held. The Partnership shall cooperate with such Purchaser to effect the removal of the legend referred to in Section 4.05 at any time such legend is no longer appropriate.

Section 8.10          Entire Agreement. This Agreement, the other Transaction Documents, the Confidentiality Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to in this Agreement, the other Transaction Documents or the Confidentiality Agreement with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their Affiliates. This Agreement, the other Transaction Documents, the Confidentiality Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings among the parties with respect to such subject matter.

Section 8.11          Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto consents to process being served in any such action by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall, to the fullest extent permitted by Law, constitute good and sufficient service of process and notice thereof; provided, however, that nothing in the foregoing shall affect or limit any right to serve process in any other manner permitted by Law.

Section 8.12          Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.13          Remedies.

(a)            Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may (at any time prior to the valid termination of this Agreement pursuant to Article VII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

(b)            The sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, shall be the rights of indemnification set forth in Article VI only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict (i) the rights of any party to bring claims under applicable federal or state securities Laws, (ii) a fraud claim brought by any party hereto or (iii) the right to seek specific performance pursuant to Section 8.13(a).

Section 8.14          No Recourse Against Others.

(a)            All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Partnership and the Purchasers. No Person other than the Partnership or the Purchasers, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Partnership and the Purchasers hereby waives and releases all such liabilities, claims, causes of action and obligations against any such third Person.

(b)            Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Partnership and the Purchasers hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person in respect of the transactions contemplated hereby, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Partnership and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

Section 8.15          No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Partnership and the Purchasers, for purposes of Article VI only, any Purchaser Related Party and Partnership Related Party, for purposes of Section 8.07(c), Apollo Capital Management, L.P., and, for purposes of Section 8.14 only, any member, partner, stockholder, Affiliate or Representative of the Partnership or any of the Purchasers, or any member, partner, stockholder, Affiliate or Representative of any of the foregoing, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.16          No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR IN ANY CERTIFICATE OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT NO OTHER PARTY OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY, HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY EXPRESSLY DISCLAIMS ANY RELIANCE ON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT NO OTHER PARTY HAS MADE AND EXPRESSLY DISCLAIMS RELIANCE ON ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.17          Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 8.18          Purchaser Liability. Notwithstanding anything to the contrary in the Transaction Documents, all liability as among the Purchasers for any Losses arising out of or resulting from any of the Transaction Documents shall be several and not joint, and (i) in respect of the Purchasers of Firm Purchased Units, their respective obligations to purchase Purchased Units pursuant to this Agreement shall be limited to the Firm Purchased Units set forth opposite each such Purchaser’s respective name on Schedule 1.01 hereto and, in respect of ACMP Holdings, the number of Bridge Units with respect to which the Partnership may exercise its right to issue and sell Bridge Units under Section 2.01(b), and (ii) in respect of Losses arising out of, or resulting from any breach of any collective obligation of the Purchasers under the Transaction Documents (as opposed to breaches of individual obligations of any particular Purchaser) shall be allocated pro rata to each Purchaser.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC
its general partner

By:	/s/ Matthew S. Daly
Name: Matthew S. Daly
Title:Chief Operating Officer

[Signature page to Purchase Agreement]

APOLLO ACCORD+ AGGREGATOR A, L.P.

By: Apollo Accord+ Advisors, L.P., its general partner
By: Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD V AGGREGATOR A, L.P.

By: Apollo Accord Advisors V, L.P., its general partner
By: Apollo Accord Advisors GP V, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO DEFINED RETURN AGGREGATOR A, L.P.

By: Apollo Defined Return Advisors, L.P., its general partner
By: Apollo Defined Return Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CALLIOPE FUND, L.P.

By: Apollo Calliope Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

[Signature page to Purchase Agreement]

APOLLO EXCELSIOR, L.P.

By: Apollo Excelsior Advisors, L.P. its general partner
By: Apollo Excelsior Ultimate GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By: Apollo ST Fund Management LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ATLAS MASTER FUND, LLC

By: Apollo Atlas Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO UNION STREET SPV, L.P.

By: Apollo Union Street SPV Advisors, LLC, its general partner
By: APH Holdings (DC), L.P., its managing member
By: Apollo Principal Holdings IV GP, Ltd., its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

[Signature page to Purchase Agreement]

HOST PLUS PTY LIMITED – ACCORD

By: Apollo ST Fund Management LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO DELPHI FUND, L.P.

By: Apollo Delphi Advisors, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ROYALTIES FUND I, L.P.

By: Apollo Royalties Advisors I, L.P., its general partner
By: Apollo Royalties Advisors I GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AHVF (AIV), L.P.

By: Apollo Hybrid Value Advisors (APO DC), L.P., its General Partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

[Signature page to Purchase Agreement]

AHVF TE/892/QFPF (AIV), L.P.

By: Apollo Hybrid Value Advisors (APO DC), L.P., its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AHVF INTERMEDIATE HOLDINGS, L.P.

By: Apollo Hybrid Value Advisors (APO DC), L.P., its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ACMP HOLDINGS LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

[Signature page to Purchase Agreement]

Schedule 1.01

Firm Purchased Units

Purchaser	Firm Purchased Units
Apollo Accord+ Aggregator A, L.P.	44,000
Apollo Accord V Aggregator A, L.P.	31,000
Apollo Defined Return Aggregator A, L.P.	10,000
Apollo Calliope Fund, L.P.	7,000
Apollo Excelsior, L.P.	5,000
Apollo Credit Strategies Master Fund Ltd.	60,000
Apollo Atlas Master Fund, LLC	4,000
Apollo Union Street SPV, L.P.	5,000
Host Plus PTY Limited - Accord	4,000
Apollo Delphi Fund, L.P.	15,000
Apollo Royalties Partners I, L.P.	40,000
AHVF (AIV), L.P.	46,200
AHVF TE/892/QFPF (AIV), L.P.	37,530
AHVF Intermediate Holdings, L.P.	16,270
Total	325,000

Schedule 1.01

EXHIBIT B

Form of the Partnership Agreement Amendment

See attached.

Exhibit B

Exhibit B

AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
KIMBELL ROYALTY PARTNERS, LP

[•], 2023

Exhibit B - 1

Exhibit B - 2

AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

KIMBELL ROYALTY PARTNERS, LP

[•], 2023

This Amendment No. 1 to Fourth Amended and Restated Agreement of Limited Partnership of Kimbell Royalty Partners, LP (this “Amendment”) is hereby adopted effective as of [•], 2023, by Kimbell Royalty GP, LLC, a Delaware limited liability company (the “General Partner”), in accordance with Article XIII of the Partnership Agreement (as such capitalized terms are defined below).

RECITALS:

A. The General Partner is the sole general partner of Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”) that is governed by the Fourth Amended and Restated Agreement of Limited Partnership dated as of May 18, 2022 (the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

B. Section 5.7(a) of the Partnership Agreement provides that the Partnership may, for any Partnership purpose, at any time and from time to time, issue additional Partnership Interests (other than the General Partner Interest) for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

C. Section 5.7(b) of the Partnership Agreement provides that each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.7(a) of the Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior or junior to existing classes and series of Partnership Interests) as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest shall be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

D. Section 5.7(c) of the Partnership Agreement provides that the General Partner shall (i) take all actions that it determines to be necessary or appropriate in connection with each issuance of Partnership Interests pursuant to Section 5.7 of the Partnership Agreement, and (ii) do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests pursuant to the terms of the Partnership Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Common Units or other Partnership Interests are listed or admitted to trading.

E. The General Partner, without the approval of any other Partner, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect, and (ii) pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.7 of the Partnership Agreement.

Exhibit B - 3

F. The Board of Directors deems it advisable and in the best interests of the Partnership to enter into this Amendment to adopt the Supplemental Terms Annex attached as Annex A hereto, which provides for (i) (a) the authorization of a new class of Units to be designated as Series A Cumulative Convertible Preferred Units and (b) fixes the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Series A Cumulative Convertible Preferred Units, including, without limitation, the conversion of the Series A Cumulative Convertible Preferred Units into Common Units in accordance with the terms described therein, (ii) the issuance of the Series A Cumulative Convertible Preferred Units to the Series A Purchasers pursuant to the Series A Preferred Unit Purchase Agreement and (iii) such other matters as are provided therein.

G. The General Partner has, pursuant to its authority under Section 13.1(d)(i) and 13.1(g) of the Partnership Agreement, made the determinations required thereby and accordingly is adopting this Amendment and the attached Supplemental Terms Annex.

H. Acting pursuant to the power and authority granted to it under Section 13.1(d) and Section 13.1(g) of the Partnership Agreement, the General Partner has determined that this Amendment does not require the approval of any other Partner.

AGREEMENT

NOW, THEREFORE, the Partnership Agreement is hereby amended to include the Supplemental Terms Annex attached hereto as Annex A, which shall be included in the Partnership Agreement.

IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment in accordance with Section 13.1 of the Partnership Agreement, and as of the date first above written.

[Signature Page Follows]

Exhibit B - 4

KIMBELL ROYALTY GP, LLC,
as General Partner

By:
Name:
Title:

Exhibit B - 5

Annex A

SUPPLEMENTAL TERMS ANNEX — SERIES A PREFERRED UNITS

1. Adoption of Annex. This Supplemental Terms Annex, dated as of [•], 2023 (“Supplemental Terms Annex”), is adopted pursuant to Article XIII of the Fourth Amended and Restated Agreement of Limited Partnership of Kimbell Royalty Partners, LP, dated as of May 18, 2022, as amended and in effect on the date hereof and as the same may be amended from time to time (the “Partnership Agreement”). Capitalized terms used herein shall have the meanings set forth or referenced in Paragraph 3 hereof.

2. Designation of Series A Preferred Units. There is hereby created a class of Units designated as “Series A Cumulative Convertible Preferred Units” (the “Series A Preferred Units”), with the designations, preferences and relative, participating, optional or other special rights, privileges, powers, duties and obligations as are set forth in this Supplemental Terms Annex and the Partnership Agreement. Up to 400,000 Series A Preferred Units shall be issued by the Partnership on the Series A Issuance Date pursuant to the terms and conditions of the Series A Purchase Agreement. Each Series A Preferred Unit shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

3. Definitions.

(a) The following terms as defined in the Partnership Agreement shall be amended and restated in their entirety as follows:

(i) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, (i) any Person that individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors, and any such Person’s Affiliates, shall be deemed to be Affiliates of the General Partner and (ii) any fund or account managed, advised or subadvised, directly or indirectly, by a Series A Purchaser or its Affiliates, shall be considered an Affiliate of such Series A Purchaser.

(ii)  “Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding in the Partnership’s Register as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Partnership Interests of any class then outstanding, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (a) any Person or Group who acquired 20% or more of the Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (b) any Person or Group who acquired 20% or more of the Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (a) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (c) any Person or Group who acquired 20% or more of any class of Partnership Interests issued by the Partnership with the prior approval of the Board of Directors, (d) any of the Contributing Parties or their respective Affiliates, (e) any holder of Series A Preferred Units in connection with any vote, consent or approval of the holders of Series A Preferred Units as a separate class, or on an as-converted basis with the holders of the Common Units, on any matter, (f) any Person or Group who owns 20% or more of the Partnership Interests of a class as the result of (A) any redemption or purchase of any other Person’s or Persons’ Partnership Interests by the Partnership or other similar action by the Partnership or (B) any conversion of Series A Preferred Units into Common Units pursuant to Paragraph 8(b) of this Supplemental Terms Annex.

Exhibit B - 6

(iii)  “Unit” means a Partnership Interest that is designated by the General Partner as a “Unit” and shall include Common Units, Series A Preferred Units and Class B Units.

(iv)  “Unit Majority” means, subject to the terms of any Supplemental Terms Annex, a majority of the Outstanding Common Units, the Outstanding Series A Preferred Units voting on an as-converted basis, and the Outstanding Class B Units, voting together as a single class.

(b) The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Supplemental Terms Annex. Capitalized terms used but not defined in this Supplemental Terms Annex shall have the meanings given to them in the Partnership Agreement.

(i) “Accrual Election” has the meaning assigned to such term in Paragraph 4(b).

(ii) “Accumulated Distributions” means, with respect to any Series A Preferred Unit, as of any date, the aggregate amount of accrued and unpaid distributions added to the Series A Liquidation Preference in accordance with Paragraph 4(b).

(iii) “Adjusted Leverage Ratio” means, as of any date of determination, the quotient of (a) the sum, as of such date, of (i) Total Debt, plus (ii) the aggregate liquidation preference of all Outstanding Series A Senior Securities, and (b) EBITDAX for the period of the four fiscal quarters most recently ended as of such date for which financial information has been filed with the Commission.

(iv) “Arrangement Fee” has the meaning ascribed to such term in the Series A Purchase Agreement.

(v) “Bridge Commitment” has the meaning ascribed to such term in the Series A Purchase Agreement.

(vi) “Bridge Commitment Fee” has the meaning ascribed to such term in the Series A Purchase Agreement.

(vii) “Bridge Purchased Units” has the meaning ascribed to such term in the Series A Purchase Agreement.

(viii) “Closing” has the meaning ascribed to such term in the Series A Purchase Agreement.

(ix) “Common Unitholder” means a Record Holder of Common Units.

(x) “Conversion Price” means $15.07, as may be adjusted as set forth in Paragraph 8(e) of this Supplemental Terms Annex.

(xi) “Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 13, 2023, among Kimbell Royalty Partners, LP, as the borrower, the several lenders thereto from time to time, Citibank, N.A. as administrative agent, Banc of America Securities LLC, Frost Bank, Mizuho Bank, Ltd., PNC Capital Markets LLC, and Truist Securities, Inc. as joint lead arrangers, and Bank of America, National Association, Frost Bank, Mizuho Bank, Ltd., PNC Bank, N.A, and Truist Bank as co-documentation agents, as amended by that certain Amendment No. 1, dated as of July 24, 2023, and as further amended, amended and restated, supplemented or otherwise modified from time to time (except in contravention hereof), together with any Replacement Credit Agreement. Any term defined herein by reference to the Credit Agreement (and any embedded defined terms therein) shall have the meaning set forth in the Credit Agreement as of the Series A Issuance Date, giving effect to any amendment, amendment and restatement or other modification dated as of the Series A Issuance Date. When applying U.S. GAAP to the terms of this Supplemental Terms Annex, including when referencing any calculation made under or in accordance with the Credit Agreement, U.S. GAAP will be deemed to treat leases that would have been classified as operating leases in accounting principles in the United States as in effect on December 31, 2015 in a manner consistent with the treatment of such leases under general accepted accounting principles in the United States as in effect on December 31, 2015, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

Exhibit B - 7

(xii) “Customary Credit Facility” means a reserve-based revolving credit facility (including the Credit Agreement, as in effect as of the Series A Issuance Date, giving effect to any amendment, amendment and restatement or other modification dated as of the Series A Issuance Date) (a) with a conforming borrowing base based on the normal and customary standards and practices of, and provided solely by an administrative agent and lenders that are, commercial banks that are regulated by the U.S. Office of the Comptroller of the Currency and are in the business of valuing and re-determining the value of oil and gas properties in connection with conforming, reserve-based oil and gas loan transactions in the United States based upon, inter alia, the review by such lenders of the hydrocarbon reserves, royalty interests and assets and liabilities of the borrower and guarantors thereunder, with such valuation being determined at least semi-annually during each year and on such other occasions as may be required or provided for by the terms of the documentation therefor, (b) with respect to which all Indebtedness and other obligations under such credit facility are pari passu in right of payment, pricing, security and liquidation thereof, and (c) that does not carry any call protection (including, without limitation, any make-whole protection, prepayment premium, yield protection or similar protection or premium).

(xiii) “Distribution Rate” means 6.0% per annum, as may be adjusted as set forth in Paragraph 4(b) and Paragraph 12(d) of this Supplemental Terms Annex.

(xiv) “EBITDAX” has the meaning ascribed to such term in the Credit Agreement (including any embedded defined terms therein); provided, however, for purposes of calculating EBITDAX herein, EBITDAX (a) shall be calculated without giving effect to the add-backs provided under clauses (4), (5), (7) (other than on account of extraordinary losses for such period) and (8) of the definition of “EBITDAX” as provided in the Credit Agreement and (b) shall not be calculated on a Pro Forma Basis (as such term is defined in the Credit Agreement); provided that notwithstanding any limitations in the Credit Agreement, EBITDAX shall be determined with respect to the Partnership and all of its Subsidiaries (i.e., such calculation shall not be limited to Restricted Subsidiaries (as such term is defined in the Credit Agreement)).

(xv) “Equity Securities” means, with respect to any Person, (a) any capital stock or other equity securities, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock or other equity securities or containing any profit participation features, (c) any rights, options or incentive units, directly or indirectly, to subscribe for or to purchase any capital stock, other equity securities or securities containing any profit participation features or, directly or indirectly, to subscribe for or to purchase any securities, directly or indirectly, convertible into or exchangeable for any capital stock, other equity securities or securities containing any profit participation features, or (d) any stock appreciation rights, phantom stock rights or other similar rights.

(xvi) “Excluded Amounts” means the Arrangement Fee, the Upfront Fee and the Bridge Commitment Fee.

(xvii) “Final Partnership Redemption Notice” has the meaning assigned to such term in Paragraph 12(c) of this Supplemental Terms Annex.

(xviii) “Forced Redemption Date” has the meaning assigned to such term in Paragraph 12(a) of this Supplemental Terms Annex.

(xix) “Incumbent Board” has the meaning assigned to such term in Paragraph 3(b)(xlv)(7) of this Supplemental Terms Annex.

Exhibit B - 8

(xx) “Indebtedness” of any Person shall mean, if and to the extent (other than with respect to clause (e) below) the same would constitute indebtedness or a liability in accordance with U.S. GAAP, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with U.S. GAAP would be required to be shown as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with U.S. GAAP and (ii) obligations resulting under firm transportation contracts or take or pay contracts entered into in the ordinary course of business), (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness (excluding prepaid interest thereon) described in the other clauses of this definition of any other Person secured by any lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (but if such Indebtedness has not been assumed, limited to the lesser of the amount of such Indebtedness and the fair market value of the property securing such Indebtedness), (f) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (g) without duplication, all guarantee obligations of such Person in respect of Indebtedness of another Person of the types described in the other clauses of this definition; provided that Indebtedness shall not include (i) trade and other ordinary-course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Partnership and its Subsidiaries, (A) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (B) intercompany liabilities in connection with the cash management, tax and accounting operations of the Partnership and its Subsidiaries, (v) production payments and reserve sales, (vi) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business and (vii) any obligation in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

(xxi) “Initial Accrual Period” means the period beginning on the Series A Issuance Date and ending on the last day of the fourth non-consecutive Quarter with respect to which an Accrual Election is made. For the avoidance of doubt, in no event shall the Accrual Election be made in consecutive Quarters.

(xxii) “IRR” means, as of any measurement date, the cumulative internal rate of return, compounded annually, with respect to a Series A Preferred Unit (i.e., the annual discount rate for which the net present value of all cash inflows from all Capital Contributions made to acquire such Series A Preferred Unit, and all cash outflows from all cash distributions in respect of such Series A Preferred Unit, are equal to $0), as calculated using the XIRR function in Microsoft Excel (or if such program is no longer available, such other software program for calculating a cumulative, annually-compounded internal rate of return approved by the Board of Directors, with the affirmative vote of the Record Holders of the Series A Required Voting Percentage, such affirmative vote not to be unreasonably withheld, conditioned or delayed) ((x) taking into account the respective dates of each such Capital Contribution and distribution, as well as the IRR measurement date, (y) treating each such Capital Contribution as a negative amount for purposes of such net present value calculation and (z) treating each such cash distribution in respect of any such Series A Preferred Unit as a positive amount for purposes of such net present value calculation). IRR shall be calculated on the basis of the actual number of days elapsed over a 365-day year. In calculating IRR for all such Series A Preferred Units as of any particular date, (a) the aggregate cash amounts distributed pursuant to Paragraph 4 of this Supplemental Terms Annex with respect to any such Series A Preferred Unit on such date, and all amounts previously distributed pursuant to Paragraph 4 of this Supplemental Terms Annex with respect to such Series A Preferred Unit, shall be taken into account, (b) Excluded Amounts shall be disregarded and not included as Capital Contributions or distributions in respect of Series A Preferred Units; provided, however, that any portion of the Upfront Fee or Bridge Commitment Fees that are satisfied by offset against the amounts required to be funded by the Series A Purchasers to purchase the Series A Preferred Units at the Closing shall be treated as if those amounts were Capital Contributions made in cash and (c) Capital Contributions and cash distributions in respect of Series A Preferred Units will be deemed to have been received or paid on the actual date of receipt or payment (or offset, in the case of amounts described in the proviso to clause (b) above).

Exhibit B - 9

(xxiii) “Management Services Agreement” means the management services agreements, originally dated as of February 8, 2017, as amended in effect as of the Series A Issuance Date, among the Partnership and/or Kimbell Operating Company, LLC and the other parties thereto.

(xxiv) “Minimum IRR” means, as of any measurement date: (a) prior to the fifth anniversary of the Series A Issuance Date, a 12.0% IRR with respect to such Series A Preferred Unit; (b) on or after the fifth anniversary of the Series A Issuance Date and prior to the sixth anniversary of the Series A Issuance Date, a 13.0% IRR with respect to such Series A Preferred Unit; and (c) on or after the sixth anniversary of the Series A Issuance Date, a 14.0% IRR with respect to such Series A Preferred Unit.

(xxv) “Minimum Return Amount” means, at the applicable time of determination:

(1) if the applicable time of determination is after the date that is 180 days following the Closing, with respect to all outstanding Series A Preferred Units, an amount in cash in the aggregate equal to the product of (A) the number of outstanding Series A Preferred Units multiplied by (B) for each such outstanding Series A Preferred Unit the greatest of (i) an amount (together with all prior distributions made in respect of such Series A Preferred Unit) necessary to achieve the Minimum IRR, (ii) an amount (together with all prior distributions made in respect of such Series A Preferred Unit) necessary to achieve a Return on Investment equal to 1.2 times with respect to such Series A Preferred Unit and (iii) the Series A Liquidation Preference with respect to such Series A Preferred Unit;

(2) if the applicable time of determination is on or before the date that is 180 days following the Closing, (x) with respect to all outstanding Series A Preferred Units that were not issued as Bridge Purchased Units, the aggregate amount calculated in accordance with clause (1) with respect to such Series A Preferred Units and (y) with respect to all outstanding Series A Preferred Units that were issued as Bridge Purchased Units, an amount in cash in the aggregate equal to the product of the number of such Bridge Purchased Units multiplied by, for each such Bridge Purchased Unit the greater of (i) an amount (together with all prior distributions made in respect of such Bridge Purchased Unit) necessary to achieve a 12.0% IRR with respect to such Bridge Purchased Unit and (ii) the Series A Liquidation Preference with respect to such Bridge Purchased Unit; and

(3) on a per Series A Preferred Unit basis (calculated separately with respect to Series A Preferred Units that are Bridge Purchase Units and Series A Preferred Units that are not Bridge Purchased Units if the applicable time of determination is on or before the date that is 180 days following the Closing), an amount in cash equal to the quotient of (x) the aggregate amount calculated in accordance with clause (1) or clause (2) above and (y) the number of applicable outstanding Series A Preferred Units.

(xxvi) “NYMEX Pricing” means, as of any date of determination with respect to any month (a) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for each month, and (b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at http://www.cmegroup.com/ or any successor thereto (as such pricing may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).

(xxvii) “Operating Company” means Kimbell Royalty Operating, LLC, a Delaware limited liability company.

(xxviii) “OpCo Series A Preferred Unit” shall mean a limited liability company interest in the Operating Company having the rights and obligations specified with respect to “Series A Preferred Units” in the OpCo Limited Liability Company Agreement (as amended or amended and restated to give effect to the issuance of the Series A Preferred Units).

(xxix) “Partnership Agreement” has the meaning assigned to such term in Paragraph 1 of this Supplemental Terms Annex.

(xxx) “Partnership Indebtedness Documents” shall mean any agreement, document or instrument governing or evidencing any Indebtedness for borrowed money of the Partnership or its Subsidiaries.

Exhibit B - 10

(xxxi) “Partnership Redemption Date” has the meaning assigned to such term in Paragraph 12(d) of this Supplemental Terms Annex.

(xxxii) “Partnership Series A Redemption Notice” has the meaning assigned to such term in Paragraph 11(d) of this Supplemental Terms Annex.

(xxxiii) “Paying Agent” shall mean the Transfer Agent, acting in its capacity as paying agent for the Series A Preferred Units, and its successors and assigns, or any other Person appointed to serve as paying agent by the Partnership.

(xxxiv) “Percentage Interest” means, as of any date of determination, as to any Unitholder with respect to Units, the quotient obtained by dividing (a) the number of Units held by such Unitholder by (b) the total number of Outstanding Units. The Percentage Interest with respect to the General Partner Interest shall at all times be zero. For purposes of determining the Percentage Interest of any Unitholder with respect to Series A Preferred Units as of any date of determination, each Series A Preferred Unit shall be deemed to have converted into the number of Common Units into which such Series A Preferred Unit would be converted at the then applicable Series A Conversion Rate pursuant to Paragraph 8(a) (regardless of whether the Series A Preferred Units are then convertible), and such Common Units shall be deemed to be Outstanding Units and such Series A Preferred Units shall be deemed not to be Outstanding Units.

(xxxv) “Permitted Dispositions” means:

(1) sales, lease assignments, conveyances and other dispositions of oil and gas properties and related assets to which no Proved Developed Producing Reserves are attributable and farm-outs of undeveloped acreage to which no Proved Developed Producing Reserves are attributable and assignments in connection with such farm-outs; and

(2) any exchange or swap of oil and gas properties; provided, that the consideration received in respect of such exchange or swap is equal to or greater than the fair market value of the oil and gas properties subject of such exchange or swap (as determined in good faith by the Board of Directors).

(xxxvi) “Permitted Transactions” means:

(1) any transaction or series of related transactions involving aggregate payments or consideration not in excess of $2,000,000;

(2) any transaction on terms, taken as a whole, that are substantially as favorable to the Partnership or the applicable Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(3) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Partnership and its Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Units or other Equity Securities pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements), in each case, in the ordinary course of business;

(4) any issuance of Units or other equity interests or other payments, awards or grants in cash, securities, Units or other Equity Securities or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the General Partner;

(5) transactions pursuant to the Management Services Agreement and any amendments, restatements, supplements or other modifications thereto that are not, taken as a whole, materially less favorable to Partnership and its Subsidiaries than such agreements as in effect on the Series A Issuance Date;

Exhibit B - 11

(6) any transaction in respect of which the Partnership obtains an opinion from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is in the good faith determination of the Partnership qualified to render such opinion, which opinion states that such transaction is (i) fair, from a financial point of view, to the Partnership or the applicable Subsidiary and (ii) on terms, taken as a whole, that are no less favorable to the Partnership or the applicable Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(7) any transaction with an Affiliate if such transaction has been approved by the Conflicts Committee in accordance with the terms of the Partnership Agreement;

(8) Pro Rata distributions in respect of, and Pro Rata redemptions or repurchases of, the Series A Preferred Units and other Units not prohibited by Paragraph 5(b); and

(9) amendments to the Partnership Agreement, this Supplemental Annex or the Certificate of Limited Partnership permitted by Paragraph 5(b)(14) and the other terms of the Partnership Agreement.

(xxxvii) “Pro Rata” has the meaning given such term in the Partnership Agreement; provided, however, when used with respect to Series A Preferred Units, means apportioned among such Series A Preferred Units based on the number of Outstanding Series A Preferred Units or, if used with respect to Series A Preferred Units being redeemed or converted, apportioned among such Series A Preferred Units based on the number of such Series A Preferred Units being redeemed or converted.

(xxxviii) “Proved Developed Producing Reserves” shall have the meaning assigned such term in the SPE Definitions.

(xxxix) “PV10” means, in respect of the Proved Developed Producing Reserves of the Partnership’s and its Subsidiaries’ oil and gas properties, the net present value of future cash flows (discounted at 10% per annum) as reasonably calculated in good faith by the Partnership, and, if requested by the Record Holders of the Series A Required Voting Percentage, certified in writing by an authorized officer of the Partnership to the Record Holders as true and correct, but provided that each calculation of such expected future cash flow shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided, further, that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (b) the pricing assumptions used in determining PV10 for any particular reserves shall be based upon the Strip Price and (c) the cash-flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential.

(xl) “Reference Date” means August 2, 2023.

(xli) “Replacement Credit Agreement” has the meaning assigned to such term in Paragraph 5(b)(3) of this Supplemental Terms Annex.

(xlii) “required provision” has the meaning assigned to such term in Paragraph 21(b) of this Supplemental Terms Annex.

(xliii) “Reserve Report” means a Reserve Report (as such term is defined in the Credit Agreement) prepared by Netherland, Sewell & Associates, Inc. or Ryder Scott Company, L.P. (or any successor or, in the event that both have ceased to do business, any other independent petroleum engineer selected by the Board of Directors and reasonably approved by the Record Holders of the Series A Required Voting Percentage (such approval not to be unreasonably withheld, delayed or conditioned)) that is prepared in connection with the second scheduled redetermination each calendar year under the Credit Agreement or, if the Credit Agreement ceases to exist or no longer includes such a requirement, that is prepared as of on or about the last day of each fiscal year, or in each case, at the option of the Board of Directors, prepared as of a more recent date.

(xliv) “Return on Investment” means, with respect to each Series A Preferred Unit, as of any measurement date, an amount equal to the quotient of (a) the aggregate cash distributions made by the Partnership in respect of such Series A Preferred Unit and (b) the Series A Issue Price.

Exhibit B - 12

(xlv) “Series A Change of Control” means the occurrence of any of the following:

(1) the Limited Partners of the Partnership prior to any merger, consolidation or other business combination transaction (or series of related transactions) do not continue to own at least 50% of the Partnership or other surviving entity following such merger, consolidation or other business combination transaction (or series of related transactions) to which the Partnership is a party;

(2) the acquisition, directly or indirectly (including, without limitation, by any merger, consolidation or business combination), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the voting equity interests of the General Partner (as measured by voting power rather than the number of shares, units or the like); provided, however, any such acquisition shall not constitute a Series A Change of Control if (i) the acquiring entity is an Affiliate of Rochelle Royalties, LLC, BGT Investments LLC or Double Eagle Interests, LLC as of the Series A Issuance Date and (ii) the beneficial owners of Rochelle Royalties, LLC (or their heirs or estates) as of the Reference Date beneficially own or control at least one-third of the voting equity interests (as measured by voting power rather than number of shares, units or the like) of such acquiring entity;

(3) any direct or indirect sale, lease, exchange, transfer, conveyance or other disposition by the Partnership, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole;

(4) the removal of the General Partner as general partner of the Partnership by the Limited Partners of the Partnership; provided, however, any such removal shall not constitute a Series A Change of Control if (i) the successor General Partner is an Affiliate of Rochelle Royalties, LLC, BGT Investments LLC or Double Eagle Interests, LLC as of the Series A Issuance Date and (ii) the beneficial owners of Rochelle Royalties, LLC (or their heirs or estates) as of the Reference Date beneficially own or control at least one-third of the voting equity interests (as measured by voting power rather than number of shares, units or the like) of the successor General Partner;

(5) the Common Units are no longer listed or admitted to trading on a National Securities Exchange;

(6) any dissolution or liquidation of the Partnership; or

(7) individuals who, as of the Series A Issuance Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a member of the Board of Directors subsequent to such date who was appointed by Kimbell GP Holdings, LLC, shall be considered as though such individual was a member of the Incumbent Board.

(xlvi) “Series A Conversion Date” has the meaning assigned to such term in Paragraph 8(d) of this Supplemental Terms Annex.

(xlvii) “Series A Conversion Notice” has the meaning assigned to such term in Paragraph 8(c)(i) of this Supplemental Terms Annex.

(xlviii) “Series A Conversion Notice Date” has the meaning assigned to such term in Paragraph 8(c)(i) of this Supplemental Terms Annex.

(xlix) “Series A Conversion Rate” means, (i) as of any time of determination pursuant to Paragraph 8(a), the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be equal to (x) the Series A Liquidation Preference (on a per Series A Preferred Unit basis) divided by (y) the Conversion Price then in effect or (ii) as of any time of determination pursuant to Paragraph 8(b), the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be equal to (x) the Minimum Return Amount (on a per Series A Preferred Unit basis) divided by (y) the Conversion Price then in effect.

(l) “Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Paragraph 8 of this Supplemental Terms Annex. Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.

(li) “Series A Converting Unitholder” means, a Series A Preferred Unitholder (a) who has delivered a Series A Conversion Notice to the Partnership in accordance with Paragraph 8(c)(i) of this Supplemental Terms Annex or (b) to whom the Partnership has delivered a Series A Mandatory Conversion Notice in accordance with Paragraph 8(c)(ii) of this Supplemental Terms Annex.

Exhibit B - 13

(lii) “Series A Cumulative Convertible Preferred Units” has the meaning assigned to such term in Paragraph 2 of this Supplemental Terms Annex.

(liii) “Series A Distribution Amount” means, with respect to any Quarter ending on or after September 30, 2023, an amount per Series A Preferred Unit equal to the Series A Liquidation Preference multiplied by the Distribution Rate per annum (calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed) for such Quarter; provided, however, for purposes of determining the Series A Distribution Amount for the Quarter ending September 30, 2023, such Quarter shall be deemed to commence on the Series A Issuance Date and end on, and include, September 30, 2023 but calculated on the basis of a 365- (or 366-, as the case may be) day year as set forth above.

(liv) “Series A Distribution Payment Date” has the meaning assigned to such term in Paragraph 4(a) of this Supplemental Terms Annex.

(lv) “Series A Issuance Date” means the Closing Date (as such term is defined in the Series A Purchase Agreement).

(lvi) “Series A Issue Price” means $1,000.00 per Series A Preferred Unit.

(lvii) “Series A Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks junior to the Series A Preferred Units, and shall include the Common Units, but shall not include any Series A Parity Securities or Series A Senior Securities.

(lviii) “Series A Liquidation Preference” means, as of any date of determination, with respect to each Series A Preferred Unit an amount equal to the sum of (a) the Series A Issue Price and (b) the Accumulated Distributions.

(lix) “Series A Mandatory Conversion Notice” has the meaning assigned to such term in Paragraph 8(c)(ii) of this Supplemental Terms Annex.

(lx) “Series A Mandatory Conversion Notice Date” has the meaning assigned to such term in Paragraph 8(c)(ii) of this Supplemental Terms Annex.

(lxi) “Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks pari passu with (but not senior to) the Series A Preferred Units. For the avoidance of doubt, classes or series of Partnership Interests may qualify as Series A Parity Securities irrespective of whether or not the record date, distribution payment date, distribution rate, distribution periods or payment mechanics of such class or series of Partnership Interests match those of any other class or series of Series A Parity Securities.

(lxii) “Series A Partial Period Distributions” means, with respect to a conversion or redemption of a Series A Preferred Unit, an amount equal to the Series A Distribution Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the Quarter in which such conversion or redemption occurs and the denominator of which is the actual number of days in such Quarter.

(lxiii) “Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

(lxiv) “Series A Preferred Units” has the meaning assigned to such term in Paragraph 2 of this Supplemental Terms Annex.

(lxv) “Series A Purchase Agreement” means the Series A Preferred Unit Purchase Agreement, dated as of the Reference Date, between the Partnership and the Series A Purchasers, as amended, supplemented and restated from time to time.

(lxvi) “Series A Purchasers” means the Purchasers, as defined in the Series A Purchase Agreement.

(lxvii) “Series A Quarterly Distribution” has the meaning assigned to such term in Paragraph 4(b) of this Supplemental Terms Annex.

Exhibit B - 14

(lxviii) “Series A Redemption Date” has the meaning assigned to such term in Paragraph 11(b) of this Supplemental Terms Annex.

(lxix) “Series A Redemption Price” means an amount per Series A Preferred Unit equal to the Minimum Return Amount applicable to such Series A Preferred Unit.

(lxx) “Series A Required Voting Percentage” means at least 66 2/3% of the Outstanding Series A Preferred Units, voting separately as a single class.

(lxxi) “Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks senior to the Series A Preferred Units.

(lxxii) “Series A Unitholder Redemption Right” has the meaning assigned to such term in Paragraph 12(a) of this Supplemental Terms Annex.

(lxxiii) “Series A Unitholder Redemption Notice” has the meaning assigned to such term in Paragraph 12(b) of this Supplemental Terms Annex.

(lxxiv) “Series A Unitholder Redemption Units” has the meaning assigned to such term in Paragraph 12(b) of this Supplemental Terms Annex.

(lxxv) “SPE Definitions” means, with respect to any term, the definition thereof adopted by the Board of Directors, Society for Petroleum Engineers (SPE) Inc., March 1997.

(lxxvi) “Strip Price” means, at any time of determination, (a) for the remainder of the current calendar year, the average NYMEX Pricing for the remaining months in the current calendar year, (b) for each of the succeeding four complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year, and (c) for the succeeding fifth complete calendar year, and for each calendar year thereafter, the average NYMEX Pricing for the twelve months in such fifth calendar year.

(lxxvii) “Supplemental Terms Annex” has the meaning assigned to such term in Paragraph 1 of this Supplemental Terms Annex.

(lxxviii) “Total Debt” has the meaning ascribed to such term in the Credit Agreement (including any embedded defined terms therein); provided that notwithstanding any limitations in the Credit Agreement, Total Debt shall be determined with respect to the Partnership and all of its Subsidiaries (i.e., such calculation shall not be limited to Restricted Subsidiaries (as such term is defined in the Credit Agreement)).

(lxxix) “Upfront Fee” has the meaning ascribed to such term in the Series A Purchase Agreement.

(lxxx) “Wholly-owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned, directly or indirectly, by such Person or one or more Wholly-owned Subsidiaries of such Person

Exhibit B - 15

4. Distributions. The Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:

(a) Commencing with the Quarter ending on September 30, 2023 and continuing through the applicable Series A Conversion Date, subject to Paragraph 4(d) of this Supplemental Terms Annex each Record Holder of Series A Preferred Units as of an applicable Record Date for each Quarter shall be entitled to receive, in respect of each Series A Preferred Unit held by such Record Holder, cumulative distributions in cash in respect of such Quarter equal to the sum of (1) the Series A Distribution Amount for such Quarter and (2) the Accumulated Distributions with respect to such Series A Preferred Unit (collectively, the “Series A Quarterly Distribution”). Each Series A Quarterly Distribution shall be payable quarterly but no later than the earlier of (i) the Distribution Date and (ii) the payment date of distributions, if any, on any Series A Parity Securities and Series A Junior Securities (each such payment date, a “Series A Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Interests in respect of any Quarter, then the Record Date established pursuant to this Paragraph 4(a) for a Series A Quarterly Distribution in respect of such Quarter shall be such earlier Record Date.

(b) Notwithstanding anything to the contrary in Paragraph 4(a), prior to the end of the Initial Accrual Period, the Partnership may, at the sole election of the Board of Directors, with respect to any Series A Distribution Amount in respect of any Quarter, elect in any non-consecutive Quarters (an “Accrual Election”) to have an amount equal to the quotient of (i) (A) the amount that would have been payable if such Series A Distribution Amount had been paid in cash less (B) the amount actually paid in cash divided by (ii) 0.6 added to the Series A Liquidation Preference in lieu of paying such Series A Distribution Amount in cash. If the Partnership fails to pay or declare in its entirety a Series A Distribution Amount in respect of any Quarter prior to the end of the Initial Accrual Period and does not make an Accrual Election in respect thereof, the Partnership shall be deemed to have made an Accrual Election for all purposes of this Supplemental Terms Annex if the Partnership did not make an Accrual Election with respect to the immediately preceding Quarter; provided, that if (i) the Partnership (x) fails to pay in full, in cash and when due, (1) any Series A Quarterly Distribution that is required to be paid after the Initial Accrual Period or (2) any Series A Quarterly Distribution that is required to be paid during the Initial Accrual Period if an Accrual Election was made in the immediately preceding Quarter, or (y) materially breaches any of its covenants in this Supplemental Terms Annex and such breach has not been cured by the Partnership within 30 days after notice thereof by a Record Holder of Series A Preferred Units, then the Distribution Rate during such Quarter and each of the following Quarters shall be increased to 20% per annum, until all Accumulated Distributions are paid in full in cash, and any such material breach is no longer ongoing and (ii) notwithstanding anything in this Agreement to the contrary, the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities at any time that there are any Accumulated Distributions.

(c) Each Series A Preferred Unit will have the right to share in any special distributions by the Partnership of cash, securities or other property Pro Rata with the Common Units on an as-converted basis, provided that special distributions shall not include regular quarterly distributions paid in the normal course of business on the Common Units pursuant to Section 6.1 of the Partnership Agreement. No adjustment pursuant to Paragraph 8(e) of this Supplemental Terms Annex shall be made with respect to a special distribution referred to in this Paragraph 4(c).

(d) Notwithstanding anything in this Paragraph 4 to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, (1) with respect to a distribution to be made to Record Holders as of the Record Date that precedes such conversion, the Record Holder of such Series A Preferred Unit as of such Record Date shall be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date, but shall not be entitled to receive such distribution in respect of such Record Date established for Record Holders of Common Units in respect of the Common Units into which such Series A Preferred Unit was converted after such Record Date, and (2) with respect to a distribution to be made to Record Holders as of any Record Date that follows such conversion, the Record Holder of the Series A Conversion Units into which such Series A Preferred Unit was converted as of such Record Date shall be entitled to receive such distribution in respect of such Series A Conversion Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date. For the avoidance of doubt, if a Series A Preferred Unit is converted into Series A Conversion Unit pursuant to the terms of this Supplemental Terms Annex after a Record Date but prior to the corresponding Series A Distribution Payment Date, then the Record Holder of such Series A Preferred Unit as of such Record Date shall nonetheless remain entitled to receive on the Series A Distribution Payment Date a distribution in respect of such Series A Preferred Unit pursuant to Paragraph 4(a) of this Supplemental Terms Annex and, until such distribution is received, Paragraph 4(b) of this Supplemental Terms Annex shall continue to apply.

Exhibit B - 16

5. Voting; Waiver.

(a) Except as provided in Paragraph 5(b) and Paragraph 6 of this Supplemental Terms Annex, the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units into which such Series A Preferred Units would be converted at the then-applicable Series A Conversion Rate pursuant to Paragraph 8(a) (regardless of whether the Series A Preferred Units are then convertible), and shall vote as a single class with the holders of the Common Units on each matter with respect to which each Record Holder of a Common Unit is entitled to vote; provided that the Outstanding Series A Preferred Units shall not vote with the holders of Common Units on any matter requiring the approval of the Common Units pursuant to Section 13.3(c) of the Partnership Agreement. Except with respect to Section 13.3(c), each reference in the Partnership Agreement to a vote of Record Holders of Common Units shall be deemed to constitute a reference to the Record Holders of Common Units and Series A Preferred Units, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.

(b) Except as provided in Paragraph 5(c) of this Supplemental Terms Annex, notwithstanding any other provision of the Partnership Agreement or this Supplemental Terms Annex, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under the Partnership Agreement or this Supplemental Terms Annex, the affirmative vote of the Record Holders of the Series A Required Voting Percentage shall be required for the Partnership to, or to permit any of its Subsidiaries to (in each case, directly or indirectly, including by way of amendment to the Partnership Agreement or this Supplemental Terms Annex, by merger, consolidation, reclassification or otherwise):

(1) incur any Indebtedness for borrowed money (including under any Customary Credit Facility) that would be included in the definition of Total Debt (but assuming for such purposes that any undrawn letters of credit or bank guarantees constitute Total Debt), if (i) either clause of the proviso in Paragraph 4(b) of this Supplemental Terms Annex is applicable or (ii) pro forma for such incurrence and the application of any proceeds thereof, the Adjusted Leverage Ratio would exceed 2.5;

(2) borrow under the Credit Agreement, at any time, an amount exceeding 95% of the Partnership’s and its Subsidiaries’ PV10 calculated based on the most recent Reserve Report;

(3) enter into any credit facility in replacement of or to refinance the Credit Agreement (a “Replacement Credit Agreement”) that is not a Customary Credit Facility or amend, restate, supplement or otherwise modify the Credit Agreement in any manner if the result thereof is that the Credit Agreement as so amended, restated, supplemented or otherwise modified fails to satisfy the definition of Customary Credit Facility;

(4) incur any Indebtedness for borrowed money except for Indebtedness under the Customary Credit Facility, except for:

(a) Indebtedness among the Partnership and its Subsidiaries;

(b) Indebtedness which, in the aggregate, together with all other Indebtedness permitted by this Paragraph 5(b)(4)(b), does not exceed $5,000,000 in principal amount outstanding;

(c) Indebtedness in respect of Capital Leases (as defined in the Credit Agreement) or purchase money financings in an aggregate principal amount outstanding at any time not to exceed $5,000,000;

(d) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and

(e) any renewals, refinancings or extensions of any of the foregoing;

Exhibit B - 17

(5) enter into, adopt or agree to any “restricted payment” provisions (or other similar provisions that restrict or limit the payment of distributions on, or the redemption of, the Series A Preferred Units) under any Partnership Indebtedness Document that would be more materially restrictive, taken as a whole, on the payment of dividends on, or redemption of, the Series A Preferred Units than those existing in the Partnership Indebtedness Documents as of the Series A Issuance Date (provided that, for the avoidance of doubt, any decrease in the amount available to make restricted payments under any such provisions that are the result of the Partnership utilizing capacity under such provisions or any decrease in capacity as a result of the operation of such provisions as set forth in the Partnership Indebtedness Documents as of the Series A Issuance Date, shall not require the consent of the Record Holders of the Series A Required Voting Percentage);

(6) declare, or pay, any distribution on or repurchase or redeem any Series A Junior Securities (including, for the avoidance of doubt, the Common Units) if (i) the pro forma Adjusted Leverage Ratio exceeds 3.0, immediately after giving effect thereto or (ii) either clause of the proviso in Paragraph 4(b) of this Supplemental Terms Annex is applicable;

(7) declare, or pay, any special or one-time distribution with respect to any class of Series A Junior Securities, including any distribution that is not out of Available Cash, unless such special or one-time distribution is made on a pro rata basis to the Series A Preferred Units and any class of Series A Parity Securities;

(8) form or create any Subsidiaries of the Partnership, other than Wholly-owned Subsidiaries of the Partnership, issue, or permit to be issued, any Equity Securities of any Subsidiaries of the Partnership, other than to Wholly-owned Subsidiaries of the Partnership, and the Partnership is permitted to own each of the Operating Company, OGM Partners I, RCPTX, Ltd. and Oakwood Minerals I, L.P. as non-Wholly-owned Subsidiaries, in the proportions owned as of the date hereof;

(9) to the fullest extent permitted by law: (1) make a general assignment for the benefit of creditors; (2) file a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (3) file a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in the preceding clauses (1)-(3); or (5) seek, consent to or acquiesce in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the Partnership or any of its Subsidiaries or of all or any substantial part of their properties; provided that the foregoing shall not apply to any of the Subsidiaries of the Partnership, if (a) the Partnership shall determine that the existence thereof is no longer desirable in the conduct of the business of the Partnership and its Subsidiaries, taken as a whole, and that the bankruptcy or liquidation thereof is not adverse in any material respect to the Series A Preferred Unitholders or (b) if a Subsidiary is to be liquidated, such Subsidiary has no material assets;

(10) make, change or revoke any entity classification election in respect of the Partnership or any of its Subsidiaries for U.S. federal income tax purposes or relevant state or local income tax purposes;

(11) except for Permitted Transactions, enter into, or modify, any agreement or transaction between or among the Partnership and/or its Subsidiaries, on the one hand, and the General Partner, its officers or employees or members of the Board of Directors and/or their respective Affiliates (other than the Partnership and its Wholly-owned Subsidiaries) on the other hand;

(12) except for Permitted Dispositions, sell, lease, assign, convey or otherwise dispose of (including by farmout or similar transaction) any oil and gas properties of the Partnership or any of its Subsidiaries having a fair market value in excess of $50 million in any fiscal year and $125 million in the aggregate while any Series A Preferred Units are outstanding;

(13) enter into a Series A Change of Control unless in connection therewith the Partnership redeems in full for cash all of the Outstanding Series A Preferred Units in accordance with Paragraph 9 of this Supplemental Terms Annex; or

Exhibit B - 18

(14) amend or amend and restate the Partnership Agreement, this Supplemental Terms Annex, the Certificate of Limited Partnership (including by merger or otherwise or any amendment contemplated by and made in accordance with Paragraph 6 of this Supplemental Terms Annex), or the organizational documents of the Partnership’s Subsidiaries if such amendment is materially adverse to any of the rights, preferences and privileges of the Series A Preferred Units. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such a materially adverse impact if such amendment would:

(a) reduce the Series A Distribution Amount or the Series A Quarterly Distribution, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel any accrued and unpaid distributions on the Series A Preferred Units or any interest accrued thereon (including any Accumulated Distributions or Series A Partial Period Distributions), or change the seniority rights of the Series A Preferred Unitholders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;

(b) reduce the amount payable or change the form of payment to the Record Holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Series A Preferred Units in relation to the rights of the holders of any other class or series of Partnership Interests upon the liquidation, dissolution and winding up of the Partnership; or

(c) make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth in this Supplemental Terms Annex.

(c) Notwithstanding anything to the contrary in this Paragraph 5, in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any Series A Change of Control; provided, that, in connection with any Series A Change of Control, the Partnership shall be required to redeem in full for cash all of the Outstanding Series A Preferred Units in accordance with Paragraph 9 of this Supplemental Terms Annex; provided, further, that nothing in the foregoing shall limit the voting rights of any Series A Preferred Unitholder in connection with any vote of Record Holders of Common Units and Series A Preferred Units together as a single class that may be required to approve such transaction.

(d) Notwithstanding anything to the contrary in this Paragraph 5, in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any exchange made pursuant to the Exchange Agreement (as such term is defined in the Partnership Agreement).

6. Issuances of Series A Senior Securities and Series A Parity Securities. The Partnership shall not, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, issue, authorize or create any (a) Series A Senior Securities or any obligation or security convertible into, exchangeable for or evidencing the right to purchase any Series A Senior Securities (or amend the provisions of any class of Partnership Interests to convert, reclassify or otherwise make such class of Partnership Interests a class of Series A Senior Securities), (b) Series A Parity Securities or any obligation or security convertible into, exchangeable for or evidencing the right to purchase any Series A Parity Securities (or amend the provisions of any class of Partnership Interests to convert, reclassify or otherwise make such class of Partnership Interests a class of Series A Parity Securities) or (c) additional Series A Preferred Units.

Notwithstanding anything in the foregoing to the contrary, subject to Paragraph 8(e) of this Supplemental Terms Annex, the Partnership may, without any vote of the holders of Outstanding Series A Preferred Units voting as a separate class (but without prejudice to their rights to vote on an as-converted basis to the extent that the Common Units are entitled to vote on any such matter), create (by reclassification or otherwise) and issue Series A Junior Securities in an unlimited amount.

Exhibit B - 19

7. Legends. Unless otherwise directed by the General Partner, each book entry or Certificate evidencing a Series A Preferred Unit shall bear a restrictive notation in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF KIMBELL ROYALTY PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE U.S. FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, OR (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF KIMBELL ROYALTY PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE. THIS SECURITY IS SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF KIMBELL ROYALTY PARTNERS, LP, AS AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

8. Conversion.

(a) At the Option of the Series A Preferred Unitholders. Beginning with the earlier of (1) the second anniversary of the Series A Issuance Date and (2) immediately prior to the liquidation of the Partnership under Section 12.4 of the Partnership Agreement, the Series A Preferred Units owned by any Series A Preferred Unitholder shall be convertible, in whole or in part, at any time and from time to time upon the request of such Series A Preferred Unitholder, but not more than once per Quarter by such Series A Preferred Unitholder (inclusive of any conversion by such Series A Preferred Unitholder’s Affiliates, with each Series A Preferred Unitholder and its Affiliates being entitled to a single conversion right per Quarter), into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate at such time; provided, however, that the Partnership shall not be obligated to honor any such conversion request unless (i) such conversion will involve an aggregate number of Series A Preferred Units with an underlying value of Common Units equal to or greater than $10 million (taking into account and including any concurrent conversion requests by any other Series A Preferred Unitholders) based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date (or such lesser amount to the extent such exercise covers all of the Series A Preferred Units of such Series A Preferred Unitholder and its Affiliates) and (ii) the Closing Price of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading exceeded 130% of the Conversion Price for any 20 Trading Days during the 30-Trading Day period immediately preceding the Series A Conversion Notice Date. Immediately upon the issuance of Series A Conversion Units as a result of any conversion of Series A Preferred Units hereunder, subject to Paragraph 4(d) of this Supplemental Terms Annex, all rights of the Series A Converting Unitholder with respect to such Series A Preferred Units shall cease, including any further accrual of distributions, and such Series A Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any Person pursuant to this Paragraph 8(a) of this Supplemental Terms Annex; provided, however, that instead of issuing any fractional Common Unit, the Partnership shall round down the number of Common Units issued to such Series A Preferred Unitholder to the nearest whole number and pay cash to such Person in lieu of issuing such fractional Common Unit (with the amount of such cash payment being equal to the such fractional interest multiplied by the Conversion Price).

(b) At the Option of the Partnership. At any time on or after the second anniversary of the Series A Issuance Date, the Partnership shall have the option, at any time, to convert all or any portion of the Series A Preferred Units then Outstanding into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate at such time. Fractional Common Units shall not be issued to any Person pursuant to this Paragraph 8(b) of this Supplemental Terms Annex; provided, however, that instead of issuing any fractional Common Unit, the Partnership shall round down the number of Common Units issued to any applicable Series A Preferred Unitholder to the nearest whole number and pay cash to such Person in lieu of issuing such fractional Common Unit (with the amount of such cash payment being equal to the such fractional interest multiplied by the Conversion Price). Notwithstanding the foregoing, in order for the Partnership to exercise such option:

(i) such conversion must involve an aggregate number of Series A Preferred Units with an underlying value of Common Units equal to or greater than $10 million based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Mandatory Conversion Notice Date (or such lesser amount to the extent such exercise covers all of the Series A Preferred Units of such Series A Preferred Unitholder and its Affiliates);

Exhibit B - 20

(ii) the Common Units must be listed for, or admitted to, trading on a National Securities Exchange;

(iii) the Closing Price of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading must exceed 160% of the Conversion Price for any 20 Trading Days during the 30-Trading Day period immediately preceding the Series A Mandatory Conversion Notice Date;

(iv) the average daily trading volume of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading must exceed 100,000 Common Units (as such amount may be adjusted to reflect any Unit split, combination or similar event) for the 60 Trading Days immediately preceding the Series A Mandatory Conversion Notice Date;

(v) the Partnership shall not have repurchased on any day in the 30-Trading Day period immediately preceding the Series A Mandatory Conversion Notice Date more than 10% of the 30-day trailing average trading volume of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading (calculated as of the Series A Mandatory Conversion Notice Date); and

(vi) the Partnership must have an effective registration statement on file with the Commission covering resales of the underlying Common Units to be received by the applicable Series A Preferred Unitholders upon any such conversion.

Nothing in this Paragraph 8(b) of this Supplemental Terms Annex, however, is intended to limit or prevent a Series A Preferred Unitholder from electing to convert its Series A Preferred Units into Common Units in accordance with Paragraph 8(a) of this Supplemental Terms Annex, and the Partnership shall not have any right to convert Series A Preferred Units from a Series A Preferred Unitholder to the extent such Series A Preferred Unitholder validly delivers to the Partnership a valid Series A Conversion Notice covering all of the Series A Preferred Units that are the subject of the applicable Series A Mandatory Conversion Notice prior to the Series A Conversion Date in respect of the applicable Series A Mandatory Conversion Notice.

(c) Conversion Notice.

(i) To convert Series A Preferred Units into Common Units pursuant to Paragraph 8(a) of this Supplemental Terms Annex, a Series A Converting Unitholder shall give written notice (a “Series A Conversion Notice,” and the date such notice is received, a “Series A Conversion Notice Date”) to the Partnership stating that such Series A Preferred Unitholder elects to so convert Series A Preferred Units pursuant to Paragraph 8(a) of this Supplemental Terms Annex, the number of Series A Preferred Units to be converted. The applicable Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.

(ii) To convert Series A Preferred Units into Common Units pursuant to Paragraph 8(b) of this Supplemental Terms Annex, the Partnership shall give written notice (a “Series A Mandatory Conversion Notice,” and the date such notice is sent by the Partnership, a “Series A Mandatory Conversion Notice Date”) to each Record Holder of Series A Preferred Units stating that the Partnership elects to so convert Series A Preferred Units pursuant to Paragraph 8(b) of this Supplemental Terms Annex, that the conditions for electing conversion have been satisfied and the number of Series A Preferred Units to be so converted. The applicable Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.

(d) Timing. If a Series A Conversion Notice is delivered by a Series A Preferred Unitholder to the Partnership or a Series A Mandatory Conversion Notice is delivered by the Partnership to a Series A Preferred Unitholder, each in accordance with Paragraph 8(c) of this Supplemental Terms Annex, the Partnership shall issue the applicable Series A Conversion Units (i) no later than five Business Days after the Series A Conversion Notice Date or (ii) on the Series A Mandatory Conversion Notice Date, as the case may be (any date of issuance of Common Units upon conversion of Series A Preferred Units pursuant to this Paragraph 8 or Paragraph 9 of this Supplemental Terms Annex, a “Series A Conversion Date”). On any Series A Conversion Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion to such Series A Preferred Unitholder, by crediting the account of the Series A Preferred Unitholder through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Transfer Agent to accomplish this objective. Subject to Paragraph 4(d) of this Supplemental Terms Annex, upon issuance of Series A Conversion Units to the Series A Converting Unitholder (or its designated recipient(s)), all rights of such Series A Converting Unitholder with respect to the converted Series A Preferred Units shall cease, and such Series A Converting Unitholder shall be treated for all purposes as the Record Holder of such Series A Conversion Units.

Exhibit B - 21

(e) Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Issuance Date, the Partnership (1) makes a distribution on the Common Units payable in Common Units or other Partnership Interests, (2) subdivides or splits its Outstanding Common Units into a greater number of Common Units, (3) combines or reclassifies the Common Units into a lesser number of Common Units, (4) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (5) effects a Pro Rata repurchase of Common Units, in each case other than in connection with a Series A Change of Control (which shall be governed by Paragraph 9 of this Supplemental Terms Annex), (6) issues to holders of Common Units, in their capacity as holders of Common Units, rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (7) distributes to holders of Common Units evidences of indebtedness, Partnership Interests (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (1) above, any rights or warrants referred to in clause (6) above, any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its Subsidiaries and any distribution of Units or any class or series, or similar Partnership Interest, of or relating to a Subsidiary or other business unit of the Partnership in the case of certain spin-off transactions described below), or (8) consummates a spin-off, where the Partnership makes a distribution to all holders of Common Units consisting of Units of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit of the Partnership, then the Series A Conversion Rate, the Series A Redemption Price and, solely for purposes of Paragraph 8(b)(iii) of this Supplemental Terms Annex, the Conversion Price, in each case, in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (A) in respect of clauses (1) through (4) above, so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Preferred Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) that such Series A Preferred Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, (B) in respect of clauses (5) through (8) above, in the reasonable discretion of the General Partner, to appropriately ensure that the Series A Preferred Units are convertible into an economically equivalent number of Common Units after taking into account the event described in clauses (5) through (8) above, and (C) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Paragraph 8(e) of this Supplemental Terms Annex relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event. Notwithstanding the above, if any other terms of the Series A Preferred Units require adjustment to achieve the economic equivalence described above, such terms shall be proportionately adjusted in the manner determined in the General Partner’s reasonable discretion, to take into account any such subdivision, split, combination or reclassification. An adjustment made pursuant to this Paragraph 8(e) shall become effective immediately after the Record Date, in the case of a distribution, and shall become effective immediately after the applicable effective date, in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(f) No Adjustments for Certain Items. Notwithstanding any of the other provisions of this Paragraph 8, no adjustment shall be made to the Series A Conversion Rate, the Series A Redemption Price or the Series A Issue Price pursuant to Paragraph 8(e) of this Supplemental Terms Annex as a result of any of the following:

(i) any cash distributions made to holders of the Common Units (unless made in breach of Paragraph 4(b) of this Supplemental Terms Annex);

(ii) any issuance of Partnership Interests in exchange for cash;

(iii) any grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan);

Exhibit B - 22

(iv) any issuance of Common Units as all or part of the consideration to effect (A) the closing of any acquisition by the Partnership or any of its Subsidiaries of assets or equity interests of a third party in an arm’s-length transaction or from the Contributing Parties in a transaction approved by the Conflicts Committee in accordance with the Partnership Agreement or (B) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding, provided that any such transaction set forth in clause (A) or (B) of this Paragraph 8(f)(iv) is approved by the General Partner;

(v) the issuance of Common Units upon conversion of Series A Preferred Units; or

(vi) the issuance of Series A Parity Securities.

Notwithstanding anything in this Agreement to the contrary, (x) whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series A Conversion Rate in respect of such issuance or event and (y) unless otherwise determined by the General Partner, no adjustment to the Series A Conversion Rate or the Series A Issue Price shall be made with respect to any distribution or other transaction described in Paragraph 8(e) of this Supplemental Terms Annex if the Series A Preferred Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Series A Preferred Units immediately prior to such event at the then applicable Series A Conversion Rate, without having to convert their Series A Preferred Units.

(g) Conversion of Series A Preferred Units.

(i) The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Series A Preferred Units into Common Units to the extent provided in, and in accordance with, this Paragraph 8.

(ii) All Common Units delivered upon conversion of the Series A Preferred Units in accordance with this Paragraph 8 shall be (1) newly issued, (2) duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement, as amended by this Amendment and (3) with respect to Common Units delivered upon a conversion in accordance with Paragraph 8(b), registered for public resale under the Securities Act of 1933, as amended, pursuant to an effective registration statement that is then-available for the resale of such Common Units.

(iii) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Series A Preferred Units and, if the Common Units are then listed or quoted on the New York Stock Exchange or any other National Securities Exchange or other market shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Series A Preferred Units to the extent permitted or required by the rules of such exchange or market.

9. Series A Change of Control. In the event of a Series A Change of Control, the Partnership shall redeem all (and not less than all) of the Series A Preferred Units for a cash amount per Series A Preferred Unit equal to the Series A Redemption Price. Any redemption pursuant to this Paragraph 9 shall be paid in cash. No later than five Trading Days prior to the consummation of such Series A Change of Control, the Partnership shall deliver a written notice to the Record Holders of the Series A Preferred Units stating the date on which the Series A Preferred Units will be redeemed and the Partnership’s computation of the amount of cash to be received by the Record Holder upon redemption of such Series A Preferred Units. The Partnership shall remit all such cash consideration to such Record Holders immediately prior to the consummation of such Series A Change of Control. The Record Holders shall deliver to the Partnership Certificates representing the Series A Preferred Units, if any, as soon as practicable following such redemption. Record Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to such Record Holders as a result of such redemption is paid in full. After any such redemption and the payment in full of the consideration due as a result of such redemption, any such redeemed Series A Preferred Unit shall no longer constitute an issued and Outstanding Limited Partner Interest.

Exhibit B - 23

10. Restrictions on Transfers of Series A Preferred Units.

(a) Notwithstanding any other provision of this Paragraph 10, and subject to Section 4.7 of the Partnership Agreement, each Series A Preferred Unitholder shall be permitted to transfer any Series A Preferred Units owned by such Series A Preferred Unitholder to any of its respective Affiliates. For the avoidance of doubt, the restrictions set forth in this Paragraph 10 are in addition to such other restrictions set forth in Section 4.7 of the Partnership Agreement.

(b) Without the prior written consent of the General Partner, except as specifically provided in this Supplemental Terms Annex, each Series A Preferred Unitholder shall not: (1) prior to the first anniversary of the Series A Issuance Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Series A Preferred Units; or (2) prior to the first anniversary of the Series A Issuance Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to any class or series of Partnership Interests; provided, however, that any Series A Preferred Unitholder may at any time on and after the Series A Issuance Date, pledge all or any portion of its Series A Preferred Units to any holders of obligations owed by such Series A Preferred Unitholder, including to the trustee for, or agent or representative of, such Series A Preferred Unitholder, and, in each case, as applicable, subject to clause (3) above, any such pledge and any foreclosure, sale or other remedy exercised pursuant to the pledge thereon and/or subsequent transfer by any such pledgee on any such pledged Series A Preferred Units shall not be considered a violation or breach of this Paragraph 10(b)) of this Supplemental Terms Annex; provided, further that any Series A Preferred Unitholder may (subject to complying with Paragraph 10(a) of this Supplemental Terms Annex) transfer any Partnership Interests to one or more of its Affiliates. Notwithstanding the foregoing, any transferee (which, for the avoidance of doubt, shall not include any pledgee of Series A Preferred Units) receiving any Series A Preferred Units pursuant to this Paragraph 10(b)) of this Supplemental Terms Annex (including upon any foreclosure upon pledged Series A Preferred Units) shall be obligated to agree to the restrictions set forth in this Paragraph 10(b)) of this Supplemental Terms Annex as a condition to such transfer. For the avoidance of doubt, in no way shall this Paragraph 10(b)) of this Supplemental Terms Annex or any other provision of this Supplemental Terms Annex or the Partnership Agreement (i) prohibit changes in the composition of any Series A Preferred Unitholder or its direct or indirect owners, partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of such Series A Preferred Unitholder, (ii) prohibit any direct or indirect owners, partners or members of the general partner of any Series A Preferred Unitholder from changing over time, (iii) prohibit limited partners or members of any ultimate fund that indirectly owns any Series A Preferred Unitholder from transferring interests to other Persons in the secondary market or (iv) prohibit any Series A Preferred Unitholder from exercising any rights set forth in Paragraph 13.

(c) Subject to Section 4.7 of the Partnership Agreement and compliance with any applicable securities laws or other provisions of this Supplemental Terms Annex, at any time after the first anniversary of the Series A Issuance Date, the Series A Preferred Unitholders may freely transfer their Series A Preferred Units; provided, however, that this Paragraph 10(c) of this Supplemental Terms Annex shall not eliminate, modify or reduce the obligations set forth in clause (2) of Paragraph 10(b) of this Supplemental Terms Annex.

11. Partnership Optional Redemption.

(a) Upon not less than 20 Business Days prior written notice (each, a “Partnership Series A Redemption Notice”), the Partnership may redeem all of the Series A Preferred Units, or less than all so long as any such redemption includes an aggregate number of Series A Preferred Units with an aggregate Minimum Return Amount that is equal to or greater than $20 million, at any time for a cash amount per Series A Preferred Unit equal to the Series A Redemption Price. Notwithstanding the foregoing or anything to the contrary in this Supplemental Terms Annex or the Partnership Agreement, (x) the Partnership shall not redeem any portion of the Series A Preferred Units which are not Bridge Purchased Units unless it redeems more than 20% of the aggregate number of Series A Preferred Units which are not Bridge Purchased Units then outstanding, (y) the Partnership shall not redeem any portion of the Bridge Purchased Units unless it redeems more than 20% of the aggregate number of Bridge Purchased Units then outstanding, and (z) so long as the Series A Preferred Unitholder being redeemed in such redemption certifies in writing to the Partnership, in a form reasonably satisfactory to the Partnership, that to the knowledge of the Series A Preferred Unitholder, it does not hold for U.S. federal income tax purposes, and is not deemed to hold by application of Section 302(c) of the Code, any Partnership Interests other than Series A Preferred Units (and disregarding any Series A Conversion Units to which such Series A Preferred Units are convertible), the Partnership shall report such redemption made pursuant to this sentence with respect to such Series A Preferred Unitholder as a payment of cash in exchange for the Series A Preferred Units of such Series A Preferred Unitholder, in each case, within the meaning of Section 302(a) of the Code; provided, however, that the Partnership’s reporting obligations in clause (z) shall apply (i) to a redemption solely of Bridge Purchased Units, solely in the event that the Bridge Purchased Units are owned by a Series A Preferred Unitholder that does not own Series A Preferred Units which are not Bridge Purchased Units and (ii) to a redemption solely of Series A Preferred Units which are not Bridge Purchased Units, solely in the event that the Series A Preferred Units which are not Bridge Purchased Units are owned by a Series A Preferred Unitholder that does not own Bridge Purchased Units.

Exhibit B - 24

(b) On and after any date fixed for redemption (each a “Series A Redemption Date”), provided that the Partnership has made available at the office of the Transfer Agent a sufficient amount of funds to effect the redemption, distributions will cease to accrue on the Series A Preferred Units called for redemption, such Series A Preferred Units shall no longer be deemed to be outstanding and all rights of the holders of such units as holders of Series A Preferred Units shall cease except the right to receive the cash deliverable upon such redemption, without interest from the Series A Redemption Date. Notice of any redemption will be irrevocable and will be provided by the Partnership not less than 20 Business Days prior to the Series A Redemption Date, addressed to the respective Record Holders of the Series A Preferred Units to be redeemed at their respective addresses as they appear on the books and records of the Partnership. No failure to give such notice or any defect therein shall affect the validity of the proceedings for the redemption of any Series A Preferred Units except as to any Series A Preferred Unitholder to whom the Partnership has failed to give notice or except as to any Series A Preferred Unitholder to whom notice was defective. In addition to any information required by applicable law, such notice shall state: (1) the Series A Redemption Date; (2) the Series A Redemption Price; and (3) whether all or less than all of the Outstanding Series A Preferred Units are to be redeemed, the aggregate amount of Series A Preferred Units to be redeemed and, if less than all Series A Preferred Units held by such Series A Preferred Unitholder are to be redeemed, the number of Series A Preferred Units that will be redeemed. The notice may also require delivery of Certificates representing the Series A Preferred Units to be redeemed, if any, together with certification as to the ownership of such Series A Preferred Units. Upon the redemption of Series A Preferred Units pursuant to this Paragraph 11 and the payment in full of the consideration due as a result of such redemption, all rights of a Series A Preferred Unitholder with respect to the redeemed Series A Preferred Units shall cease, and such redeemed Series A Preferred Units shall cease to be Outstanding for all purposes of this Agreement.

(c) If the Partnership defaults in the payment of the redemption price by failing to pay such price by the date specified in the notice of redemption, then the Series A Preferred Units that were called for redemption shall remain outstanding and continue to accumulate the Series A Distribution Amount and have all other rights, preferences and privileges of Series A Preferred Units.

(d) Upon any redemption of Series A Preferred Units pursuant to this Paragraph 11, the Partnership shall pay the Series A Redemption Price to the applicable Series A Preferred Unitholders by wire transfer of immediately available funds to an account specified by each such Series A Preferred Unitholder in writing to the General Partner as requested in the notice of redemption.

(e) Except as provided in Paragraph 12 of this Supplemental Terms Annex, no Series A Preferred Unitholder shall have the right to require the Partnership to redeem any Series A Preferred Units. Except as provided in this Paragraph 11, the Partnership shall not have the right under any provision of this Supplemental Terms Annex or the Partnership Agreement at its option to redeem Series A Preferred Units.

12. Series A Preferred Unitholder Optional Redemption.

(a) Commencing on the seventh anniversary of the Series A Issuance Date (the “Forced Redemption Date”) the Series A Preferred Unitholders shall have the right to cause the Partnership to redeem the Outstanding Series A Preferred Units (in whole or in part so long as any such redemption includes an aggregate number of Series A Preferred Units with an aggregate Minimum Return Amount that is equal to or greater than $20 million) (the “Series A Unitholder Redemption Right”) for cash in an aggregate amount equal to the number of Series A Preferred Units so redeemed multiplied by the Series A Redemption Price.

(b) The Series A Preferred Unitholders may exercise the Series A Unitholder Redemption Right at any time after the Forced Redemption Date (but not more than once per Quarter by such Series A Preferred Unitholder (inclusive of any conversion by such Series A Preferred Unitholder’s Affiliates, with each Series A Preferred Unitholder and its Affiliates being entitled to a single redemption right per Quarter)) by delivering to the Partnership a notice of redemption (the “Series A Unitholder Redemption Notice”); provided, however, that no Series A Unitholder Redemption Notice will be valid if delivered less than ten Business Days before the date set for distributions pursuant to Section 6.1 of the Partnership Agreement. Such Series A Unitholder Redemption Notice shall be in writing and include the number of Units to be redeemed from the applicable Series A Preferred Unitholders (the “Series A Unitholder Redemption Units”).

Exhibit B - 25

(c) Within five Business Days of a receipt of a Series A Unitholder Redemption Notice, the Partnership shall deliver a notice (the “Final Partnership Redemption Notice”) that states (i) the Series A Redemption Date, (ii) the number of Series A Preferred Units to be redeemed (as set forth in the Series A Unitholder Redemption Notice) and (iii) the place where any Series A Preferred Units to be redeemed that are in certificated form are to be redeemed and shall be presented and surrendered for payment in cash therefor. Notwithstanding anything in this Agreement to the contrary, from and after delivery of any Series A Unitholder Redemption Notice, the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities until the Partnership has paid and delivered in full an amount of cash sufficient to redeem each of the Series A Preferred Units included in the Series A Unitholder Redemption Notice.

(d) The Partnership shall deposit with the Paying Agent cash sufficient to redeem each of the Series A Preferred Units as to which the Partnership has delivered a Final Partnership Redemption Notice in accordance with Paragraph 12(c) no later than the open of business on the fifth Business Day following the delivery of the Final Partnership Redemption Notice (such date, the “Partnership Redemption Date”), and the Partnership shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to deliver the cash consideration to the Series A Preferred Unitholders for each of their Series A Preferred Units to be redeemed as set forth in the Final Partnership Redemption Notice. If a Final Partnership Redemption Notice shall have been given, then from and after the Series A Redemption Date, unless the Partnership defaults in providing to the Series A Preferred Unitholders cash for each of the Series A Preferred Units to be redeemed sufficient for such redemption at the time and place specified for payment pursuant to the Final Partnership Redemption Notice, (i) all dividends on such Series A Preferred Units to be redeemed shall cease to accrue, (ii) Series A Preferred Units to be redeemed shall be deemed no longer outstanding and (iii) all other rights with respect to the Series A Preferred Units to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of Series A Preferred Unitholders thereof to receive the cash consideration for each of their Series A Preferred Units to be redeemed. If the Partnership defaults in providing to the Series A Preferred Unitholders cash for each of the Series A Preferred Units to be redeemed as set forth in the Final Partnership Redemption Notice, then the Series A Preferred Units included in the Series A Unitholder Redemption Notice that were called for redemption shall remain outstanding and continue to accumulate the Series A Distribution Amount and have all other rights, preferences and privileges of Series A Preferred Units; provided that (x) the Distribution Rate shall be 20% for the Quarter in which such default occurs and in all Quarters after such default with respect to such Series A Preferred Units and (y) the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter in respect of which the Partnership first failed to pay in full the Series A Redemption Price in respect of the Series A Preferred Unitholder Redemption Units in cash when due). The Partnership shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the cash consideration for each of the Series A Preferred Units to be redeemed), and the holders of any Series A Preferred Units so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series A Preferred Units, that remain unclaimed or unpaid after two years after the Series A Redemption Date, shall be, to the extent permitted by applicable law, repaid to the Partnership upon its written request, after which repayment the Series A Preferred Unitholders entitled to such redemption shall have recourse only to the Partnership. Notwithstanding any Final Partnership Redemption Notice, there shall be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full Redemption Consideration with respect to each such share shall have been deposited by the Partnership with the Paying Agent.

13. Structuring.

(a) Liquidation Following Conversion. Notwithstanding anything to the contrary in this Supplemental Terms Annex, in the event of any liquidation, dissolution and winding up of the Partnership, either voluntary or involuntary, the Series A Preferred Unitholders shall be entitled to receive, out of the assets of the Partnership available for distribution, prior to any distribution of any assets of the Partnership to the Common Unitholders or to the holders of any other class or series of Equity Securities of the Partnership, an amount per Series A Preferred Unit equal to Series A Redemption Price.

Exhibit B - 26

14. Fully Paid and Non-Assessable. Any Series A Conversion Unit(s) delivered pursuant to this Supplemental Terms Annex shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Act), and shall be free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act, the Partnership Agreement or this Supplemental Terms Annex or created by the holders thereof.

15. Notices. For the avoidance of doubt, the Partnership shall distribute to the Record Holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such Record Holders of such Common Units.

16. Special Provisions Relating to the Series A Preferred Units.

(a) Subject to any applicable transfer restrictions in Section 4.7 of the Partnership Agreement or Paragraph 10 of this Supplemental Terms Annex, the holder of a Series A Preferred Unit or a Series A Conversion Unit shall provide notice to the Partnership of the transfer of any such Series A Preferred Unit or Series A Conversion Unit, as applicable, by the earlier of (i) 30 days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred.

(b) Notwithstanding anything to the contrary set forth in this Supplemental Terms Annex, the holders of the Series A Preferred Units (i) shall possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII of the Partnership Agreement and (ii) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in this Supplemental Terms Annex or (B) be entitled to any distributions other than as provided in this Supplemental Terms Annex and Article VI of the Partnership Agreement.

(c) None of the provisions of Section 4.8 or Section 4.9 of the Partnership Agreement apply with respect to the Series A Preferred Units and the Series A Conversion Units.

17. Right to Acquire Limited Partner Interests. Notwithstanding anything herein or in the Partnership Agreement to the contrary, the terms of Article XV of the Partnership Agreement shall not apply while this Supplemental Terms Annex remains in effect.

18. Right to Vote Units. Notwithstanding anything to the contrary in the Partnership Agreement, the restrictions in the definition of “Outstanding” that apply to Persons that beneficially own 20% or more of any class of Partnership Interests shall not restrict a Series A Preferred Unitholder from voting all, and being deemed present with respect to all, of his, her or its Series A Preferred Units on any matter, including, as applicable, on an as-converted basis with the holders of Common Units.

19. Additional Information. Upon the affirmative vote of the Series A Required Voting Percentage and no more than once a quarter, the General Partner agrees to make available its chief executive officer, president or chief financial officer to discuss with the Series A Preferred Unitholders the Partnership’s financial condition and operations.

20. Other Modifications to the Partnership Agreement.

(a) For purposes of determining the Percentage Interest of any Unitholder with respect to Series A Preferred Units as of any date of determination, each Series A Preferred Unit shall be deemed to have converted into the number of Common Units into which such Series A Preferred Unit would be converted at the then-applicable Series A Conversion Rate pursuant to Paragraph 8(a) (regardless of whether the Series A Preferred Units are then convertible), and such Common Units shall be deemed to be Outstanding Units and such Series A Preferred Units shall be deemed not to be Outstanding Units.

Exhibit B - 27

(b) Section 5.7(a) of the Partnership Agreement shall be amended and restated in its entirety as follows:

The Partnership may issue additional Partnership Interests (other than the General Partner Interest) and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners provided, however, that the Partnership shall not issue any Common Units or Series A Preferred Units unless the Partnership contributes the net cash proceeds or other consideration received from the issuance of such Common Units or Series A Preferred Units, as applicable, to the Operating Company in exchange for an equivalent number of OpCo Common Units or OpCo Series A Preferred Units, as applicable. Notwithstanding the foregoing, the Partnership may issue Common Units (a) pursuant to the Exchange Agreement, (b) pursuant to employee benefit plans, (c) pursuant to a distribution (including any split or combination) of Common Units or OpCo Series A Preferred Units to all of the holders of Common Units or OpCo Series A Preferred Units, as applicable, pursuant to Section 5.9 or (d) as is necessary to permit the conversion of outstanding Series A Preferred Units into Common Units to the extent provided in, and in accordance with, the Partnership Agreement.

(c) Section 7.4(b) of the Partnership Agreement shall be amended and restated in its entirety as follows:

Notwithstanding any other provision of this Agreement, whenever any action is taken by the Partnership under the OpCo Limited Liability Company Agreement as a holder of OpCo Common Units and/or OpCo Series A Preferred Units (and not as managing member of the Operating Company), including approving amendments of the OpCo Limited Liability Company Agreement that require approval by holders of a “Unit Majority” (as defined therein) or a specified percentage of the OpCo Common Units and/or the OpCo Series A Preferred Units, whether voting on an as-converted basis with the holders of the OpCo Common Units or otherwise, as applicable, the General Partner shall call an annual or special meeting or solicit proxies from the holders of Common Units and/or Series A Preferred Units, as applicable, in each case in accordance with Article XIII, for the purpose of submitting such action to a vote of the holders of Common Units and/or Series A Preferred Units, as applicable, and cause the Partnership to vote (or refrain from voting) the OpCo Common Units and/or OpCo Series A Preferred Units it holds in the same manner as the holders of Common Units and/or Series A Preferred Units have voted (or refrained from voting) their Common Units and/or Series A Preferred Units, as applicable, on the matter.

21. Invalidity of Provisions.

(a) If any provision or part of a provision of this Supplemental Terms Annex is or becomes, for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part/or parts thereof contained herein shall not be affected thereby, and this Supplemental Terms Annex shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or parts shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

(b) If this Supplemental Terms Annex, when read together with the Partnership Agreement, fails to include any provision, or part of a provision, from the Partnership Agreement that was required to be included herein (a “required provision”) by virtue of any provision of the Partnership Agreement, this Supplemental Terms Annex shall, to the fullest extent permitted by law, be reformed and construed as if such provision, or part of a provision, had been included herein (it being understood that any required provision that relates solely to the rights or preferences of the Series A Preferred Units or Unitholders shall be included in this Supplemental Terms Annex and any other required provision shall be included in the Partnership Agreement). Any provision or part of a provision of this Supplemental Terms Annex that conflicts with any such required provision shall be reformed and construed as if such conflicting provision had never been contained herein. The terms of this Supplemental Terms Annex shall only be modified by this Paragraph 21(b) to the extent necessary to give effect to such required provision.

22. Effectiveness. This Supplemental Terms Annex shall be deemed to be effective upon execution by the General Partner of the Amendment to which this Supplemental Terms Annex is attached as Annex A.

23. Termination. Except for the right of a holder of Series A Preferred Units to receive Common Units and certain payments as expressly set forth in Paragraph 8 of this Supplemental Terms Annex, in the case of conversion of Series A Preferred Units, or Paragraph 9, Paragraph 11 or Paragraph 12 of this Supplemental Terms Annex, in the case of redemption of Series A Preferred Units, this Supplemental Terms Annex shall automatically terminate and be of no further force and effect at such time as no Series A Preferred Units remain Outstanding.

Exhibit B - 28

EXHIBIT C

Form of Registration Rights Agreement

See attached.

Exhibit C

Exhibit C

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2023 (this “Agreement”), is by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), and the parties listed on the signature page hereof.

RECITALS

WHEREAS, the Partnership is party to that certain Securities Purchase Agreement (the “Purchase and Sale Agreement”), dated as of August 2, 2023, among LongPoint Minerals II, LLC, a Colorado limited liability company, as Seller (“LongPoint”), the Partnership, Kimbell Royalty Operating, LLC, a Delaware limited liability company (“OpCo”), as Buyers, and the other parties thereto, pursuant to which LongPoint would contribute certain of its assets to the Partnership and OpCo in exchange for consideration in the form of cash; and

WHEREAS, as of August 2, 2023, the Partnership entered into a Series A Preferred Unit Purchase Agreement (the “Purchase Agreement” and, together with the Purchase and Sale Agreement, the “Purchase Agreements”) with Apollo Accord+ Aggregator A, L.P., Apollo Accord V Aggregator A, L.P., Apollo Defined Return Aggregator A, L.P., Apollo Calliope Fund, L.P., Apollo Excelsior, L.P., Apollo Credit Strategies Master Fund Ltd., Apollo Atlas Master Fund, LLC, Apollo Union Street SPV, L.P., Host Plus PTY Limited - Accord, Apollo Delphi Fund, L.P., Apollo Royalties Partners I, L.P., AHVF (AIV), L.P., AHVF Intermediate Holdings, L.P., AHVF TE/892/QFPF (AIV), L.P. and ACMP Holdings, LLC (collectively, “Apollo”), providing for the issuance and sale of Series A Cumulative Convertible Preferred Units (the “Preferred Units”) of the Partnership convertible into Common Units; and

WHEREAS, upon the closing of the transactions contemplated by the Purchase Agreement, the Partnership and Apollo intend to enter into this Agreement to provide for, among other things, certain registration rights with respect to the Common Units issuable to Apollo upon conversion of the Preferred Units pursuant to the terms of the Purchase Agreement; and

WHEREAS, the Partnership, Kimbell Intermediate Holdings, LLC, and Kimbell Royalty Holdings, LLC entered into that certain Contribution, Conveyance, Assignment and Assumption Agreement, dated as of December 20, 2016, together with each of the other parties listed on the Exhibit A thereto (the “Pre-IPO Registration Rights Agreement” and each Person entitled to registration rights thereunder, a “Pre-IPO Holder”), providing certain registration rights with respect to the Common Units issued in connection with the transactions contemplated by the Pre-IPO Registration Rights Agreement; and

WHEREAS, the Partnership, EIGF Aggregator III LLC, TE Drilling Aggregator LLC, Haymaker Management, LLC, Haymaker Minerals & Royalties, LLC, AP KRP Holdings, L.P., ATCF SPV, L.P., Zeus Investments, L.P., Apollo Kings Alley Credit SPV, L.P., Apollo Thunder Partners, L.P., AIE III Investments, L.P., Apollo Union Street SPV, L.P., Apollo Lincoln Private Credit Fund, L.P., Apollo SPN Investments I (Credit), LLC, AA Direct, L.P., PEP I Holdings, LLC, PEP II Holdings, LLC, PEP III Holdings, LLC, Cupola Royalty Direct, LLC, Kimbell Art Foundation and Rivercrest Capital Partners LP previously entered into an Amended and Restated Registration Rights Agreement, dated as of March 25, 2019 (the “2019 Registration Rights Agreement”), providing certain registration rights with respect to the Common Units issued or issuable upon the exchange of the Opco Common Units and a corresponding number of Class B Common Units issued in connection various acquisitions; and

WHEREAS, Affiliates of Cupola Royalty Direct, LLC, Kimbell Art Foundation and Rivercrest Capital Partners LP (the “2019 Registration Rights Holders”) continue to hold “Registrable Securities” under the 2019 Registration Rights Agreement; and

WHEREAS, the Partnership and Hatch Royalty, LLC (“Hatch”) previously entered into a Registration Rights Agreement, dated as of December 15, 2022 (the “2022 Registration Rights Agreement”), providing certain registration rights with respect to the Common Units issued or issuable upon the exchange of the Opco Common Units and a corresponding number of Class B Common Units issued in connection with such related acquisition; and

WHEREAS, Affiliates of Hatch and other distributees (the “2022 Registration Rights Holders”) continue to hold “Registrable Securities” under the 2022 Registration Rights Agreement; and

WHEREAS, the Partnership and MB Minerals, L.P. (“MB Minerals”) previously entered into a Registration Rights Agreement, dated as of May 17, 2023 (the “2023 Registration Rights Agreement”), providing certain registration rights with respect to the Common Units issued or issuable upon the exchange of the Opco Common Units and a corresponding number of Class B Common Units issued in connection with such related acquisition; and

WHEREAS, Affiliates of MB Minerals and other distributees (the “2023 Registration Rights Holders”) continue to hold “Registrable Securities” under the 2023 Registration Rights Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

1.1      Definitions For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1.

“2019 Registrable Securities” means “Registrable Securities” as defined in the 2019 Registration Rights Agreement.

“2022 Registrable Securities” means “Registrable Securities” as defined in the 2022 Registration Rights Agreement.

“2023 Registrable Securities” means “Registrable Securities” as defined in the 2023 Registration Rights Agreement.

Exhibit C - 2

“Affiliate” means, with respect to any Person, any Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any Person.

“Automatic Shelf Registration Statement” means an “Automatic Shelf Registration Statement,” as defined in Rule 405 under the Securities Act.

“Beneficial Ownership” and terms of similar import shall be as defined under and determined pursuant to Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means any day on which the NYSE is open for trading.

“Class B Common Units” means Class B units representing limited partner interests in the Partnership having the rights and obligations specified with respect to “Class B Units” in the Partnership Agreement.

“Common Unit Price” means the arithmetic average of the daily VWAP of the Common Units for the 15 consecutive trading days prior to the determination date.

“Common Units” means common units representing limited partner interests in the Partnership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Registration” means a registration under the Securities Act of (i) securities registered on Form S-8 or any similar successor form and (ii) securities registered to effect the acquisition of or combination with another Person.

“Existing Holders” means 2019 Registration Rights Holders, 2022 Registration Rights Holders and 2023 Registration Rights Holders.

“Existing Registrable Securities” means “Registrable Securities” as defined in the 2019 Registration Rights Agreement, the 2022 Registration Rights Agreement and the 2023 Registration Rights Agreement.

“General Partner” means Kimbell Royalty GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Holder” means (i) a securityholder listed on the signature pages to this Agreement and (ii) any direct or indirect transferee of any such securityholder, in each case of clause (i) and (ii), that holds Registrable Securities, including any securityholder that receives Registrable Securities upon a distribution or liquidation of a Holder, who has been assigned the rights of the transferor Holder under this Agreement in accordance with Section 2.8.

“Liquidated Damages Multiplier” means the product of the Common Unit Price and the number of Registrable Securities (including Common Units issuable upon conversion of the Preferred Units at the date of determination) held by such applicable Holder as provided in Section 2.1(b) and Section 2.5(b).

Exhibit C - 3

“NYSE” means the New York Stock Exchange.

“OpCo Common Units” means common units representing limited liability company interests in OpCo having the rights and obligations specified with respect to “Common Units” in the Second Amended and Restated Limited Liability Company Agreement of OpCo, dated as of May 18, 2022 (as may be amended from time to time, the “OpCo LLC Agreement”).

“Overnight Underwritten Offering” means an underwritten offering that is launched after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 18, 2022, as amended by that Amendment No. 1 to the Partnership Agreement dated as of the date hereof, and as further amended or restated from time to time.

“Partnership Securities” means any class or series of equity interest in the Partnership, which shall include any limited partner interests and the non-economic partner interest.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Pre-IPO Registrable Securities” means “Registrable Securities” as defined in the Pre-IPO Registration Rights Agreement.

“Prospectus” means the prospectus (including any preliminary, final or summary prospectus) included in any Registration Statement, all amendments and supplements to such prospectus and all other material incorporated by reference in such prospectus.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.

“Registrable Securities” means, at any time, unless otherwise indicated, the Common Units issuable to the Holders upon the conversion of the Preferred Units issued pursuant to the Purchase Agreement, including any other securities of the Partnership or any successor of the Partnership issued or issuable with respect to such Common Units by way of a unit dividend or unit split or in connection with a combination of units, recapitalization, merger, consolidation or reorganization or similar event involving a change in the capital structure of the Partnership; provided, however, that Registrable Securities shall cease to be Registrable Securities when (i) they have been distributed pursuant to an offering registered under the Securities Act, (ii) they have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act (which shall not include distributions to any affiliates of the distributing holder) or (iii) they have been transferred or sold to any Person to whom the rights under this Agreement are not assigned in accordance with this Agreement.

Exhibit C - 4

“Registration Expenses” means all expenses (other than Selling Expenses) arising from or incident to the Partnership’s performance of or compliance with this Agreement, including, without limitation: (i) SEC, stock exchange, Financial Industry Regulatory Authority, Inc. and other registration and filing fees; (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) all printing, duplicating, word processing, messenger, telephone and delivery expenses (including expenses of printing Prospectuses); (iv) the fees, charges and disbursements of counsel to the Partnership and of its independent public accountants, reserve engineers and any other accounting and legal fees, charges and expenses incurred by the Partnership (including, without limitation, any expenses arising from any special audits or “comfort” letters required in connection with or incident to any registration); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on the NYSE (or NASDAQ or any other national securities exchange on which the Common Units may then be listed) or the quotation of Registrable Securities on any inter-dealer quotation system; (vi) the fees, disbursements and expenses incurred by the Partnership in connection with any road show for underwritten offerings; and (vii) reasonable fees, disbursements and expenses of counsel to the Holders in connection with the filing or amendment of any Registration Statement or Prospectus hereunder; provided that, with respect to any offering, Registration Expenses shall only include such fees and expenses of one counsel to the Holders.

“Registration Statement” means any registration statement of the Partnership that covers the resale of any Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all other material incorporated by reference in such registration statement or Prospectus.

“Required Holders” means Holders who then have Beneficial Ownership of more than 50% of the Registrable Securities.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.

“Same-Day Offering” means an underwritten offering that is launched before the open of trading on one trading day and priced before the open of trading or after the close of trading on such same trading day.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

Exhibit C - 5

“Selling Expenses” means the underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions and any transfer taxes, in each case, applicable to all Registrable Securities registered by the Holders.

“Shelf Registration Statement” means a “shelf” registration statement of the Partnership that covers all the Registrable Securities (and may cover other securities of the Partnership) on Form S-3 and under Rule 415 under the Securities Act or, if the Partnership is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the SEC, including without limitation any such registration statement filed pursuant to Section 2.1 hereunder, and all amendments and supplements to such “shelf” registration statement, including post-effective amendments, in each case, including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

“Target Effective Date” means the earliest date that the Preferred Units may convert into Common Units pursuant to the Partnership Agreement.

“Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Securities Act.

“VWAP” per Common Unit on any trading day shall mean the per share volume-weighted average price as displayed on Bloomberg page “VWAP” (or its equivalent if such a page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or if such price is not available, “VWAP” shall mean the market value per share of Common Units on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the applicable Holder for this purpose.

“Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act.

(b)            For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
2019 Registration Rights Agreement	Recitals
2019 Registration Rights Holder	Recital
2022 Registration Rights Agreement	Recitals
2022 Registration Rights Holder	Recital
2023 Registration Rights Agreement	Recitals
2023 Registration Rights Holder	Recitals
Advice	2.5(a)
Agreement	Introductory Paragraph

Exhibit C - 6

Apollo	Recitals
Blackout Period	2.4(s)
Common Units	Introductory Paragraph
Demand Request	2.1(d)
Existing Holders	Recitals
Hatch	Recitals
LD Period	2.1(b)
LD Termination Date	2.1(b)
Liquidated Damages	2.1(b)
Material Adverse Effect	2.1(f)
OpCo	Recitals
Opt-Out Notice	2.2(c)
Participating Majority	2.1(e)
Partnership	Introductory Paragraph
Partnership Notice	2.1(d)
Partnership Underwritten Offering	2.3
Piggyback Registration Notice	2.2(a)
Pre-IPO Holders	Recitals
Pre-IPO Registration Rights Agreement	Recitals
Records	2.4(l)
Requesting Holder	2.1(d)
Seller Affiliates	2.7(a)
Suspension Notice	2.1(g)
Suspension Period	2.1(g)
Target Effective Date	2.1(b)
Underwritten Shelf Takedown	2.1(c)

1.2            Other Definitional and Interpretive Matters Unless otherwise expressly provided or the context otherwise requires, for purposes of this Agreement the following rules of interpretation apply.

(a)            When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

(b)            Any reference in this Agreement to $ means U.S. dollars.

(c)            Any reference in this Agreement to gender includes all genders, and words imparting the singular number also include the plural and vice versa.

(d)            The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not affect, and should not be utilized in, the construction or interpretation of this Agreement.

Exhibit C - 7

(e)            All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement.

(f)            The words “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)            The word “including” or any variation thereof means “including, but not limited to,” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)            Any reference to Common Units shall apply to any other securities of the Partnership or any successor of the Partnership issued or issuable with respect to such Common Units by way of a unit dividend or unit split or in connection with a combination of units, recapitalization, merger, consolidation or reorganization or similar event involving a change in the capital structure of the Partnership.

Article II
REGISTRATION RIGHTS

2.1      Shelf Registration The Partnership will (i) within 14 days following the date of this Agreement, prepare and file (to the extent not previously filed) a Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Partnership is then eligible to file an Automatic Shelf Registration Statement with respect to such registration), registering for resale the Registrable Securities under the Securities Act, and (ii) use its reasonable best efforts to cause such Shelf Registration Statement to become effective as soon as reasonably practicable following such filing, but in any event no later than the earlier of (A) the 120th day following the date of this Agreement and (B) the 7th day after (1) the day on which the SEC staff advises the Partnership that the SEC staff will not review the Shelf Registration Statement or (2) if the SEC staff reviews the Shelf Registration Statement, the day on which the SEC staff advises the Partnership that the SEC staff has no further comments on the Shelf Registration Statement. The plan of distribution indicated in the Shelf Registration Statement will include all such methods of sale as any Holder may reasonably request in writing at least five Business Days prior to the filing of the Shelf Registration Statement and that can be included in the Shelf Registration Statement under the rules and regulations of the SEC. Until all Registrable Securities cease to be Registrable Securities, the Partnership shall use its reasonable best efforts to keep current and effective for the maximum period permitted by the rules and regulations of the SEC, such Shelf Registration Statement and file such supplements or amendments to such Shelf Registration Statement (or file a new Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Partnership is then eligible to file an Automatic Shelf Registration Statement) when or before such preceding Shelf Registration Statement expires pursuant to the rules of the SEC) as may be necessary or appropriate in order to keep such Shelf Registration Statement continuously effective and useable for the resale of all Registrable Securities under the Securities Act. Any Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Shelf Registration Statement shall contain all language reasonably requested by any Holder to allow a distribution of Registrable Securities to its direct or indirect limited partners, members or other equityholders. At the reasonable request of any such Holder the Partnership shall file any prospectus supplement or post-effective amendments necessary to effect any such distribution and to include the recipients of any such distribution in the Shelf Registration Statement, if such recipient is properly transferred the rights under this Agreement pursuant to Section 2.8 hereof.

Exhibit C - 8

(b)            With respect to any Shelf Registration Statement covering Registrable Securities that has not been declared effective prior to the date of this Agreement, if such Shelf Registration Statement required by Section 2.1(a) is not declared effective prior to the Target Effective Date, then each applicable Holder shall be entitled to a payment (with respect to the Registrable Securities held by such applicable Holder), as liquidated damages and not as a penalty, of 0.25% of the Liquidated Damages Multiplier per 30-day period, that shall accrue daily, for the first 60 days following the Target Effective Date, increasing by an additional 0.25% of the Liquidated Damages Multiplier per 30-day period, that shall accrue daily, for each subsequent 60 days (i.e., 0.5% for 61-120 days, 0.75% for 121-180 days and 1.0% thereafter), up to a maximum of 1.00% of the Liquidated Damages Multiplier per 30-day period (the “Liquidated Damages”). The Liquidated Damages payable pursuant to the immediately preceding sentence shall be payable within 10 Business Days after the end of each such 30-day period. Any Liquidated Damages shall be paid to each such applicable Holder in immediately available funds. The accrual of Liquidated Damages shall cease (a “LD Termination Date” and, each such period beginning on the Target Effective Date, and ending on a LD Termination Date being, a “LD Period”) at the earlier of (i) such Shelf Registration Statement becoming effective and (ii) when such Holder no longer holds Registrable Securities. Any amount of Liquidated Damages shall be prorated for any period of less than 30 calendar days accruing during a LD Period. If the Partnership is unable to cause such Shelf Registration Statement to go effective by the Target Effective Date, as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then the Partnership may request a waiver of the Liquidated Damages, and the applicable Holders may grant or withhold their consent to such request in their discretion. For the avoidance of doubt, nothing in this Section 2.1(b) shall relieve the Partnership from its obligations under Section 2.1(a).

(c)            Any one or more Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to a Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that in the case of each such Underwritten Shelf Takedown, such Holder or Holders will be entitled to make such demand only if the gross proceeds from the sale of Registrable Securities in the Underwritten Shelf Takedown (before the deduction of underwriting expenses and discounts), when taken together with the gross proceeds from the sale of any Existing Registrable Securities and Pre-IPO Registrable Securities proposed to be included in such Underwritten Shelf Takedown, is reasonably expected to exceed, in the aggregate, $50 million. At the request of such Holders, the plan of distribution for an Underwritten Shelf Takedown may include a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Partnership and the underwriters. Subject to the other limitations contained in this Agreement, the Partnership will not be obligated hereunder to effect an Underwritten Shelf Takedown within 90 days after the closing of an Underwritten Shelf Takedown and the Holders shall be entitled to demand no more than an aggregate of three Underwritten Shelf Takedowns per calendar year.

Exhibit C - 9

(d)            All requests for Underwritten Shelf Takedowns (a “Demand Request”) shall be made by the Holder(s) making such request (each, a “Requesting Holder”) by giving written notice to the Partnership. Each Demand Request shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown and the expected price range of securities to be sold in such Underwritten Shelf Takedown. Within five Business Days after receipt of any Demand Request, the Partnership shall send written notice of such requested Underwritten Shelf Takedown to all other Holders, the Existing Holders and the Pre-IPO Holders (the “Partnership Notice”) and shall include in such Underwritten Shelf Takedown all Registrable Securities (as defined herein and as defined in the 2019 Registration Rights Agreement, the 2022 Registration Rights Agreement, the 2023 Registration Rights Agreement and the Pre-IPO Registration Rights Agreement, as applicable) with respect to which the Partnership has received written requests for inclusion therein within five Business Days after sending the Partnership Notice (or within three Business Days after sending the Partnership Notice in the case of an Overnight Underwritten Offering, Same-Day Offering or similar “bought deal”). Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in the Underwritten Shelf Takedown pursuant to this Section 2.1(d) by giving written notice to the Partnership of such withdrawal at any time prior to the execution of an underwriting agreement with respect thereto.

(e)            The Participating Majority shall select one or more nationally prominent firms of investment bankers reasonably acceptable to the Partnership to act as the managing underwriter or underwriters in connection with such Underwritten Shelf Takedown. The “Participating Majority” shall mean, with respect to any particular Underwritten Shelf Takedown, such Holders and Existing Holders (excluding any 2019 Registration Rights Holder that is a Dropdown Holder (as defined in the 2019 Registration Rights Agreement)) holding a majority of the Registrable Securities and Existing Registrable Securities, as applicable, requested to be included in such Underwritten Shelf Takedown. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement with such underwriter or underwriters in accordance with Section 2.1(h). The Partnership will use its reasonable best efforts to cause members of senior management to cooperate with the underwriter(s) in connection with the Underwritten Shelf Takedown and make themselves reasonably available to participate in the marketing process in connection with the Underwritten Shelf Takedown as required by the managing underwriter(s) and providing such additional information reasonably requested by the managing underwriter(s) (in addition to the minimum information required by law, rule or regulation) in any prospectus relating to the Underwritten Shelf Takedown.

(f)            If the managing underwriter(s) for such Underwritten Shelf Takedown advises the Partnership, the participating Holders, the participating Existing Holders and the participating Pre-IPO Holders that the inclusion of the amount of securities (including Registrable Securities) requested to be included in the Underwritten Shelf Takedown will materially and adversely affect the pricing of the offering (a “Material Adverse Effect”), then the Partnership shall so advise the participating Holders, the participating Existing Holders and the participating Pre-IPO Holders of Registrable Securities, Existing Registrable Securities and Pre-IPO Registrable Securities, as applicable, which would otherwise be underwritten pursuant hereto, and the amount of securities that may be included in the underwriting shall be allocated among such participating Holders, participating Existing Holders and participating Pre-IPO Holders, (i) first, among the participating 2019 Registration Rights Holders and the participating Pre-IPO Holders according to the priority set forth in the 2019 Registration Rights Agreement; (ii) second, to the extent all 2019 Registrable Securities and Pre-IPO Registrable Securities requested to be included in such underwriting by the participating 2019 Registration Rights Holders and the participating Pre-IPO Holders have been included, among the participating 2022 Registration Rights Holders according to the priority set forth in the 2022 Registration Rights Agreement; (iii) third, to the extent all 2022 Registrable Securities requested to be included in such underwriting by the participating 2022 Registration Rights Holders have been included, among the participating 2023 Registration Rights Holders according to the priority set forth in the 2023 Registration Rights Agreement; (iv) fourth, to the extent all 2023 Registrable Securities requested to be included in such underwriting by the participating 2023 Registration Rights Holders have been included, among the participating Holders, as nearly as possible, on a pro rata basis based on the total amount of Registrable Securities requested by such Holders to be included in such underwriting; and (v) fifth, to the extent all Registrable Securities requested to be included in such underwriting by the participating Holders have been included, to other Persons pursuant to contractual registration rights, as nearly as possible, on a pro rata basis based on the total amount of Registrable Securities (as defined in the other contractual registration rights) requested by such other Persons to be included in such underwriting.

Exhibit C - 10

The Partnership shall prepare preliminary and final prospectus supplements for use in connection with the Underwritten Shelf Takedown, containing such additional information as may be reasonably requested by the underwriter(s).

(g)            Upon written notice to the Holders and the Existing Holders (a “Suspension Notice”), the Partnership shall be entitled to suspend, for a period of time not to exceed the periods specified in Section 2.4(s) (each, a “Suspension Period”), the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference if (i) the Partnership receives any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Holders or the Existing Holders as sellers of Registrable Securities and Existing Registrable Securities, as applicable; (ii) the SEC issues any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (iii) the Partnership receives any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; or (iv) the board of directors, chief executive officer or chief financial officer of the General Partner determines in its or his or her reasonable good faith judgment that the Registration Statement or any Prospectus may contain an untrue statement of a material fact or may omit any fact necessary to make the statements in the Registration Statement or Prospectus not misleading; provided, that the Partnership shall use its good faith efforts to amend the Registration Statement or Prospectus to correct such untrue statement or omission as promptly as reasonably practicable, unless the Partnership determines in good faith that such amendment would reasonably be expected to have a materially detrimental effect on the Partnership.

Exhibit C - 11

(h)            If requested by the managing underwriter(s) for an Underwritten Shelf Takedown, the Partnership shall enter into an underwriting agreement with the underwriters for such offering, such agreement to be in form and substance (including with respect to representations and warranties by the Partnership) as is customarily given by the Partnership to underwriters in an underwritten public offering, and to contain indemnities generally to the effect and to the extent provided in Section 2.7. No Holders of Registrable Securities may participate in the Underwritten Shelf Takedown unless such Holder (i) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Partnership and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Holder shall be required to (A) make any representations or warranties in connection with any such registration other than representations and warranties as to (1) such Holder’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (2) such Holder’s power and authority to effect such transfer and (3) such matters pertaining to compliance with securities laws as may be reasonably requested or (B) undertake any indemnification obligations to the Partnership or the underwriters with respect thereto except as otherwise provided in Section 2.7. Holders of Registrable Securities participating in an offering of Registrable Securities, at their option, may require that the representations, warranties and covenants of the Company in any underwriting agreement that are made to or for the benefit of any underwriters, to the extent applicable, also be made to and for the benefit of such Holders, participating Existing Holders and participating Pre-IPO Holders.

(i)            Each of the Holders hereby agrees (i) to cooperate with the Partnership and to furnish to the Partnership all such information regarding such Holder, its ownership of Registrable Securities and the disposition of such securities in connection with the preparation of the Registration Statement and any filings with any state securities commission as the Partnership may reasonably request, (ii) to the extent required by the Securities Act, to deliver or cause delivery of the Prospectus contained in the Registration Statement, any amendment or supplement thereto, to any purchaser of Registrable Securities covered by the Registration Statement from the Holder and (iii) if requested by the Partnership, to notify the Partnership of any sale of Registrable Securities by such Holder.

2.2      Piggyback Registrations Each time the Partnership proposes to register any of its equity securities (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public (whether for the account of the Partnership or the account of any Existing Holder, Pre-IPO Holder or other securityholder (other than a Holder pursuant to this Agreement) of the Partnership pursuant to contractual registration rights) and the form of registration statement to be used (including a Shelf Registration Statement) permits the registration of Registrable Securities, the Partnership shall give prompt written notice (a “Piggyback Registration Notice”) to each Holder and the Existing Holders (which notice shall be given not less than (i) five Business Days prior to the anticipated filing date or (ii) three Business Days prior to the anticipated filing date in the case of an Overnight Underwritten Offering, Same-Day Offering or similar “bought deal”), which notice shall offer each such Holder and each Existing Holder the opportunity to include any or all of its or his Registrable Securities and Existing Registrable Securities, as applicable, in such registration statement, subject to the limitations contained in Section 2.2(b) hereof. Each such Holder who desires to have its or his Registrable Securities included in such registration statement shall so advise the Partnership in writing (stating the number of Registrable Securities desired to be registered) within three Business Days (or one Business Day in the case of an Overnight Underwritten Offering, Same-Day Offering or similar “bought deal”) after the date it receives such notice from the Partnership. Any Holder shall have the right to withdraw such Holder’s request for inclusion of all or a portion of such Holder’s Registrable Securities in any registration statement pursuant to this Section 2.2(a) by giving written notice to the Partnership of such withdrawal. Subject to Section 2.2(b) below, the Partnership shall include in such registration statement all such Registrable Securities so requested to be included therein; provided, however, that the Partnership may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities originally proposed to be registered. For the avoidance of doubt, any registration or offering pursuant to this Section 2.2 shall not be considered an Underwritten Shelf Takedown for purposes of Section 2.1 of this Agreement.

Exhibit C - 12

(b)            With respect to any registration pursuant to Section 2.2(a), if the managing underwriter(s) advise the Partnership that the inclusion of the amount of securities (including Registrable Securities) requested to be included in the Registration Statement will have a Material Adverse Effect, the Partnership shall so advise all Holders, the Pre-IPO Holders and the Existing Holders of Registrable Securities, Pre-IPO Registrable Securities and Existing Registrable Securities, as applicable, that would otherwise be underwritten pursuant hereto, and the amount of securities that may be included in the underwriting shall be allocated,

(i)            in the case of a registration for the account of the Partnership, (A) first, to include the securities the Partnership proposes to register, (B) second, among the participating 2019 Registration Rights Holders and the participating Pre-IPO Holders according to the priority set forth in the 2019 Registration Rights Agreement, (C) third, among the participating 2022 Registration Rights Holders according to the priority set forth in the 2022 Registration Rights Agreement, (D) fourth, among the participating 2023 Registration Rights Holders according to the priority set forth in the 2023 Registration Rights Agreement (E), fifth, among the participating Holders, as nearly as possible, on a pro rata basis based on the total amount of Registrable Securities requested by such Holders to be included in such underwriting and (F) sixth, among any other Persons pursuant to contractual registration rights, as nearly as possible, on a pro rata basis; and

(ii)            in the case of a registration for the account of the Existing Holders, the Pre-IPO Holders or any other Persons pursuant to contractual registration rights, (A) first, among the participating Existing Holders and the participating Pre-IPO Holders according to the priority set forth in the 2019 Registration Rights Agreement, 2022 Registration Rights Agreement or 2023 Registration Rights Agreement, as applicable, (B) second, among the participating Holders, as nearly as possible, on a pro rata basis based on the total amount of Registrable Securities requested by such Holders to be included in such underwriting, (C) third, to include the securities the Partnership proposes to register, if any, and (D) fourth, among any such other Persons pursuant to contractual registration rights, as nearly as possible, on a pro rata basis.

Exhibit C - 13

If, as a result of the provisions of this Section 2.2(b), any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such Registration Statement. No Person may participate in any Registration Statement pursuant to Section 2.2(a) unless such Person (x) agrees to sell such person’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Partnership and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Person shall be required to (i) make any representations or warranties in connection with any such registration other than representations and warranties as to (A) such Person’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (B) such Person’s power and authority to effect such transfer and (C) such matters pertaining to compliance with securities laws as may be reasonably requested or (ii) undertake any indemnification obligations to the Partnership or the underwriters with respect thereto except as otherwise provided in Section 2.7.

(c)            Any Holder may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder not receive from the Partnership any Piggyback Registration Notice; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not deliver any notice to such Holder pursuant to Section 2.2(a) and such Holder shall no longer be entitled to participate in any registration or offering pursuant to Section 2.2(a).

2.3            Holdback Agreement Upon the request of the Partnership, by electing to include Registrable Securities in a Registration Statement pursuant to Section 2.1 or Section 2.2, each Holder shall agree not to effect any sale or distribution of securities of the Partnership of the same or similar class or classes of the securities included in the Registration Statement or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, during such periods as reasonably requested (but in no event for a period longer than 45 days following the date of the applicable Prospectus; provided that each of the executive officers and directors of the Partnership that hold Common Units or securities convertible into or exchangeable or exercisable for Common Units are subject to the same restriction for the entire time period required of the Holders hereunder) by the representatives of the underwriters, if an underwritten offering by the Partnership (a “Partnership Underwritten Offering”); provided further, for the avoidance of doubt, that such restrictions shall only apply to a Holder if such Holder has elected to sell and actually sells Registrable Securities in such a Partnership Underwritten Offering. The provisions of this Section 2.3 will no longer apply to a Holder once such Holder ceases to hold at least 1% of the Registrable Securities acquired as a result of the transactions contemplated in the Purchase Agreement. The provisions of this Section 2.3 shall not apply to (a) any transfer of Registrable Securities by a Holder to (i) any stockholder, member, managing member, general or limited partner of any Holder, (ii) any investment fund managed by any of such persons or (iii) any other Affiliate of any Holder, so long as such transfer is not for value and any such person agrees to and remains to be bound hereby, (b) the entry by any Holder of a bona fide pledge of any Registrable Securities (and any foreclosure on any such pledge) and (c) any hedging transaction with respect to an index or basket of securities where the equity securities of the Partnership constitute a de minimis amount.

Exhibit C - 14

2.4            Registration Procedures In connection with the registration and sale of Registrable Securities pursuant to this Agreement, the Partnership will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Partnership will:

(a)            if the Registration Statement is not automatically effective upon filing, use reasonable best efforts to cause such Registration Statement to become effective as promptly as reasonably practicable;

(b)            promptly notify each selling Holder, promptly after the Partnership receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed;

(c)            after the Registration Statement becomes effective, promptly notify each selling Holder of any request by the SEC that the Partnership amend or supplement such Registration Statement or Prospectus;

(d)            prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective during the period set forth in, and subject to the terms and conditions of, this Agreement, and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement for the period required to effect the distribution of the Registrable Securities as set forth in Section 2 hereof;

(e)            furnish to the selling Holders such numbers of copies of such Registration Statement, each amendment and supplement thereto, each Prospectus (including each preliminary Prospectus and Prospectus supplement) and such other documents as the selling Holders and any underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities;

(f)            use its reasonable best efforts to register and qualify the Registrable Securities under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders and any underwriter(s) and do any and all other acts and things that may be reasonably necessary or advisable to enable the selling Holders or any underwriter(s) to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that the Partnership shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction, unless the Partnership is already subject to service in such jurisdiction and except as may be required by the Securities Act, or subject itself to taxation in any such jurisdiction, unless the Partnership is already subject to taxation in such jurisdiction;

Exhibit C - 15

(g)            use its reasonable best efforts to cause all such Registrable Securities to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar equity securities issued by the Partnership are then listed;

(h)            provide a transfer agent and registrar for the Registrable Securities and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the Registration Statement;

(i)            use its reasonable best efforts to furnish to the underwriter(s) of such offering, with copies furnished to the participating Holders and the participating Existing Holders, on the date that Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through an underwriter(s), (i) an opinion, dated as of such date, of the counsel representing the Partnership for the purposes of such registration, in form and substance as is customarily given by counsel for the Partnership to underwriters in an underwritten public offering, addressed to the underwriter(s), (ii) a letter dated as of such date, from the independent public accountants of the Partnership, in form and substance as is customarily given by independent public accountants to underwriters in an underwritten public offering, addressed to the underwriter(s), and (iii) an engineers’ reserve report letter as of such date, from the independent petroleum engineers of the Partnership, in form and substance as is customarily given by independent petroleum engineers to underwriters in an underwritten public offering, addressed to the underwriter(s);

(j)            if requested by the selling Holders, cooperate with the Holders and the managing underwriter(s) (if any) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under the Registration Statement, and enable such securities to be in such denominations and registered in such names as such selling Holders or the managing underwriter(s) (if any) may request and keep available and make available to the Partnership’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates;

(k)            in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in form and substance as is customarily given by the Partnership to underwriters in an underwritten public offering, with the underwriter(s) of such offering;

(l)            upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Partnership, promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such Registration Statement and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents and properties of the Partnership reasonably requested (collectively, “Records”), and use reasonable best efforts to cause the Partnership’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith; provided, that Records that the Partnership determines, in good faith, to be confidential and that it notifies the selling Holders are confidential shall not be disclosed by the selling Holders unless the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by applicable law. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its affiliates (other than with respect to such Holders’ due diligence) unless and until such information is made generally available to the public, and further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, to the extent permitted and to the extent practicable, it shall give notice to the Partnership and allow the Partnership to undertake appropriate action to prevent disclosure of the Records deemed confidential;

Exhibit C - 16

(m)            promptly notify the selling Holders and any underwriter(s) of the notification to the Partnership by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, and in the event of the issuance of any stop order suspending the effectiveness of such Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, use its reasonable best efforts to obtain promptly the withdrawal of such order;

(n)            promptly notify the selling Holders and any underwriter(s) at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event as a result of which the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any selling Holder promptly prepare and furnish to such selling Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus, or a revised Prospectus, as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (following receipt of any supplement or amendment to any Prospectus, the selling Holders shall deliver such amended, supplemental or revised Prospectus in connection with any offers or sales of Registrable Securities, and shall not deliver or use any Prospectus not so supplemented, amended or revised);

(o)            promptly notify the selling Holders and any underwriter(s) of the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

(p)            make available to each selling Holder (i) promptly after the same is prepared and publicly distributed, filed with the SEC or received by the Partnership, one copy of each Registration Statement and any amendment thereto, each preliminary Prospectus and Prospectus and each amendment or supplement thereto, each letter written by or on behalf of the Partnership to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange) and each item of correspondence from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case, relating to such Registration Statement and (ii) such number of copies of each Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as any Holder or any underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities. The Partnership will promptly notify the selling Holders of the effectiveness of each Registration Statement or any post-effective amendment or the filing of any supplement or amendment to such Registration Statement or of any Prospectus supplement. The Partnership will promptly respond to any and all comments received from the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall file an acceleration request, if necessary, as soon as practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review;

Exhibit C - 17

(q)            take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Partnership, the Partnership will take all reasonable action to make any such prohibition inapplicable;

(r)            take such other actions as are reasonably necessary in order to facilitate the disposition of such Registrable Securities; and

(s)            notwithstanding any other provision of this Agreement, the Partnership shall not be required to file a Registration Statement (or any amendment thereto) or request effectiveness of such Registration Statement or effect a requested Underwritten Shelf Takedown (or, if the Partnership has filed a Shelf Registration Statement and has included Registrable Securities therein, the Partnership shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to 60 days if (i) the board of directors of the General Partner determines that a postponement is in the best interest of the Partnership and its unitholders generally due to a proposed transaction involving the Partnership and determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Registration Statement or the Shelf Registration Statement, (ii) the board of directors of the General Partner determines such registration would render the Partnership unable to comply with applicable securities laws or (iii) the board of directors of the General Partner determines such registration would require disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, however, that (A) in no event shall any Blackout Period and/or Suspension Period collectively exceed an aggregate of 90 days in any 12-month period and (B) the Partnership shall not be entitled pursuant to this Section 2.4(s) to delay the filing or effectiveness of the Shelf Registration Statement required to be filed pursuant to Section 2.1(a).

2.5      Suspension of Dispositions Each Holder agrees by acquisition of any Registrable Securities that, upon receipt of a Suspension Notice from the Partnership of the occurrence of any event of the kind described in Section 2.1(g), Section 2.4(n) or Section 2.4(s), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus, or until it is advised in writing (the “Advice”) by the Partnership that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus. The Partnership shall extend the period of time during which the Partnership is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such Suspension Notice to and including the date such Holder either receives the supplemented or amended Prospectus or receives the Advice. If so directed by the Partnership, such Holder will deliver to the Partnership all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. The Partnership shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable. Any Underwritten Shelf Takedown which is suspended because of a Suspension Notice shall not be deemed to be a Demand Request for purposes of Section 2.1(c) unless and until a suspension pursuant to this Section 2.5 is concluded and such Underwritten Shelf Takedown is completed.

Exhibit C - 18

(b)            If (i) any of the Holders shall be prohibited from selling their Registrable Securities under a Shelf Registration Statement or other registration statement contemplated by this Agreement as a result of a suspension pursuant to the immediately preceding paragraph in excess of the periods permitted therein or (ii) a Shelf Registration Statement or other registration statement contemplated by this Agreement is filed and declared effective but, during the period from which such Shelf Registration Statement is first declared or becomes effective until all Registrable Securities cease to be Registrable Securities, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within 10 Business Days by a post-effective amendment thereto, a supplement to the prospectus or a report filed with the SEC pursuant to Section 13(a), 13(c), 14 or l5(d) of the Exchange Act, then, until the suspension is lifted or a post-effective amendment, supplement or report is filed with the SEC, but not including any day on which a suspension is lifted or such amendment, supplement or report is filed and declared effective, if applicable, the Partnership shall pay each such Holder an amount equal to the Liquidated Damages, following the earlier of (x) the date on which the Suspension Period exceeded the permitted period and (y) the 11th Business Day after such Shelf Registration Statement or other registration statement contemplated by this Agreement ceased to be effective or failed to be useable for its intended purposes, as liquidated damages and not as a penalty (for purposes of calculating Liquidated Damages, the date in (x) or (y) above shall be deemed the Target Effective Date, as used in the definition of Liquidated Damages). For purposes of this paragraph, a suspension shall be deemed lifted with respect to each such Holder on the date that notice that the suspension has been terminated is delivered to such Holder. Liquidated Damages shall cease to accrue pursuant to this paragraph upon the earlier of (i) a suspension being deemed lifted and (ii) when such Holder no longer holds Registrable Securities included in such Shelf Registration Statement.

2.6            Registration Expenses All Registration Expenses shall be borne by the Partnership. In addition, for the avoidance of doubt, the Partnership shall pay its internal expenses in connection with the performance of or compliance with this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed. All Selling Expenses relating to Registrable Securities registered shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.

Exhibit C - 19

2.7      Indemnification The Partnership agrees to indemnify and reimburse, to the fullest extent permitted by law, each Holder that is a seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers and directors and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) (collectively, the “Seller Affiliates”) (i) against any and all losses, claims, damages, liabilities and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 2.7(c)), based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus, any Written Testing-the-Waters Communication, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) against any and all losses, liabilities, claims, damages and expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission and (iii) against any and all costs and expenses (including reasonable fees, charges and disbursements of counsel) as may be reasonably incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (i) or (ii) above; except insofar as any such statements are made in reliance upon information furnished to the Partnership in writing by such seller or any Seller Affiliate expressly for use therein. The reimbursements required by this Section 2.7(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

(b)            In connection with any Registration Statement in which a Holder that is a seller of Registrable Securities is participating, each such Holder will furnish to the Partnership such information and affidavits as the Partnership reasonably requests for use in connection with any such Registration Statement or Prospectus or any Written Testing-the-Waters Communication and, to the fullest extent permitted by law, each such seller will indemnify the Partnership and its directors and officers and each Person who controls the Partnership (within the meaning of the Securities Act or the Exchange Act) against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.7(c)) resulting from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished by such seller or any of its Seller Affiliates in writing specifically for inclusion in the Registration Statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to the amount of Registrable Securities sold by them, and, provided, further, that such liability will be limited to the net amount received by such seller from the applicable sale of Registrable Securities.

Exhibit C - 20

(c)            Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (ii) unless, in such indemnified party’s reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (x) such settlement or compromise contains a full and unconditional release of the indemnified party or (y) the indemnified party otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified (which, in the event the indemnified parties are Holders, shall be chosen by a majority of the Holders so indemnified on the basis of the number of Registrable Securities related to or otherwise involved in such claim) by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

(d)            Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.7(a) or Section 2.7(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.7(c), defending any such action or claim. Notwithstanding the provisions of this Section 2.7(d), no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any Registration Statement or Prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 2.7(d) to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

Exhibit C - 21

If indemnification is available under this Section 2.7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.7(a) and Section 2.7(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.7(d) subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.7(b).

(e)            No indemnifying party shall be liable for any settlement effected without its written consent (which consent may not be unreasonably delayed or withheld). Each indemnifying party agrees that it will not, without the indemnified party’s prior written consent, consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding in respect to which indemnification or contribution may be sought hereunder unless the foregoing contains and unconditional release, in form and substance reasonably satisfactory to the indemnified parties, of the indemnified parties from all liability and obligation arising therefrom.

(f)            The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

2.8            Transfer of Registration Rights The registration rights of a Holder under this Agreement with respect to any Registrable Securities may be transferred or assigned to any purchaser or transferee of Registrable Securities; provided, however, that (i) such Holder shall give the Partnership written notice prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to the Partnership, to be bound as a Holder by the provisions of this Agreement; and (iii) immediately following such transfer, the further disposition of such securities by such transferee shall be restricted to the extent set forth under applicable law.

Exhibit C - 22

2.9            Current Public Information With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder to sell securities of the Partnership to the public without registration, the Partnership covenants that it will (a) for as long as the Common Units are registered pursuant to Section 12(b), Section 12(g) or Section 15(d) of the Exchange Act, use its reasonable best efforts to file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder, (b) if it is not required to file such reports, make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (c) take such further action as any holder or holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time, or (ii) any other rules or regulations now existing or hereafter adopted by the SEC.

2.10            Partnership Obligations Regarding Transfers; Requirements as to Legend Removal In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder to sell securities of the Partnership to the public without registration, the Partnership shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Partnership, by (a) issuing such directions to any transfer agent, registrar or depositary, as applicable, (b) delivering such opinions to the transfer agent, registrar or depositary as are customary for a transaction of this type and are reasonably requested by the same and (c) taking or causing to be taken such other actions as are reasonably necessary (in each case, on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions (other than as may apply pursuant to Section 2.3) with respect to such Registrable Securities; provided, however, that such Holder shall deliver to the Partnership, in form and substance reasonably satisfactory to the Partnership, representation letters regarding such Holder’s compliance with Rule 144 or Rule 144A, as may be applicable. Additionally, six months after the date of this Agreement the Partnership shall take all actions reasonably necessary, upon receipt of any representation letters or documentation from the Holders as reasonably requested by the Partnership, to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by any such Holder that is not an affiliate of the Partnership to be removed and to rescind any transfer restrictions.

2.11            No Conflict of Rights The Partnership represents and warrants that except for the 2019 Registration Rights Agreement, 2022 Registration Rights Agreement, 2023 Registration Rights Agreement and the Pre-IPO Registration Rights Agreement, it has not granted, and is not subject to, any registration rights that are superior to, inconsistent with or that in any way violate or subordinate the rights granted to the Holders hereby. The Partnership shall not, prior to the termination of this Agreement, (a) grant any registration rights that are superior to, inconsistent with or that in any way violate or subordinate the rights granted to the Holders hereby, including any registration or other right that is directly or indirectly intended to violate or subordinate the rights granted to the Holders hereby or (b) issue any Partnership Securities to any Pre-IPO Holder unless such Pre-IPO Holder has irrevocably waived all rights under the Pre-IPO Registration Rights Agreement with respect to such Partnership Securities.

Exhibit C - 23

2.12            Free Writing Prospectuses The Partnership shall not permit any officer, director, underwriter, broker or any other person acting on behalf of the Partnership to use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with any Registration Statement covering Registrable Securities, without the prior written consent of each participating Holder and any underwriter. No Holder shall, or permit any officer, manager, underwriter, broker or any other person acting on behalf of such Holder to, use any free-writing prospectus in connection with any Registration Statement covering Registrable Securities, without the prior written consent of the Partnership.

2.13            Section 2(a)(11) Underwriter The Partnership will not name a Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act in any Shelf Registration Statement without such Holder’s consent. If the staff of the SEC requires the Partnership to name any Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act, and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on such Shelf Registration Statement, such Holder shall no longer be entitled to receive Liquidated Damages under this Agreement with respect to such Holder’s Registrable Securities and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence (including receipt of comfort letters and opinions of counsel) with respect to the Partnership at the time such Holder’s consent is sought.

Article III
TERMINATION

3.1            Termination The provisions of this Agreement shall terminate and be of no further force and effect upon the date when there shall no longer be any Registrable Securities outstanding.

Article IV
MISCELLANEOUS

4.1            Notices Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by hand, by facsimile transmission or electronic mail transmission, or by certified or registered mail, postage prepaid and return receipt requested. Notices shall be deemed to have been given upon delivery, if delivered by hand, three days after mailing, if mailed, and upon receipt of an appropriate electronic confirmation, if delivered by facsimile or electronic mail transmission. Notices shall be delivered to the parties at the addresses set forth below:

Exhibit C - 24

If to the Partnership:

Kimbell Royalty Partners, LP
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
Email: [***]
Attention: R. Davis Ravnaas

With copies to (which shall not constitute notice):

White & Case LLP
609 Main Street
Houston, TX 77002
Email: [***]

             [***]

Attention: Jason A. Rocha and Laura Katherine Mann

If to Apollo:

c/o Apollo Capital Management, L.P.

9 West 57th Street, 37th Floor

New York, New York 10019

Email: [***]

Attention: Daniel Vogel

With copies to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street #4700
Houston, TX 77002
Name: Adam Larson

Julian Seiguer

Email: [***]

[***]

Attention: Adam Larson and Julian Seiguer

4.2      Choice of Law; Exclusive Jurisdiction; Waiver of Jury Trial This Agreement shall be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without regard to principles of conflicts of law that would require the application of the laws of another jurisdiction.

(b)            All actions and proceedings for the enforcement of or based on, arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in Harris County, Texas, and each of the parties hereto hereby (i) irrevocably submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding, (ii) irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding, (iii) agrees that it shall not bring any such action in any court other than the above-specified courts and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which the Partnership or Holder, as the case may be, is to receive notice in accordance with Section 4.1. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Exhibit C - 25

(c)            Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

4.3            No Third-Party Beneficiaries This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, the parties hereto hereby acknowledge that the Persons set forth in Section 2.7 are express third-party beneficiaries of the obligations of the parties hereto set forth in Section 2.7.

4.4            Successors and Assigns Except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Partnership, each Holder and their respective successors and assigns. The Partnership shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Partnership shall not be the surviving entity unless the surviving entity shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Partnership under this Agreement, and for that purpose references hereunder to “Registrable Securities” shall be deemed to include the common equity interests or other securities, if any, which the Holders would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation or reorganization, provided that, to the extent the Holders receive securities that are by their terms convertible into common equity interests of the issuer thereof, then any such common equity interests as are issued or issuable upon conversion of said convertible securities shall be included within the definition of “Registrable Securities.”

4.5            Counterparts This Agreement may be executed by the parties in separate counterparts (including by means of executed counterparts delivered via facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.6            Severability In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

4.7      No Waivers; Amendments No failure or delay on the part of the Partnership or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Partnership or any Holder at law or in equity or otherwise.

Exhibit C - 26

(b)            Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Partnership and the Required Holders.

4.8            Entire Agreement This Agreement and the other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement between the Holders and the Partnership with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

4.9      Remedies; Specific Performance Each Holder shall have all rights and remedies reserved for such Holder pursuant to this Agreement and all rights and remedies which such Holder has been granted at any time under any other agreement or contract and all of the rights which such Holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

(b)            The parties hereto recognize and agree that money damages may be insufficient to compensate the Holders of any Registrable Securities for breaches by the Partnership of the terms hereof and, consequently, that the equitable remedies of injunctive relief and of specific performance of the terms hereof will be available in the event of any such breach, without the necessity of posting bonds or other security. If any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

4.10            Negotiated Agreement This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to the construction or interpretation hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Exhibit C - 27

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC, its general partner

By:
Name:	R. Davis Ravnaas
Title:	President and Chief Financial Officer

Address:

Kimbell Royalty Partners, LP
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
Email: [***]
Attention: R. Davis Ravnaas

With a copy to:

White & Case LLP
609 Main Street
Houston, TX 77002
Email: [***]
Attention: Jason A. Rocha

[APOLLO]

By:
Name:	[●]
Title:	[●]

Address:

c/o Apollo Capital Management, L.P.
9 West 57th Street, 37th Floor
New York, New York 10019
Email: [***]
Attention: Daniel Vogel

With a copy to:

[●]

[●]

[●]

[Signature Page to Registration Rights Agreement]

Email:	[●]

[●]

Attention: [●]

and

Kirkland & Ellis LLP
609 Main Street #4700
Houston, TX 77002
Name:	Adam Larson
Julian Seiguer
Email:	[***]
[***]
Attention: Adam Larson and Julian Seiguer

[Signature Page to Registration Rights Agreement]

EXHIBIT E

Form of VCOC Letter

See attached.

Exhibit E

Exhibit E

VCOC Management Rights Letter

KIMBELL ROYALTY PARTNERS, LP

777 Taylor St., Suite 810

Fort Worth, Texas 76102

[●], 2023

[_______________]
9 West 57th Street, 37th Floor
New York, New York 10019

Dear Sir/Madam:

Reference is made to the Fourth Amended and Restated Agreement of Limited Partnership of Kimbell Royalty Partners, LP (the “Partnership”), dated as of May 18, 2022, as amended on [●], 2023 (the “Partnership Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Partnership Agreement.

The Partnership hereby agrees that for so long as [_______________]1 (the “VCOC Investor”), directly or through one or more subsidiaries, continues to hold Partnership Interests, without limitation or prejudice of any the rights provided to the VCOC Investor under the Partnership Agreement, the Partnership shall:

•	provide the VCOC Investor or its designated representative with:

(i)	the right to visit and inspect any of the offices and properties of the Partnership and its subsidiaries and inspect and copy the books and records of the Partnership and its subsidiaries, all upon reasonable notice and at such reasonable times during normal business hours as the VCOC Investor shall reasonably request; and

(ii)	to the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Partnership’s public disclosure thereof through applicable securities law filings or otherwise) and if requested, copies of all materials provided to the Partnership’s Board of Directors and copies of all materials provided to the board of directors of the Partnership’s subsidiaries;

•	make appropriate officers and directors of the Partnership, and its subsidiaries, available periodically and at such times during normal business hours as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Partnership and its subsidiaries, including, without limitation, significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation; and

1 Apollo VCOC professionals will provide names of relevant VCOC fund or funds which will require VCOC letters prior to Closing.

Exhibit E - 1

Exhibit E

•	provide the VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine in good faith consultation with the Partnership’s counsel, and the VCOC Investor and the Partnership may agree (as described below), to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Partnership as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101 (the “Plan Asset Regulation”). Notwithstanding any provision herein, in no event shall the Partnership be required to provide copies of, or access to, any materials or information if the Partnership determines, upon advice of counsel, that doing so could create a conflict of interest, have an adverse effect on the attorney-client privilege, result in a breach of confidentiality obligations to third parties or otherwise have a detrimental effect on the Partnership or any of its affiliates.

The Partnership agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Partnership.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to (i) hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants; provided that such VCOC Investor shall be responsible for assuring such legal counsel’s or accountants’ compliance with the terms hereof) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure and (ii) comply with the restrictions of any trading blackout periods instituted by the Partnership with respect to its officers and directors that, in the reasonable judgement of the Partnership, relate to any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement.

In the event the VCOC Investor transfers all or any portion of its investment in the Partnership to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the opportunity to enter into an agreement with the Partnership providing such affiliated entity, while it is an affiliated entity, the same rights and subject to the same obligations with respect to the Partnership afforded to and required of the VCOC Investor hereunder if and to the extent necessary for such affiliated entity to qualify its investment in the Partnership as a “venture capital investment” for purposes of the Plan Asset Regulation.

Exhibit E - 2

Exhibit E

In the event the VCOC Investor reasonably determines that the above-mentioned rights do not satisfy the requirement of the management rights for the purpose of qualifying the VCOC Investor’s ownership of an interest in the Partnership as a venture capital investment for the purposes of the Plan Asset Regulation, the Partnership and the VCOC Investor shall reasonably cooperate in good faith to agree upon mutually satisfactory consultation rights that satisfy such regulation. The VCOC Investor acknowledges and agrees that it has made (and shall make) its own determination as to the satisfaction of requirements related to the Plan Asset Regulations and that it is not (and will not be) relying on the Partnership or any of its affiliates in making such determination.

The VCOC Investor’s rights under this letter agreement will expire upon such time as the VCOC Investor ceases to hold directly or indirectly any Outstanding Series A Preferred Units or Series A Conversion Units.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature pages follow]

Exhibit E - 3

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC
its general partner

By:
Name:
Title:

[Signature page to VCOC Management Rights Letter]

Agreed and acknowledged as of the date first above written:

[_______________]

By:
Name:
Title:

[Signature page to VCOC Management Rights Letter]

EXHIBIT F

Form of Board Rights Agreement

See attached.

Exhibit F

Exhibit F

BOARD REPRESENTATION AND OBSERVATION AGREEMENT

[●], 2023

This Board Representation and Observation Agreement (this “Agreement”) dated as of [●], 2023, by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), Kimbell Royalty GP, LLC, a Delaware limited liability company (the “General Partner”), Kimbell GP Holdings, LLC a Delaware limited liability company (“Kimbell Holdings” and, together with the Partnership and the General Partner, the “Kimbell Entities”), and Apollo Accord+ Aggregator A, L.P., Apollo Accord V Aggregator A, L.P., Apollo Defined Return Aggregator A, L.P., Apollo Calliope Fund, L.P., Apollo Excelsior, L.P., Apollo Credit Strategies Master Fund Ltd., Apollo Atlas Master Fund, LLC, Apollo Union Street SPV, L.P., Host Plus PTY Limited - Accord, Apollo Delphi Fund, L.P., Apollo Royalties Partners I, L.P., AHVF (AIV), L.P., AHVF Intermediate Holdings, L.P., AHVF TE/892/QFPF (AIV), L.P. and ACMP Holdings, LLC (such entities listed after the Kimbell Entities, each, a “Purchaser” and collectively, the “Purchasers”). The Kimbell Entities and the Purchasers are herein referred to as the “Parties” or, individually, as a “Party.” Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 18, 2022, as amended by that certain Amendment No. 1, dated as of the date hereof (as further amended, supplemented and restated from time to time, the “Partnership Agreement”).

RECITALS:

A.            Pursuant to, and subject to the terms and conditions of, the Series A Preferred Unit Purchase Agreement, dated as of August 2, 2023, by and among the Partnership and the Purchasers (the “Purchase Agreement”), the Partnership has agreed to issue and sell Series A Cumulative Convertible Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”) to the Purchasers;

B.            As part of the inducement for the Purchasers and Partnership to enter into the transactions contemplated by the Purchase Agreement, the Purchasers are required to deliver a copy of this Agreement, duly executed by the Purchasers, contemporaneously with the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), and the Partnership is required to deliver a copy of this Agreement, duly executed by the Kimbell Entities, contemporaneously with the Closing; and

C.            Each Kimbell Entity has determined it to be in its own best interest, and the best interests of the Partnership, to enter into this Agreement to provide for the appointment by the holder(s) of Preferred Units of observers and directors to the Board of Directors of the General Partner (the “Board”), subject to the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties hereto agree as follows.

1.	Board Observation Rights.

(a)            Beginning on the fifth anniversary of the date on which the Closing occurs (the “Closing Date”), and for so long as any Preferred Units remain Outstanding (the “Observation Period”), the Kimbell Entities hereby grant the holder(s) of the Outstanding Preferred Units the option and right to appoint (the “Observer Appointment Right”) a representative to attend all meetings of the Board (both regular and special) and any committee thereof (other than the Conflicts Committee), and, except as set forth herein, receive all deliverables provided to the Board and any committee thereof (such representative, the “Board Observer”). The Board Observer shall not constitute a member of the Board and shall not be entitled to vote on, or consent to, any matters presented to the Board.

(b)            To exercise the Observer Appointment Right, the Preferred Unitholder Representative (defined below) shall deliver written notice to the General Partner affirmatively appointing a representative to be the Board Observer. Upon delivery by the Preferred Unitholder Representative, and until the earliest of (i) the resignation or death of such individual serving as the Board Observer, (ii) the removal of such individual serving as the Board Observer by the Preferred Unitholders, as evidenced by a written notice delivered by the Preferred Unitholder Representative to the General Partner or (iii) the end of the Observation Period, such representative shall be the Board Observer. The Purchasers agree to use commercially reasonable efforts to appoint and maintain Mr. Daniel Vogel as the Board Observer so long as he is employed by any of the Purchasers or their respective Affiliates in a capacity substantially similar to his position as of the date of this Agreement; provided that (i) the foregoing shall not apply at any time that Mr. Vogel is a Preferred Director and (ii) the Preferred Unitholder Representative may, from time to time, appoint a temporary representative to attend any Board or Committee meeting in place of Mr. Vogel as a Board Observer if he is not reasonably able to attend any such meeting. Subject to the preceding sentence, the holder(s) of Outstanding Preferred Units may remove or change the individual serving as the Board Observer for any reason, with or without cause. If for any reason, the individual serving as the Board Representative is removed or otherwise ceases to serve as the Board Representative, the holder(s) of the Outstanding Preferred Units may, by written notice from the Preferred Unitholder Representative in accordance with this Section 1(b), appoint a new Board Observer during the Observation Period.

(c)            The General Partner shall (i) provide the Board Observer written notice of each meeting of the Board (both regular and special) and each meeting of any committee thereof (other than the Conflicts Committee), at the same time and in the same manner as notice is given to the members of the Board or members of the applicable committee, (ii) provide the Board Observer with copies of all written materials and other information (including, without limitation, copies of minutes of meetings or written consents of the full Board) given to the members of the Board or members of the applicable committee thereof (other than the Conflicts Committee) in connection with such meetings, or in connection with actions taken by written consent, in each case, at the same time such materials and information are furnished to such members of the Board or committee thereof, as applicable, whether or not the Board Observer is attending such meeting, and (iii) provide the Board Observer with all rights to attend (whether in person or by telephone or other means of electronic communication as provided to each other member of the Board or committee thereof (other than the Conflicts Committee), as applicable) such meetings of the Board and any committee thereof. Notwithstanding any rights to be granted or provided to the Board Observer hereunder, the Kimbell Entities reserve the right to exclude the Board Observer from access to any material or meeting or portion thereof if the Board reasonably determines, in good faith after consultation with outside counsel, that such access would (i) prevent the members of the Board from engaging in attorney-client privileged communication or (ii) result in a conflict of interest with the Partnership (other than a conflict of interest with respect to the Purchasers’ or any other holder of Preferred Unit’s ownership interest in the Partnership or rights under the Partnership Agreement or this Agreement); provided, that such exclusion shall be limited to the portion of the material or meeting that is the basis for such exclusion and shall not extend to any portion of the material or meeting that does not involve or pertain to such exclusion.

Exhibit F - 2

(d)            The Board Observer shall agree to maintain the confidentiality of all non-public information and proceedings of the Board and any committee of the Board and to enter into, comply with, and be bound by, in all respects, the terms and conditions of a confidentiality agreement, substantially in the form attached hereto as Annex A (the “Confidentiality Agreement”). The Purchasers shall be responsible for any breach by the Board Observer of the Confidentiality Agreement and for the breach by any Permitted Recipient (as defined in the Confidentiality Agreement) of their confidentiality obligations.

2.	Board Appointment Rights.

(a)            At any point in time at which an Event of Default (as defined below) is occurring and for so long as it continues, or otherwise beginning on the sixth anniversary of the Closing Date for so long as any of the Preferred Units remain Outstanding (the “Initial Designation Period”), the Kimbell Entities hereby grant the holder(s) of the Outstanding Preferred Units the option and right to appoint (the “Initial Director Appointment Right”) one director to the Board (such person, the “Initial Director”), subject to Section 2(d). Beginning on the seventh anniversary of the Closing Date and for so long as any of the Preferred Units remain Outstanding (together with the Initial Designation Period, the “Designation Periods”) the Kimbell Entities hereby grant the holder(s) of all Outstanding Preferred Units, the option and right to appoint (the “Additional Director Appointment Right” and together with the Initial Director Appointment Right, the “Director Appointment Rights” and each individually, a “Director Appointment Right”) two additional directors to the Board (i.e., three directors to the Board in total) (such persons, the “Additional Directors” and together with the Initial Director, the “Preferred Directors” and each individually, a “Preferred Director”), subject to Section 2(d).

(b)            For purposes of this Agreement, an “Event of Default” shall occur at any time, and from time to time, when the Partnership (i) fails to pay in full, in cash and when due, any Series A Quarterly Distribution that is required to be paid after the Initial Accrual Period, or (ii) materially breaches any of its covenants in the Partnership Agreement, subject to the cure period set forth therein, and the Distribution Rate is increased to 20% pursuant to the Partnership Agreement, and shall continue until any accrued and unpaid distributions are paid in full and such breach is no longer ongoing.

(c)            To exercise a Director Appointment Right, the Preferred Unitholder Representative shall deliver written notice (a “Designation Notice”) to the General Partner affirmatively appointing one or more, as applicable in accordance with such Director Appointment Right, Preferred Directors. Subject to Section 2(d), upon delivery by the Preferred Unitholder Representative of a Designation Notice, and until the earliest of (i) the resignation or death of any such individual serving as a Preferred Director, (ii) the removal of any such individual serving as the Preferred Directors by the Preferred Unitholders, as evidenced by a written notice delivered by the Preferred Unitholder Representative to the General Partner or (iii) the end of the applicable Designation Period, such representative shall be a Preferred Director. The Purchasers agree to use commercially reasonable efforts to appoint and maintain Mr. Vogel as the Initial Director so long as he is employed by any of the Purchasers or their respective Affiliates in a capacity substantially similar to his position as of the date of this Agreement; provided that the Preferred Unitholder Representative may, from time to time, appoint a temporary representative to attend any Board or Committee meeting in place of Mr. Vogel as the Initial Director if he is not reasonably able to attend any such meeting. Subject to the preceding sentence, the holder(s) of Outstanding Preferred Units may remove or change any individual serving as a Preferred Director for any reason, with or without cause. If for any reason, an individual serving as a Preferred Director is removed or otherwise ceases to serve as a Preferred Director, the holder(s) of the Outstanding Preferred Units may, by written notice from the Preferred Unitholder Representative in accordance with this Section 2(c), appoint a new Preferred Director, or Preferred Directors, as applicable, during the relevant Designation Period.

Exhibit F - 3

(d)            If, upon the General Partner’s receipt of a Designation Notice, the General Partner determines in its reasonable judgment that any such individual nominated to be a Preferred Director (i) is prohibited from serving as a director on the Board pursuant to any rule or regulation of the Commission or any national securities exchange on which the Partnership’s Common Units are then listed or admitted to trading or (ii) is an employee or director of any Competitor (as defined below), the General Partner may reject the appointment of such individual as a Preferred Director and shall promptly deliver to the Preferred Unitholder Representative a written statement describing the circumstances pursuant to which such individual is prohibited from serving as a director on the Board (a “Qualification Statement”). If a Qualification Statement in respect of an individual nominated to be a Preferred Director is not delivered to the Preferred Unitholder Representative by the General Partner within five Business Days after the date the applicable Designation Notice is delivered to the General Partner, then the Kimbell Entities shall take all actions necessary or advisable to cause such nominated individual to be added to the Board as a Preferred Director. For the avoidance of doubt, upon exercising the Initial Director Appointment Right, the size of the Board will be increased by one person and upon exercising the Additional Director Appointment Right for both additional Preferred Directors, the size of the Board will be increased by two additional persons, and in total, there will be three Preferred Directors. For purposes of this Agreement, the term “Competitor” shall mean any person or entity that owns and acquires mineral and royalty interests as its primary business or otherwise engages in a similar business as the Partnership, but does not include (i) private equity funds or similar investment funds such as Apollo Capital Management, L.P. and its Affiliates, or (ii) any person or entity who engages in the upstream oil and gas exploration and production business as its primary business.

(e)            While serving on the Board, each Preferred Director shall be entitled to the same number of votes on any matter as each other member of the Board and shall be entitled to vote on all matters, including any matter on which independent members of the Board are entitled to vote (unless prohibited by the rules and regulations of the Commission or any national securities exchange on which the Partnership’s Common Units are listed or admitted to trading and except for matters submitted to the Conflicts Committee). Notwithstanding any rights to be granted or provided to a Preferred Director hereunder or in the Partnership Agreement or the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated February 8, 2017, as amended from time to time (the “GP LLC Agreement”), the General Partner may exclude any Preferred Director from access to any Board or committee meeting, materials or information (including materials with respect to any written consent), or any portion thereof, if the Conflicts Committee (as defined in the GP LLC Agreement) determines, in good faith, that including such Preferred Director in such meeting or distribution of materials and other information would reasonably be expected to result in a conflict of interest with the Partnership (other than a conflict of interest with respect to any Purchaser’s or any other holder of Preferred Unit’s ownership interest in the Partnership or rights under the Partnership Agreement or this Agreement); provided, that such exclusion shall be limited to the portion of the Board or committee meeting, material or information that is the basis for such exclusion and shall not extend to any portion of the Board or committee meeting, material or information that does not involve or pertain to such exclusion. Subject to the preceding sentence, for the avoidance of doubt, the Preferred Directors will receive the same information provided to other members of the Board, at the same time as such information is provided to other similarly situated members of the Board and including monthly information packages, as well as being provided with reasonable access to management and shall be entitled to all other rights and benefits provided to the other similarly situated members of the Board pursuant to the GP LLC Agreement and the General Partner’s policies applicable to other directors on the Board.

Exhibit F - 4

3.            Preferred Unitholder Representative. The holders of the Outstanding Preferred Units, acting with the affirmative vote of the holders of Outstanding Preferred Units holding the Series A Required Voting Percentage, shall appoint a Person to serve as a representative for purposes of delivering and receiving notices under this Agreement (such Person, the “Preferred Unitholder Representative”). The initial Preferred Unitholder Representative, effective as of the date of this Agreement, shall be [_____________]. Upon written notice to the Partnership, the holders of the Outstanding Preferred Units may change the Preferred Unitholder Representative.

4.            Limitation of Liability; Indemnification; Business Opportunities.

(a)            The Board Observer shall have (i) no fiduciary duty to any Kimbell Entity or any owner thereof (including any limited partner, general partner or member) (collectively, the “Kimbell Owners”) and (ii) no obligations to any Kimbell Entity or Kimbell Owner under this Agreement.

(b)            At all times while the Preferred Directors are serving as members of the Board, and following any such Preferred Director’s death, resignation, removal or other cessation as a director in such former Preferred Director’s capacity as a former director, the Preferred Directors shall be entitled to (i) the same modifications, restrictions and waivers of traditional fiduciary duties, (ii) the same safe harbors for resolving conflicts of interest transactions and (iii) all rights to indemnification and exculpation, in each case, as are made available to any other member of the Board as at the date hereof, together with any and all incremental rights added to any of (i), (ii) or (iii) above as are subsequently made available to any other members of the Board in their capacity as Board members.

Exhibit F - 5

(c)            At all times while the Board Observer and/or Preferred Directors are appointed, the Board Observer and/or Preferred Directors, as applicable, and the Purchasers and their respective Affiliates may engage in, possess an interest in, or trade in the securities of, other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Kimbell Entities, and the Kimbell Entities, the Board and their respective Affiliates shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Kimbell Entities, shall not be deemed wrongful or improper. None of any of the Board Observer or Preferred Directors or the Purchasers or their respective Affiliates shall be obligated to present any investment opportunity to the Kimbell Entities even if such opportunity is of a character that the Kimbell Entities or any of their respective subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the Board Observer or Preferred Directors or the Purchasers or their respective Affiliates shall have the right to take for such person’s own account (individually or as a partner or fiduciary) or to recommend to others any such investment opportunity. Notwithstanding the foregoing, the Board Observer and Preferred Directors shall be subject to, and comply with, the requirement to maintain confidential information.

(d)            The Kimbell Entities shall use their best efforts to make any updates to director and officer insurance available to cover members of the Board that may be necessary to ensure the Preferred Directors are covered by such insurance.

(e)            For the avoidance of doubt, each Designated Director shall constitute an “Indemnitee” under each of the Partnership Agreement and the GP LLC Agreement.

5.	Miscellaneous.

(a)            Entire Agreement. This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein with respect to the rights and obligations of the Parties herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

(b)            Notices. All notices, demands, requests, consents, approvals or other communications (collectively, the “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, facsimile or electronic mail, addressed as set forth below, or to such other address as such Party shall have specified most recently by written Notice. Notice shall be deemed given one Business Day after mailed, if mailed with return receipt requested, one Business Day after sent if sent by a reputable courier service with overnight delivery, upon receipt if otherwise mailed, upon receipt of confirmation if sent with facsimile, or upon sending if sent via electronic mail; provided that if such electronic mail is sent on a non-Business Day or after 5:00 pm New York time on a Business Day, or if such receipt of confirmation (if sent with facsimile) is received on a non-Business Day or after 5:00 pm New York time on a Business Day, then delivery shall be deemed to have occurred on the next Business Day.

Exhibit F - 6

If to the Purchasers, to:

c/o Apollo Capital Management, L.P.
9 West 57th Street, 37th Floor
New York, New York 10019
Attention: Daniel Vogel
Email: [***]

If to the Partnership, to:

Kimbell Royalty Partners, LP
777 Taylor St., Suite 810
Fort Worth, Texas 76102
Attention: Davis Ravnaas
Email: [***]

If to the Partnership, to:

Kimbell Royalty GP, LLC
777 Taylor St., Suite 810
Fort Worth, Texas 76102
Attention: Davis Ravnaas
Email: [***]

and

If to Kimbell Holdings, to:

Kimbell GP Holdings, LLC
777 Taylor St., Suite 810
Fort Worth, Texas 76102
Attention: Davis Ravnaas
Email: [***]

(c)            Interpretation. Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” shall not be exclusive. Whenever any determination, consent or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Exhibit F - 7

(d)            Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(e)            Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Exhibit F - 8

(f)            No Waiver; Modifications in Writing.

(i)            Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(ii)            Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(g)            Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

(h)            Binding Effect; Assignment. The Board Observer Right and the Director Appointment Right may be assigned by a Purchaser in whole or in part to (i) its Affiliates and (ii) any subsequent holder of Preferred Units, provided that such transfer was not in violation of the Partnership Agreement or the Purchase Agreement.  Except as set forth in the preceding sentence, neither this Agreement, nor the rights and obligations of the Parties under this Agreement may be transferred or assigned, directly or indirectly whether by contract, merger, operation of law or otherwise, without the prior written consent of the other Parties. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns to the extent assigned in accordance with the terms of this Section 5(h).  Any attempt to assign this Agreement or to assign or delegate any rights and obligations under this Agreement other than in accordance with the terms of this Section 5(h) shall be null and void and of no effect.

(i)            Third Party Beneficiary. The Kimbell Entities acknowledge and agree that the holders of the Outstanding Preferred Units are third-party beneficiaries to this Agreement and the rights and benefits created hereby, and have the right to enforce the obligations created herein.

(j)            Independent Counsel. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.

Exhibit F - 9

(k)            Specific Enforcement. Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(l)            Remedies. The remedies provided in this Agreement are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity, including the remedy of specific performance pursuant to Section 5(k).

(m)            Further Assurances. Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.

[Signature pages follow]

Exhibit F - 10

KIMBELL ENTITIES:

KIMBELL GP HOLDINGS, LLC

By:
Name:
Title:

KIMBELL ROYALTY GP, LLC

By:
Name:
Title:

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC
its general partner

By:
Name:
Title:

[Signature page to Board Representation and Observation Agreement]

PURCHASERS:

[●]

By:
Name:
Title:

[Signature page to Board Representation and Observation Agreement]

Annex A

FORM OF CONFIDENTIALITY AGREEMENT

[●], 20[●]

Kimbell Royalty GP, LLC

Kimbell Energy Partners LP

777 Taylor Street, Suite 810

Fort Worth, Texas 76102

Attn:_________________

Dear Ladies and Gentlemen:

Pursuant to Section 2(c) of that certain Board Representation and Observation Agreement, dated as of [●], 2023 (the “Board Representation and Observation Agreement”), by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), Kimbell Royalty GP, LLC, a Delaware limited liability company (the “General Partner”), Kimbell GP Holdings, LLC a Delaware limited liability company (“Kimbell Holdings” and, together with the Partnership and the General Partner, the “Kimbell Entities”), and Apollo Accord+ Aggregator A, L.P., Apollo Accord V Aggregator A, L.P., Apollo Defined Return Aggregator A, L.P., Apollo Calliope Fund, L.P., Apollo Excelsior, L.P., Apollo Credit Strategies Master Fund Ltd., Apollo Atlas Master Fund, LLC, Apollo Union Street SPV, L.P., Host Plus PTY Limited - Accord, Apollo Delphi Fund, L.P., Apollo Royalties Partners I, L.P., AHVF (AIV), L.P., AHVF Intermediate Holdings, L.P., AHVF TE/892/QFPF (AIV), L.P. and ACMP Holdings, LLC (such entities listed after the Kimbell Entities, each, a “Purchaser” and collectively, the “Purchasers”), the Purchasers have exercised their right to appoint the undersigned as an observer (the “Board Observer”) to the board of directors of the General Partner (the “Board”), although the individual serving as the Board Observer may be changed from time to time pursuant to the terms of the Board Representation and Observation Agreement and upon such other new individual’s signing a confidentiality agreement in substantially the form hereof. The Board Observer acknowledges that at the meetings of the Board and its committees and at other times, the Board Observer may be provided with and otherwise have access to non-public information concerning the Kimbell Entities and their Affiliates. Capitalized terms used but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Board Representation and Observation Agreement. In consideration for and as a condition to the Kimbell Entities furnishing access to such information, the Board Observer hereby agrees to the terms and conditions set forth in this letter agreement (the “Agreement”):

1.            As used in this Agreement, subject to Paragraph 3 below, “Confidential Information” means any and all non-public financial or other non-public information concerning the Kimbell Entities and their Affiliates that may hereafter be disclosed to the Board Observer by the Kimbell Entities, their Affiliates or by any of their directors, officers, employees, agents, consultants, advisors or other representatives (including financial advisors, accountants or legal counsel) (the “Representatives”) of the Kimbell Entities, including all notices, minutes, consents, materials, ideas or other information (to the extent constituting information concerning the Kimbell Entities and their Affiliates that is non-public financial or other non-public information) provided to the Board Observer.

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2.            Except to the extent permitted by this Paragraph 2 or by Paragraph 3 or Paragraph 4 below, the Board Observer shall keep such Confidential Information strictly confidential; provided, that the Board Observer may share Confidential Information with the Purchasers or the Purchasers’ respective Affiliates and such Affiliates’ directors, officers, employees, advisory committee members, investment committee members, limited partners, investors and legal counsel (the “Permitted Recipients”) (it being understood that the Persons to whom such disclosure is made shall be subject to the terms of that certain Confidentiality Agreement between the Partnership and Apollo Capital Management, L.P., dated July 24, 2023, to the extent such terms are applicable to such disclosure). The Board Observer may not record the proceedings of any meeting of the Board by means of an electronic recording device.

3.            The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than (a) as a result of a disclosure by the Board Observer in violation of this Agreement or (b) in violation of a confidentiality obligation to the Kimbell Entities by a Permitted Recipient, (ii) is or becomes available to the Board Observer or any of the Purchasers on a non-confidential basis from a source not known to have an obligation of confidentiality to the Kimbell Entities, (iii) was already known to the Board Observer or the Permitted Recipient at the time of disclosure, or (iv) is independently developed by the Board Observer or the Permitted Recipient without reference to any Confidential Information disclosed to the Board Observer.

4.            In the event that the Board Observer is required or compelled by statute, rule, regulation, arbitral or judicial process or otherwise requested by any governmental authority to disclose the Confidential Information, the Board Observer shall use commercially reasonable efforts, to the extent permitted and practicable, to provide the Kimbell Entities with prompt prior written notice of such requirement so that the Kimbell Entities may seek, at such entities sole expense and cost, an appropriate protective order. If in the absence of a protective order, the Board Observer is nonetheless legally required or compelled to disclose Confidential Information, the Board Observer may disclose only the portion of the Confidential Information or other information that it is so legally required or compelled or requested to disclose.

5.            All Confidential Information disclosed by the Kimbell Entities or their Representatives to the Board Observer is and will remain the property of the Kimbell Entities, so long as such information remains Confidential Information.

6.            It is understood and acknowledged that neither the Kimbell Entities nor any Representative makes any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof.

7.            It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by the Board Observer and that the Kimbell Entities shall be entitled to seek specific performance or any other appropriate form of equitable relief as a remedy for any such breach in addition to the remedies available to the Kimbell Entities at law.

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8.            This Agreement is personal to the Board Observer, is not assignable by the Board Observer and may be modified or waived only in writing. This Agreement is binding upon the parties hereto and their respective successors and assigns and inures to the benefit of the parties hereto and their respective successors and assigns.

9.            If any provision of this Agreement is not enforceable in whole or in part, the remaining provisions of this Agreement will not be affected thereby. No failure or delay in exercising any right, power or privilege hereunder operates as a waiver thereof, nor does any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.            THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. Each of the Parties agrees (i) that this Agreement involves at least $100,000.00, and (ii) that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. §2708. Each of the Parties hereby irrevocably and unconditionally agrees (1) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (2)(A) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal processes and notify the other Parties of the name and address of such agent, and (B) to the fullest extent permitted by law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (2)(A) or (B) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.

11.            This Agreement and all obligations herein will automatically expire two (2) years after the date the Board Observer ceases to act as Board Observer.

12.            This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission constitutes effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement. Signatures of the parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for any purpose whatsoever.

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Very truly yours,

[ ]

Agreed to and Accepted, effective as of the

day of            , 20     :

[NAME OF OBSERVER/ALTERNATE]

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